UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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[X]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Ma`terial Pursuant to Section 240.14a-12

QUALCOMM INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 17, 2013

Dear Fellow Stockholder:

You are cordially invited to attend Qualcomm’s Annual Meeting of Stockholders (Annual Meeting) on Tuesday, March 5, 2013. The meeting will begin promptly at 9:30 a.m. Pacific Time at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121. I invite you to arrive early at 8:30 a.m. to preview our product displays. We will begin the Annual Meeting with a discussion and vote on the matters set forth in the Notice of Annual Meeting of Stockholders, followed by presentations and a report on Qualcomm’s fiscal 2012 performance.

This year, we are again furnishing the proxy materials to stockholders primarily over the Internet. Therefore, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This method expedites the receipt of your proxy materials, lowers the costs of our Annual Meeting and helps to conserve natural resources.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.

Your vote is very important to us. I urge you to vote as we recommend.

I look forward to seeing you in San Diego at the Irwin M. Jacobs Qualcomm Hall on March 5, 2013.

Sincerely,

Paul E. Jacobs

Chairman and Chief Executive Officer

5775 Morehouse Drive

San Diego, California 92121-1714

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On March 5, 2013

To the Stockholders of QUALCOMM Incorporated:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (Annual Meeting) of QUALCOMM Incorporated (the Company), a Delaware corporation, will be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 5, 2013 at 9:30 a.m. Pacific Time for the following purposes:

1.	To elect 11 directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed.

2.	To approve the 2006 Long-Term Incentive Plan, as amended, which includes an increase in the share reserve by 90,000,000 shares.

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 29, 2013.

4.	To hold an advisory vote on executive compensation.

5.	To transact such other business as may properly come before stockholders at the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 7, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Donald J. Rosenberg

Executive Vice President,

General Counsel and Corporate Secretary

San Diego, California

January 17, 2013

How To Vote

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone.

If you are a stockholder with shares registered in your name, you may vote by one of the following three methods:

•	Vote via the Internet. Go to the web address http://www.proxyvote.com and follow the instructions for Internet voting shown on the proxy card mailed to you.

•	Vote by Telephone. Dial 1-800-690-6903 and follow the instructions for telephone voting shown on the proxy card mailed to you.

•	Vote by Proxy Card mailed to you. Complete, sign, date and mail the proxy card in the envelope provided. If you vote via the Internet or by telephone, please do not mail your proxy card.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD BY A BROKER, BANK OR OTHER STOCKHOLDER OF RECORD AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER. OTHERWISE, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING.

In this document, the words “Qualcomm,” “the Company,” “we,” “our,” “ours” and “us” refer only to QUALCOMM Incorporated and its consolidated subsidiaries and not any other person or entity.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 5, 2013

This proxy statement and our Annual Report on Form 10-K for fiscal 2012 are available at http://www.qualcomm.com

We are furnishing proxy materials to our stockholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission (SEC), instead of mailing printed copies of those materials to each stockholder. On January 17, 2013, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement. The Notice of Internet Availability of Proxy Materials also provides instructions on how to access your proxy card to vote via the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you would prefer to continue to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

2012 PROXY SUMMARY

This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Time and date:	9:30 a.m., March 5, 2013

Place:	Irwin M. Jacobs Qualcomm Hall 5775 Morehouse Drive San Diego, CA 92121

Record date:	January 7, 2013

How to vote:	You may vote either in person at the Annual Meeting or by telephone, the Internet or mail. See the “Notice of Annual Meeting of Stockholders” for more detail regarding how you may vote if you are a registered holder or a beneficial owner of shares held in “street name.”

Voting Matters

Proposals	Board Voting Recommendation	Page Reference (for more detail)
Election of directors	“FOR” EACH DIRECTOR NOMINEE	8
Approval of the 2006 Long-Term Incentive Plan, as amended, which includes an increase in the share reserve by 90,000,000 shares	“FOR”	13
Ratification of PricewaterhouseCoopers LLP as our independent public accountants for fiscal 2013	“FOR”	27
Advisory vote on executive compensation	“FOR”	29

Board Nominees

					Committee Memberships
Name	Age	Director Since	Occupation	Independent	AC	CC	GC	FC
Barbara T. Alexander	64	2006	Independent Consultant	X	X	X
Donald G. Cruickshank	70	2005	Chairman, Audioboo Ltd.	X	X			X
Raymond V. Dittamore	69	2002	Retired Audit Partner, Ernst &Young LLP	X	C
Susan Hockfield	61	2012	President Emerita and Professor of Neuroscience, Massachusetts Institute of Technology	X
Thomas W. Horton	51	2008	Chairman, Chief Executive Officer and President, AMR Corporation	X
Paul E. Jacobs	50	2005	Chairman of the Board and Chief Executive Officer
Sherry Lansing	68	2006	Founder and Chair, The Sherry Lansing Foundation	X			C
Duane A. Nelles	69	1988	Self-Employed, Personal Investment Business	X				C
Francisco Ros	62	2010	Founder and President, First International Partners, S.L.	X			X
Brent Scowcroft	87	1994	President, The Scowcroft Group	X			X
Marc I. Stern	68	1994	Vice Chairman, The TCW Group, Inc. and Chairman, Société Générale’s Global Investment Management and Services North America Unit	X		X

AC	Audit Committee
CC	Compensation Committee
GC	Governance Committee
FC	Finance Committee
C	Committee Chair (1)
*	Presiding Director (1)
(1)	Steven M. Bennett serves as Chair of the Compensation Committee and Presiding Director until he concludes his service as a director at the Annual Meeting. A new Chair of the Compensation Committee and Presiding Director will be appointed at the annual meeting of the Board of Directors immediately following the Annual Meeting.

Fiscal 2012 Business Performance and Executive Pay Highlights

•

In fiscal 2012, we delivered record revenues, earnings and Mobile Station Modem (MSM) integrated circuit shipments as we continued to drive smartphone growth and innovation, enable growth of 3G/4G technologies in emerging regions and create new mobile computing opportunities. We invested in and executed on these strategic priorities to further position our broad licensing program and industry-leading 3G/4G integrated circuit roadmap for the many opportunities ahead.

•

Amounts available for award under the fiscal 2012 annual cash incentive plan (performance-adjusted amounts) were at 117% of target (compared to 190% of target for fiscal 2011), driven by continued above-target Non-GAAP revenues and Non-GAAP operating income. The amounts awarded by the Compensation Committee to the named executive officers (NEOs) are summarized in the graph on page 43. The graph on page 44 shows the relationship between the Company’s financial performance and the CEO’s compensation.

•	The table below summarizes the key components of our NEOs’ compensation for fiscal 2012 and highlights the significant portion that is variable.

	Variable Compensation								Fixed Compensation		Total Direct Compensation (TDC)
			Grant Date Fair Values of Equity Awards (1)
	Annual Cash Incentive	+	Performance Stock Units	+	Restricted Stock Units	=	Total Variable Amount	+	Salary	=	Amount for Fiscal 2012	Variable Amount as a %
Name	($)		($)(2)		($)(3)		($)		($)		($)	of TDC
Paul E. Jacobs	3,400,000		8,099,999		6,899,986		18,399,985		1,189,246		19,589,231	94%
Steven M. Mollenkopf	1,300,000		3,779,974		3,219,986		8,299,960		805,582		9,105,542	91%
Derek K. Aberle	1,100,000		2,700,000		2,300,014		6,100,014		720,548		6,820,562	89%
William E. Keitel	1,000,000		2,700,000		2,300,014		6,000,014		731,934		6,731,948	89%
Donald J. Rosenberg	850,000		2,375,995		2,024,016		5,250,011		668,270		5,918,281	89%

(1)	The actual amounts that may be realized vary based on the Company’s stock price performance and relative Total Shareholder Return (TSR).
(2)	Excludes $2,700,000 and $2,160,013 in value from special promotion equity awards granted to Messrs. Mollenkopf and Aberle, respectively.
(3)	Excludes $2,300,014 and $1,840,000 in value from special promotion equity awards granted to Messrs. Mollenkopf and Aberle, respectively.

v

PROXY STATEMENT

QUALCOMM INCORPORATED

5775 Morehouse Drive

San Diego, California 92121-1714

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

March 5, 2013

GENERAL MATTERS

The accompanying proxy is solicited on behalf of the Board of Directors (Board) of QUALCOMM Incorporated, a Delaware corporation, for use at the Annual Meeting of Stockholders (Annual Meeting) to be held on Tuesday, March 5, 2013, at 9:30 a.m. Pacific Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121.

In this document, the words “Qualcomm,” “the Company,” “we,” “our,” “ours” and “us” refer only to QUALCOMM Incorporated and its consolidated subsidiaries and not any other person or entity.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on January 7, 2013 (Record Date) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, we had 1,716,764,257 shares of common stock outstanding and entitled to vote.

Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted in accordance with the recommendations of the Board.

All votes will be counted by an independent inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Broker Non-Votes

A broker non-vote occurs when a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Abstentions and broker non-votes have no effect on the determination of whether a nominee or the proposal has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include ratification of independent public accountants. Non-routine matters include the election of directors, actions on stock plans and the advisory vote on executive compensation.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with our Corporate Secretary at our principal executive offices, 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, we have retained Morrow & Company to act as a proxy solicitor in conjunction with the meeting. We have agreed to pay that firm $12,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in our proxy materials for our 2014 Annual Meeting of Stockholders is September 20, 2013. Stockholder nominations for director and other proposals that are not to be included in such materials must be received no earlier than November 6, 2013 and no later than the close of business on December 6, 2013. Any such stockholder proposals or nominations for director must be submitted to our Corporate Secretary in writing at 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714. Stockholders are also advised to review our Amended and Restated Bylaws, which contain additional requirements for submitting stockholder proposals and director nominations. See page 5 for further information.

Financial Information

Attached in Appendix 1 is certain financial information from our Annual Report on Form 10-K for fiscal 2012 that we filed with the Securities and Exchange Commission (SEC) on November 7, 2012. We have not undertaken any updates or revisions to such information since the date it was filed with the SEC. Accordingly, we encourage you to review Appendix  1 together with any subsequent information we have filed with the SEC and other publicly available information.

Corporate Directory

Attached in Appendix 2 is a listing of our executive officers and members of the Board of Directors.

CORPORATE GOVERNANCE

Code of Ethics

We have a code of ethics that applies to all of our employees, including employees of our subsidiaries, as well as to each member of the Board. The code of ethics is available on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page. Any amendments to, or waivers under, the code of ethics that are required to be disclosed by the SEC will be disclosed on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page. To date, there have not been any waivers by us under the code of ethics.

Board Leadership Structure

The Board believes that it should maintain flexibility in its ability to select and revise Qualcomm’s Board leadership structure from time to time. Our charter documents and policies do not prevent our Chief Executive Officer from also serving as our Chairman of the Board. Our Board evaluates its leadership structure and elects the Chairman and the Chief Executive Officer based on the criteria it deems appropriate and in the best interests of the Company and its stockholders, given the circumstances at the time of such election. While we have in the past had different persons serving as Chairman of the Board and Chief Executive Officer, the Board believes that it is currently in the best interests of the Company and its stockholders for Dr. Paul Jacobs to serve in both roles. In light of Dr. Jacobs’s knowledge of the Company and its industry, having him serve as Chairman and Chief Executive Officer provides strong unified leadership for the Company, enhances communication between management and the Board, helps the Board focus on matters that management believes are most important and allows him to lead more effectively in executing the Company’s business plan and strategic initiatives. Our Board believes that the role of Presiding Director, which pursuant to our Governance Principles and Practices must be an independent director, provides an appropriate balance in Qualcomm’s leadership. The Presiding Director helps ensure a strong, independent and active Board.

Under our Governance Principles and Practices, the Presiding Director is chosen by rotation among the chairs of the Audit, Compensation and Governance committees. An individual serves as the Presiding Director for a two-year period. Mr. Bennett acted as the Board’s Presiding Director during fiscal 2012. The chair of the Governance Committee is scheduled to assume this role in March 2013. The Presiding Director has the following roles and responsibilities:

•	presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors;

•	collaborating with the Chairman and Chief Executive Officer in developing agendas for Board meetings;

•	acting as the principal liaison between the non-management directors and the Chairman and Chief Executive Officer;

•	communicating with independent directors to ensure that matters of interest are included on agendas for Board meetings;

•

communicating with independent directors and management to affirm that appropriate briefing materials are being provided to directors sufficiently in advance of Board meetings to allow for proper preparation and participation in meetings; and

•	calling special meetings of the Board, with the concurrence of at least one additional director, as appropriate.

Board Meetings, Committees and Attendance

During fiscal 2012, the Board held six meetings. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s Presiding Director leads those sessions. The Board delegates various responsibilities and authority to different Board committees. We have four standing committees: the Audit, Compensation, Governance and Finance committees. Committees regularly report on their activities and actions to the full Board. Committee assignments are re-evaluated annually and approved by the Board at an annual meeting that follows the Annual Meeting of Stockholders in February or March of each year. Each committee acts according to a written charter approved by the Board. Copies of each charter can be found on our website at www.qualcomm.com as follows:

Name of Committee	Website Link
Audit Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=463
Compensation Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=462
Governance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=461
Finance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=464

The table below provides fiscal 2012 committee membership information for each of the Board Committees.

Committee
Name	Audit	Compensation	Governance	Finance (1)
Barbara T. Alexander	X	X
Stephen M. Bennett		C
Donald G. Cruickshank	X			X
Raymond V. Dittamore	C
Susan Hockfield
Thomas W. Horton
Paul E. Jacobs
Robert E. Kahn				X
Sherry Lansing			C
Duane A. Nelles				C
Francisco Ros			X
Brent Scowcroft			X
Marc I. Stern		X

(1)	Irwin Mark Jacobs served on the Finance Committee until his retirement from the Board on March 6, 2012.

C	Committee Chair

The Audit Committee. The Audit Committee meets at least quarterly with our management and independent public accountant to review the results of the annual integrated audit and quarterly reviews of our consolidated financial statements and to discuss our financial statements and earnings releases. The Audit Committee selects, engages, oversees and evaluates the qualifications, performance and independence of our independent public accountant, reviews the plans and results of internal audits, and reviews evaluations by management and the independent public accountant of the effectiveness of our internal control over financial reporting and disclosure controls and procedures, among other functions. The Audit Committee met 17 times during fiscal 2012. All of the members of the Audit Committee are audit committee financial experts as defined by the SEC and independent directors within the meaning of Rule 5605 of the NASDAQ Stock Market LLC (NASDAQ Rule 5605) and SEC Rule 10A-3(b)(1)(ii).

The Compensation Committee. The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and approves stock offerings under our employee stock purchase plans and long term incentive plan and otherwise determines compensation levels for the Chief Executive Officer, the named executive officers (as listed in the “Summary Compensation Table”), the other executive officers and the Board directors and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee met eight times during fiscal 2012. All of the members of the Compensation Committee are independent directors within the meaning of NASDAQ Rule 5605 and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Governance Committee. The Governance Committee reviews, approves and oversees various corporate governance related policies and procedures applicable to us, including emergency procedures (such as disaster recovery and security). The Committee also reviews and evaluates the effectiveness of our executive development and succession planning processes and provides active leadership and oversight with respect to these processes. In addition, the Governance Committee evaluates and recommends nominees for membership on the Board and its committees. The Governance Committee met eight times during fiscal 2012. All of the members of the Governance Committee are independent directors within the meaning of NASDAQ Rule 5605.

The Finance Committee. The Finance Committee reviews our financial position, cash management, dividend and stock repurchase programs, securities issuances, acquisitions and other major strategic investment decisions and provides oversight of our budgeting process. The Finance Committee met nine times during fiscal 2012.

During fiscal 2012, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the meetings of the committees on which he or she served and that were held during the period for which he or she was a Board or committee member, respectively.

Board’s Role in Risk Oversight

Qualcomm does not view risk in isolation, but considers risk as part of its regular consideration of business strategy and business decisions. Assessing and managing risk is the responsibility of Qualcomm’s management, which establishes and maintains risk management processes, including action plans and controls, to balance risk mitigation and opportunities to create stockholder value. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board oversees and reviews certain aspects of the Company’s risk management efforts, either directly or through its committees. Qualcomm approaches risk management by integrating its strategic planning, operational decision making and risk oversight and communicating risks and opportunities to the Board. The Board commits extensive time and effort every year to discussing and agreeing upon the Company’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management focus on the primary success factors and risks for the Company.

While the Board has primary responsibility for oversight of the Company’s risk management, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with public reporting requirements. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks arising from compensation policies and programs. The Governance Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to corporate governance, succession planning and emergency procedures (including disaster recovery and security). The Finance Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to major strategic investment decisions and other financial transactions, treasury functions and policies and budget processes. Each of the committee chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

We believe that our leadership structure supports the risk oversight function of the Board. With our Chief Executive Officer serving as Chairman of the Board, he is able to promote open communication between management and directors relating to risk. Additionally, each Board committee is chaired by an independent director and all directors are actively involved in the risk oversight function.

Director Nominations

Our Amended and Restated Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our Annual Meeting of Stockholders. The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Governance Committee. This policy is set forth in our Corporate Governance Principles and Practices, which is available on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page. Under this policy, the Governance Committee will review a reasonable number of candidates recommended by a single stockholder who has held over 1% of our common stock for over one year and who satisfies the notice, information and consent requirements set forth in our Amended and Restated Bylaws. To recommend a nominee for election to the Board, a stockholder must submit his or her recommendation to the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714. A stockholder’s recommendation must be received by us within the time limits set forth above under “Stockholder Proposals.” A stockholder’s recommendation must be accompanied by the information with respect to stockholder nominees as specified in the Amended and Restated Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the nomination is being made (including the number of shares beneficially owned, any hedging, derivative, short or other economic interests and any rights to vote any shares), and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners, if any, on whose behalf the nomination is being made. The proposing stockholder must also provide evidence of owning the requisite number of shares of our common stock for over one year. Candidates so recommended will be reviewed using the same process and standards for reviewing Governance Committee recommended candidates.

In evaluating director nominees, the Governance Committee considers the following factors:

•	the appropriate size of the Board;

•	our needs with respect to the particular talents and experience of our directors;

•

the knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with national and international business matters;

•	experience in political affairs;

•	experience with accounting rules and practices;

•	appreciation of the relationship of our business to the changing needs of society;

•	the nominee’s other commitments, including the other boards on which the nominee serves; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance Committee’s goal is to assemble a board of directors that brings to us a diversity of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC, and that a majority of the members of the Board meet the definition of “independent director” under NASDAQ Rule 5605. The Governance Committee also believes it is in the best interests of stockholders that a key member of our current management participates as a member of the Board. The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue their service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue to serve or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee based on the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. We have, in the past, engaged third parties to assist in identifying and evaluating potential nominees.

Majority Voting

In fiscal 2012, we amended our Bylaws to implement a majority voting standard for uncontested elections of directors. We made that change following stockholder approval, at our 2012 annual meeting, of an amendment to our Restated Certificate of Incorporation to eliminate the plurality voting standard for director elections. Under our Amended and Restated Bylaws, in an uncontested election, if any incumbent nominee for director receives a greater number of “withhold” votes (ignoring abstentions and broker non-votes) than votes cast “for” his or her election, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. In that event, the Governance Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other actions should be taken. In making its recommendation, the Governance Committee will consider all factors it deems relevant, including, without limitation, the stated reasons why stockholders withheld votes from such director, the length of service and qualifications of such director, the director’s past contributions to us and the availability of other qualified candidates for director. The Governance Committee’s evaluation shall be forwarded to the Board to permit the Board to act on it no later than 90 days following the date of the stockholder meeting. In reviewing the Governance Committee’s recommendation, the Board shall consider the factors evaluated by the Governance Committee and such additional information and factors as the Board believes to be relevant. If the Board determines that the director’s resignation is in the best interests of the Company and its stockholders, the Board shall promptly accept the resignation. We will publicly disclose the Board’s decision within four business days in a Current Report on Form 8-K, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for not accepting the director’s resignation. The director in question will not participate in the Governance Committee’s or the Board’s considerations of the appropriateness of his or her continued service, except to respond to requests for information.

Stock Ownership Guidelines

We adopted stock ownership guidelines for our directors and executive officers to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of the other stockholders. The guideline for executive officers is based on a multiple of the executive’s base salary, ranging from two to six times, with the size of the multiple based on the individual’s position with the Company. Only shares actually owned (as shares or as vested deferred stock units) count toward the requirement. Executives are required to achieve these stock ownership levels within five years of becoming an executive officer. Non-employee directors are required to hold a number of shares of our common stock with a value equal to five times the annual retainer for Board service paid to U.S. residents. Non-employee directors are required to achieve this ownership level within five years of joining the Board, or (in the case of non-employee directors serving on the Board on September 18, 2009) by September 18, 2014. Until September 18, 2014, non-employee directors who were serving on September 18, 2009 are required to hold a number of shares of the Company’s common stock with a value equal to three times the annual cash retainer for Board service paid to U.S. residents. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board. See the “Other Policies and Practices” section under “Compensation Discussion and Analysis” for additional information.

Communications with Directors

We have adopted a formal process for stockholder communications with the Board. This process is also set forth in our Corporate Governance Principles and Practices. Stockholders who wish to communicate to the Board should do so in writing to the following address:

[Name of Director(s) or Board of Directors]

Qualcomm Incorporated

Attn: General Counsel

5775 Morehouse Drive, N-510F

San Diego, California 92121-1714

Our General Counsel logs all such communications (and the disposition of such communications as set forth below) and forwards those not deemed frivolous, threatening or otherwise inappropriate to the Chair of the Governance Committee for distribution to the appropriate members of the Board and/or management.

Annual Meeting Attendance

Our Corporate Governance Principles and Practices sets forth a policy on director attendance at annual meetings. Directors are encouraged to attend absent unavoidable conflicts. All directors then in office attended our last annual meeting.

Director Independence

The Board has determined that, except for Dr. Paul Jacobs, all of the members of the Board are “independent directors” within the meaning of NASDAQ Rule 5605.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that directors are to be elected at the Annual Meeting of Stockholders to hold office until the next annual meeting and until their respective successors are elected and qualified. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board is present. Any director elected as a result of a vacancy shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

Our Restated Certificate of Incorporation provides that the number of directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. Mr. Bennett and Dr. Kahn will conclude their service as directors at the Annual Meeting. The Board, upon the recommendation of its Governance Committee, has decided to reduce the size of the Board to 11 members, effective as of the time the stockholders vote on the election of directors at the Annual Meeting. Therefore, 11 directors will stand for election at the Annual Meeting.

In an uncontested election, our Bylaws provide that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions and broker non-votes have no effect on the vote. In an uncontested election, if any nominee for director who is currently serving on the Board receives a greater number of “withhold” votes than votes “for” his or her election, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. The process that will be followed by the Board in that event is described above under the heading “Majority Voting.”

The candidates receiving a majority of votes with respect to the election of directors will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the 11 nominees named below. Each person nominated for election has agreed to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated.

Nominees for Election

BARBARA T. ALEXANDER, 64, Director since 2006

Ms. Alexander has been an independent consultant since February 2004. From October 1999 to January 2004, she was a senior advisor for UBS, and from January 1992 to September 1999, she was a managing director of Dillon Read & Co., Inc. Prior to joining Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is past Chairman of the Board of the Joint Center for Housing Studies at Harvard University and is currently a member of that board’s executive committee and an executive fellow of the Joint Center for Housing Studies at Harvard University. Ms. Alexander has been a director of Allied World Assurance Company Holdings, Ltd. since August 2009, KB Home since October 2010 and Choice Hotels since February 2012. Ms. Alexander previously served as a director of Centex Corporation from July 1999 to August 2009, Burlington Resources, Inc. from January 2004 to March 2006, Federal Home Loan Mortgage Corporation (Freddie Mac) from November 2004 to March 2010 and Harrah’s Entertainment, Inc. from February 2002 to April 2007. She holds B.S. and M.S. degrees in theoretical mathematics from the University of Arkansas, Fayetteville. We believe Ms. Alexander’s qualifications to serve on our Board include her significant financial and accounting experience. In addition, she has extensive experience serving on several other public company boards, including in most instances service as the chair or a member of the audit committee of those other boards. Her experience at Freddie Mac has added to her knowledge regarding risk management issues. She has been designated as an audit committee financial expert.

DONALD G. CRUICKSHANK, 70, Director since 2005

Sir Donald has been Chairman of Audioboo Ltd. since April 2010. He was Chairman of Clinovia Group Ltd. from January 2004 to February 2007 and Formscape Group Ltd. from April 2003 to December 2006 and was a member of the Financial Reporting Council, the body in the U.K. responsible for oversight of the Accountancy and Actuarial professions and for corporate governance standards from June 2001 to June 2007. Sir Donald has extensive experience in a number of areas, including European regulation and telecommunications. His career has included assignments at McKinsey & Co. Inc., Times Newspapers, Virgin Group plc., Wandsworth Health Authority and the National Health Service in Scotland. Sir Donald served as Chairman of the London Stock Exchange plc. from 2000 to 2003 and as Director General of the U.K.’s Office of Telecommunications (Oftel) from 1993 to 1998. From 1997 to 2000, he served as Chairman of Action 2000, the U.K.’s Millennium Bug campaign. In 1998, Chancellor Gordon Brown appointed him as Chairman of the Government’s Review of the U.K. banking sector, and from 1999 to 2004, he served as Chairman of SMG plc., one of Scotland’s leading broadcasters. Sir Donald holds an M.A. degree in law and an honorary L.L.D. degree from the University of Aberdeen and an M.B.A. degree from Manchester Business School, the University of Manchester. We believe Sir Donald’s qualifications to serve on our Board include his extensive management experience in a diverse range of companies, his many years of experience in working with governmental organizations, his extensive experience in European regulation and telecommunications policies and administration and his broad experience in international business matters. In addition, as a native of the United Kingdom, with significant pan-European experience, Sir Donald brings a non-U.S. centric perspective which is beneficial to our Board. He has been designated as an audit committee financial expert.

RAYMOND V. DITTAMORE, 69, Director since 2002

Mr. Dittamore retired in June 2001 as a partner of Ernst & Young LLP, an international public accounting firm, after 35 years of service. Mr. Dittamore has been a director of Life Technologies Corporation since July 2001. He previously served as a director of Gen-Probe Incorporated from August 2002 to September 2009 and Digirad Corporation from March 2004 to March 2008. Mr. Dittamore holds a B.S. degree in accounting from San Diego State University. We believe Mr. Dittamore’s qualifications to serve on our Board include his many years of financial and accounting experience, including his long service with an international accounting firm as an audit partner and as a member of that firm’s management. In addition, Mr. Dittamore has served and currently serves on other public company boards, where he has gained extensive audit committee experience as well as additional insight into the practices of other boards and their committees. He has also been designated as an audit committee financial expert.

SUSAN HOCKFIELD, Ph.D., 61, Director since 2012

Dr. Hockfield has been President Emerita of the Massachusetts Institute of Technology (MIT) since July 2012 and Professor of Neuroscience at MIT since 2004. She was President of MIT from December 2004 to July 2012. Dr. Hockfield joined the faculty of Yale University in 1985 and served as Provost from 2002 to 2004 and dean of the Graduate School of Arts and Sciences from 1998 to 2002. Dr. Hockfield was a member of the scientific staff of the Cold Spring Harbor Laboratory from 1980 to 1985 and a National Institutes of Health (NIH) postdoctoral fellow at the University of California at San Francisco in 1980. Dr. Hockfield has been a director of the General Electric Company since December 2006. She has been a trustee of the Carnegie Corporation of New York since September 2006. Dr. Hockfield holds honorary degrees from several U.S. and international universities and is a member of the American Academy of Arts and Sciences and a fellow of the American Association for the Advancement of Science. Dr. Hockfield holds a B.A. degree in biology from the University of Rochester and a Ph.D. degree in Anatomy from the Georgetown University School of Medicine. We believe Dr. Hockfield’s qualifications to serve on our Board include her significant management and leadership experience developed and demonstrated as President of MIT, a leading research university, and as Provost and a dean at Yale. Throughout our corporate history, we have valued and benefited from our interaction with academic institutions. Dr. Hockfield’s experience in education and her perspective as a scientist provides us with important insights as we develop and invest in new technologies and evaluate new ideas. In addition, her service on other public company boards brings valuable perspectives to our Board.

THOMAS W. HORTON, 51, Director since 2008

Mr. Horton has been Chairman and Chief Executive Officer of AMR Corporation (AMR) and American Airlines (American) since November 2011 and President of AMR and American since July 2010. He served as Executive Vice President and Chief Financial Officer of AMR and American from March 2006 to July 2010. He served as Vice Chairman and Chief Financial Officer of AT&T Corporation (AT&T) from January 2002 to February 2006. Prior to joining AT&T, Mr. Horton was Senior Vice President and Chief Financial Officer of AMR from January 2000 to 2002 and served in numerous management positions with AMR since 1985. In November 2011, AMR and American filed voluntary petitions for reorganization under Federal bankruptcy laws. He holds a B.B.A. degree in accounting from Baylor University and an M.B.A. degree from Southern Methodist University. We believe Mr. Horton’s qualifications to serve on our Board include his management, financial and accounting experience, including his current position as President of AMR Corporation and his prior service as Vice Chairman and Chief Financial Officer of AT&T Corporation and as Executive Vice President and Chief Financial Officer of AMR. In particular, Mr. Horton’s roles in operational and financial management at AMR bring valuable insights to our Board, as well as providing a useful resource to our senior management.

PAUL E. JACOBS, Ph.D., 50, Director since 2005

Dr. Jacobs has served as Chairman of the Board since March 2009, as a director since June 2005 and as Chief Executive Officer since July 2005. He served as Group President of our QWI segment from July 2001 to June 2005. In addition, he served as Executive Vice President from February 2000 to June 2005. Dr. Jacobs was a director of A123 Systems, Inc. from November 2002 to July 2012. Dr. Jacobs holds a B.S. degree in electrical engineering and computer science, an M.S. degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the University of California, Berkeley. We believe Dr. Jacobs’s qualifications to serve on our Board include his extensive business, operational and management experience in the wireless telecommunications industry, including his current position as our Chairman and Chief Executive Officer. His extensive knowledge of our business, products, strategic relationships and opportunities, as well as the rapidly evolving technologies and competitive environment, bring valuable insights and knowledge to our Board.

SHERRY LANSING, 68, Director since 2006

Ms. Lansing is the Founder and has been the Chair of the Sherry Lansing Foundation, a philanthropic organization focusing on cancer research, health and education since 2005. From 1992 to 2005, she was the Chair of the Motion Picture Group of Paramount Pictures where she oversaw the release of more than 200 films, including Academy Award® winners Forrest Gump, Braveheart and Titanic. From 1984 to 1990, she operated her own production company, Lansing Productions, and co-founded Jaffe/Lansing Productions. In 1980, she became the film industry’s first female to oversee all aspects of a studio’s motion picture production when she was appointed President of Production at 20th Century Fox. She holds additional trustee, chair and advisory positions with the Friends of Cancer Research, the American Association of Cancer Research, the Carter Center and Stop Cancer, a non-profit philanthropic group she founded in partnership with Dr. Armand Hammer. Ms. Lansing is also a regent of the University of California and serves as Chair of the University Health Services Committee. Ms. Lansing has been a director of Dole Food Company, Inc. since October 2009 and RealD Inc. since May 2010. She earned the 2004 Horatio Alger Humanitarian Award, the 2003 Woodrow Wilson Award for Corporate Citizenship, a 2003 honorary doctorate in fine arts from the American Film Institute, the 1989 Alfred P. Sloan, Jr. Memorial Award and the 1982 Distinguished Community Service Award from Brandeis University. She holds a B.S. degree in speech, with minors in English and mathematics, from Northwestern University. We believe that Ms. Lansing’s qualifications to serve on our Board include her management and operational experience in the entertainment and content production business. Given the convergence of content and delivery capability, as well as consumer driven technology and device capability, Ms. Lansing’s professional experience is of great value to the Board and Qualcomm. In addition, her past and current service on other public company boards brings valuable insights to our Board.

DUANE A. NELLES, 69, Director since 1988

Mr. Nelles has been in the personal investment business since 1987. Prior to that time, he was a partner in the international public accounting firm of Coopers & Lybrand LLP, which he joined in 1968. Mr. Nelles has been a director of American Assets Trust, Inc. since February 2011. He previously served as a director of WFS Financial Inc. from July 1995 to March 2006 and Westcorp Inc. from February 2003 to March 2006. He holds a B.A. degree in economics and mathematics from Albion College and an M.B.A. degree from the University of Michigan. We believe Mr. Nelles’s qualifications to serve on our Board include his financial and accounting experience, including his nearly 20 years of service as a partner in an international public accounting firm and his many years as a private investor and businessman. In addition, Mr. Nelles’s service as a director of Qualcomm for over 20 years provides important context and historical perspective to Board deliberations.

FRANCISCO ROS, Ph.D., 62, Director since 2010

Dr. Ros is President of First International Partners, S.L., a business consulting firm he founded in 2002. He was Secretary of State (vice minister) of the Government of Spain from May 2004 to July 2010. He served as a senior director of business development of Qualcomm from July 2003 to April 2004. In 2011, he was the recipient of the Great Cross of the Telecommunications and Information Society Merit granted by the Government of Spain. Dr. Ros has been a director of Proteccion On-Line S.L. since October 2012. Dr. Ros holds an engineer degree in telecommunications and a Ph.D. degree in telecommunications from the Universidad Politecnica de Madrid, a Master degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the Massachusetts Institute of Technology (MIT) and an advanced management degree from the Instituto de Estudios Superiores de la Empresa (IESE) in Madrid. We believe Dr. Ros’s qualifications to serve on our Board include his significant experience related to the regulatory environment in Europe for wireless technology, as well as his technical and business background and education. In addition, Dr. Ros brings a non-U.S. perspective to issues facing us, enhancing the understanding of our Board.

BRENT SCOWCROFT, 87, Director since 1994

General Scowcroft is the President of The Scowcroft Group, Inc., an international business consulting firm he founded in June 1994. He served as Assistant to the President for National Security Affairs for President George H.W. Bush from January 1989 until January 1993; he also held that position for President Gerald R. Ford during his term. A retired U.S. Air Force Lieutenant General, General Scowcroft served in numerous national security posts in the Pentagon and the White House prior to his appointments as Assistant to the President for National Security Affairs. General Scowcroft holds numerous honorary degrees, a B.S. degree in engineering from West Point and M.A. and Ph.D. degrees in political science from Columbia University. We believe General Scowcroft’s qualifications to serve on our Board include his significant experience in the management of large scale organizations during his days of active military service and his extensive knowledge of international business and governmental affairs, which have been gained at the highest levels of governmental service and through working with numerous international businesses. In particular, General Scowcroft is a recognized expert on China, one of the most important markets in the world.

MARC I. STERN, 68, Director since 1994

Mr. Stern has been Vice Chairman of The TCW Group, Inc. (TCW), an asset management firm based in Los Angeles, since October 2005. He has been Chairman of Société Générale Group’s (Société Générale) Global Investment Management and Services in North America (GIMS) since October 2005 and a member of the Management Committee of Société Générale, the parent company of GIMS and TCW, since May 2007. Mr. Stern has been a director of TCW Funds, Inc., a registered investment company, since September 1992. Mr. Stern served as President of TCW from May 1992 to October 2005 and as Chief Executive Officer of TCW from July 2009 to August 2012. Mr. Stern served as President and a director of SunAmerica, Inc., a financial services company, from 1988 to 1990. Prior to joining SunAmerica, Mr. Stern was Managing Director and Chief Administrative Officer of The Henley Group, Inc., a diversified manufacturing company, and prior to that was Senior Vice President of Allied-Signal Inc., a diversified manufacturing company. Mr. Stern holds a B.A. degree in political science and history from Dickinson College, an M.A. degree in government from the Columbia University Graduate School of Public Law and Government and a J.D. degree from the Columbia University School of Law. We believe that Mr. Stern’s qualification’s to serve on our Board include his many years of business, operational and financial management experience. In addition, his current and prior service on other public company boards permits him to contribute valuable strategic management insight to our Board, both with respect to specific governance and compensation related issues, as well as general leadership. Finally, as a member of our Board since 1994, Mr. Stern brings a very valuable historical perspective on the development of the Company’s business and its leadership.

Required Vote and Board Recommendation

If a quorum is present and voting, each of the 11 nominees for director will be elected by a vote of a majority of the votes cast, meaning that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote for each of the 11 nominees, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL 2

APPROVAL OF THE 2006 LONG-TERM INCENTIVE PLAN, AS AMENDED, WHICH INCLUDES AN INCREASE IN THE SHARE RESERVE BY 90,000,000 SHARES

The 2006 Long-Term Incentive Plan (the 2006 LTIP) was initially approved by the stockholders on March 7, 2006, as a restatement of our 2001 Stock Option Plan and the successor to the 1991 Stock Option Plan and the 2001 Non-Employee Directors’ Stock Option Plan and its predecessor plan. The 2006 LTIP also serves as the source of shares for the Executive Retirement Matching Contribution Plan, as amended and restated (the ERMC Plan). Since the initial approval of the 2006 LTIP in 2006, the stockholders approved amendments to the 2006 LTIP in 2008 and 2010. Most recently, the stockholders approved an amended 2006 LTIP on March 8, 2011.

The 2006 LTIP has again been amended, subject to stockholder approval thereof. The amendments to the 2006 LTIP would effect the following material changes:

1.	Increase the maximum number of shares that the Company may issue under the 2006 LTIP from 483,284,432 shares to 573,284,432 shares, which will enable the Company to continue to grant awards to deserving individuals and remain competitive with its industry peers.

2.	Extend the term of the 2006 LTIP by two years from March 7, 2016 to March 7, 2018, to ensure continuity for the grant and delivery of stock awards.

3.	Provide additional flexibility for vesting of restricted stock, restricted stock units, performance awards and other stock-based awards based on the full value of shares. Currently, the 2006 LTIP imposes certain limitations on the vesting of these awards, including a requirement that such awards that vest on the basis of continued service may not vest more rapidly than annual pro rata vesting over three years and a requirement that such awards that vest upon the participant’s attainment of performance goals must provide for a performance period of at least 12 months. An exception currently allows a maximum of two percent of the shares authorized for issuance under the 2006 LTIP to be issued to non-employee directors without regard to these vesting limits. This change would expand this exception to include awards granted to employees and increases the number of shares subject to the exception to cover up to five percent of the shares authorized for issuance under the 2006 LTIP. This change is intended to facilitate the decision of the Compensation Committee to move the grant of equity awards to the chief executive officer, other named executive officers and other executive officers from the first quarter of our fiscal year to the fourth quarter of our fiscal year, at which time the Compensation Committee can give consideration to current fiscal year performance, the results of the annual stockholder advisory vote on executive compensation and feedback from stockholders, while maintaining the historical vesting schedules for those awards (which commenced upon grant of the awards at or near the beginning of the fiscal year). The change would also provide additional flexibility to grant awards that provide for performance-based vesting based on participant performance over a period of less than one year.

4.	Remove the requirement that options vest over a period of no less than three years from the date of grant. This change is also intended to give the Compensation Committee flexibility to grant stock options at the end of the fiscal year but allow for vesting to occur on the same basis as stock options granted at the beginning of the year as described above with respect to the change in vesting limitations for full value awards.

Beginning in fiscal 2010, we have granted predominantly restricted stock units and performance stock units that vest on the basis of continued service and/or attainment of performance goals. These types of awards enable us to reduce the equity burn rate and dilution by granting a fewer number of shares relative to the number of stock options that had been granted in prior years.

We believe that equity incentives are critical to attracting and retaining the most talented employees in our industry. Stockholder approval of the proposed amended 2006 LTIP will allow us to continue to provide such incentives.

Key Features of the 2006 LTIP and Awards

•	Awards, other than those granted as part of employment offers, are merit-based as part of our comprehensive compensation program.

•	The Compensation Committee, an independent committee of the Board, administers the plan.

•	A total of 39,816,390 and 28,061,028 shares remained available for issuance at September 30, 2012 and December 15, 2012, respectively.

•

Awards, other than stock option awards and stock appreciation rights that have been granted after March 7, 2011without dividend equivalent rights are charged against the 2006 LTIP share reserve on the basis of two shares for each share actually granted.

•

Awards may not be granted later than 10 years from the effective date of the 2006 LTIP (March 7, 2016). If stockholders approve the amended 2006 LTIP, the term of the plan will be extended, and awards under the 2006 LTIP may be granted until March 7, 2018.

•

Awards may be in the form of stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance shares, performance units (including performance stock units), deferred compensation awards and other stock-based awards.

•	No dividends are paid out on unearned awards (including unearned performance awards) that have been granted under the 2006 LTIP.

•	Stock options and stock appreciation rights may not be repriced without prior approval by our stockholders.

•	Stock options and stock appreciation rights may not be granted below fair market value.

•

Stock options and stock appreciation rights generally shall not be fully vested over a period of less than three years from the date of grant. This limit would no longer apply to stock options if stockholders approve the amended 2006 LTIP.

•

Restricted stock, restricted stock units, performance awards and other stock-based awards granted to employees based on the full value of shares generally shall not vest based on service more rapidly than annual pro rata vesting over a three-year period or vest upon the attainment of performance goals based on a performance period of less than 12 months. If stockholders approve the amended 2006 LTIP, this limit would not apply to a maximum of 5% of the shares reserved for issuance.

•	Shares tendered in payment of a stock option, shares withheld for taxes and shares repurchased by the Company are not available again for grant under the 2006 LTIP.

•	The 2006 LTIP reserve is reduced by the full amount of shares granted as stock appreciation rights, regardless of the number of shares upon which payment is made.

•	All stock options granted after January 1, 2011 expire after seven years. Substantially all stock options granted prior to that date expire after 10 years.

Significant Historical Award Information

•	All full-time employees are eligible to receive equity awards. At present, approximately 24,000 employees and 12 non-employee directors are eligible to receive awards under the 2006 LTIP.

•	The following table shows how the key equity metrics have changed over the past three fiscal years:

Key Equity Metrics	2012	2011	2010
Percentage of equity awards granted to NEOs (1)	3.8%	5.3%	5.3%
Equity burn rate (2)	1.1%	0.9%	1.9%
Dilution (3)(5)	9.7%	12.8%	14.1%
Overhang (4)(5)	7.8%	9.3%	12.1%

(1)	Percentage of equity awards granted to NEOs (named executive officers) is calculated by dividing the number of shares subject to equity awards that were granted to NEOs during the fiscal year by the total shares subject to equity awards that were granted during the fiscal year.

(2)	Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the weighted-average number of shares outstanding during the period.

(3)	Dilution is calculated by dividing the sum of (x) the number of shares subject to equity awards outstanding at the end of the fiscal year and (y) the number of shares available for future grants, by the number of shares outstanding at the end of the fiscal year.

(4)	Overhang is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

(5)	If the Company had not repurchased any shares during fiscal 2012, dilution and overhang would have been 9.6% and 7.7%, respectively, for fiscal 2012.

Background for the Current Request to Increase the Share Reserve

Our request to increase the share reserve by 90 million shares considers the following:

•

If we do not increase the share reserve at our 2013 Annual Meeting, we would need to make significant changes to our equity award practices in order to conserve the share reserve balance until the time of our 2014 annual meeting. The changes to our practices would limit our flexibility to provide competitive compensation and thus our ability to attract, motivate and retain highly qualified talent.

•	If our stockholders approve our request for 90 million additional shares at the 2013 Annual Meeting, we believe this amount will be sufficient for two to three years.

•	We have decreased our annual equity burn rate and dilution by granting restricted stock units and performance stock units as components of our broad-based equity program.

Summary of the 2006 LTIP

The following paragraphs summarize material terms of the 2006 LTIP. This summary is qualified in its entirety by the specific terms of the 2006 LTIP, a copy of which is available to any stockholder upon request.

General

The 2006 LTIP provides for the grant of incentive and nonstatutory stock options, as well as stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance units and shares (including performance stock units), deferred compensation awards and other stock-based awards. It is also the source of shares for matching stock awards under the ERMC Plan. Incentive stock options granted under the 2006 LTIP are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code). Nonstatutory stock options granted under the 2006 LTIP are not intended to qualify as incentive stock options under the Code.

Purpose

The 2006 LTIP advances the interests of the Company and its stockholders by helping to attract and retain persons of skill and ability to serve the Company and by motivating these individuals to continue their contributions to the growth and profitability of the Company.

Administration

The Board and its designees administer the 2006 LTIP. The Board interprets the 2006 LTIP, subject to the requirements of the 2006 LTIP. As permitted under the 2006 LTIP, the Board has delegated administration of the 2006 LTIP to the Compensation Committee. The Compensation Committee determines the recipients of awards, the number of shares subject to each award, the times when an award will become exercisable or vest, the exercise price, the type of consideration to be paid upon exercise and other terms of the award. For awards to persons other than directors or executive officers, the Compensation Committee has delegated administration of the 2006 LTIP to the Management Equity Awards Committee, currently comprised of our Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President, Human Resources, who act pursuant to the guidelines approved by the Compensation Committee. As used herein with respect to the 2006 LTIP, the “Board” refers to the Compensation Committee and the Management Equity Awards Committee, in addition to the full Board, and references to the Compensation Committee include the Management Equity Awards Committee.

Stock Subject to the 2006 LTIP

A total of 483,284,432 shares are currently reserved for issuance under the 2006 LTIP. We propose to increase the number of shares by 90,000,000 shares, for a total of 573,284,432 shares reserved for issuance under the 2006 LTIP. The table below presents the number of shares, including dividend equivalents, that were subject to various outstanding equity awards at September 30, 2012 and December 15, 2012:

	Number of Shares
	Under the 2006 LTIP		Under All Equity Plans
Outstanding Award Type	September 30, 2012	December 15, 2012	December 15, 2012
Stock options	103,037,185	95,419,635	98,268,677
Weighted-average exercise price	$40.27	$40.57	$40.32
Weighted-average remaining term (years)	4.9	4.8	4.8
Restricted stock units	30,910,119	32,595,458	35,502,343
Performance stock units (1)	1,839,608	1,180,763	1,180,763
Deferred stock units	141,880	141,880	141,880

(1)	No performance stock units had been earned at September 30, 2012. A total of 644,873 performance stock units granted in November and December 2009 were earned and vested in November 2012.

Additionally, 39,816,390 and 28,061,028 shares remain available for future grants under the 2006 LTIP at September 30, 2012 and December 15, 2012, respectively, and 41,090,901 and 29,084,586 shares remain available for future grants under all equity plans at September 30, 2012 and December 15, 2012, respectively. Shares underlying awards granted under the 2006 LTIP that expire, are forfeited or cancelled without having been exercised or settled in full, or otherwise terminate become available again for grant under the 2006 LTIP, as do shares subject to awards under the ERMC Plan that are forfeited to the Company.

Awards, other than stock options and stock appreciation rights that have been granted after March 7, 2011without dividend equivalent rights, are charged against the 2006 LTIP share reserve on the basis of two shares for each share granted.

Eligibility

Awards other than incentive stock options are generally granted to our employees and directors, although the 2006 LTIP permits the grant of awards to consultants. Incentive stock options may be granted only to employees, and only U.S.-based executives may participate in the ERMC Plan.

If an incentive stock option is granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company, or any of its parent or subsidiary corporations, the option must be granted at an exercise price that is at least 110% of the fair market value of the Company’s stock on the date of grant, and the term of the option must not exceed five years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options granted under the 2006 LTIP that are exercisable for the first time by an optionee during any calendar year (under all our plans and our parent and subsidiary corporations) may not exceed $100,000. In order to permit awards to qualify as “performance-based compensation” under Section 162(m) of the Code, no employee may be granted awards during any fiscal year in excess of the following limits, subject to adjustments for changes in the capital structure of the Company:

•	Stock options and stock appreciation rights: No more than 3,000,000 shares.

•	Restricted stock and restricted stock unit awards vesting based upon the attainment of performance goals: No more than 1,000,000 shares.

•	Performance share awards: No more than 1,000,000 shares for each full fiscal year contained in the performance period of the award.

•	Performance unit awards: No more than $8,000,000 in value for each full fiscal year contained in the performance period of the award.

Currently, the 2006 LTIP requires that restricted stock, restricted stock units, performance awards and stock-based awards based on the full value of shares and vest on the basis of continued service may not vest more rapidly than annual pro rata vesting over three years, and such awards that vest upon the participant’s attainment of performance goals must provide for a performance period of at least 12 months. In addition, the 2006 LTIP currently prohibits acceleration of vesting of these types of awards at a rate more rapid than annual pro rata vesting over a three year period except in connection with death, disability (as defined in the 2006 LTIP), retirement, which is defined to mean attainment of age 60 and completion of 10 years of continuous service for an employee and attainment of age 70 for non-employee directors, or a change in control. These limitations do not apply to shares granted under the ERMC Plan, and an exception allows a maximum of two percent of the shares authorized for issuance under the 2006 LTIP to be issued to non-employee directors without regard to these vesting limits. If the amended 2006 LTIP is approved by the stockholders, this exception would be expanded to include awards granted to employees as well as non-employee directors and would cover up to five percent of the shares authorized for issuance under the amended 2006 LTIP.

Stock Options and Stock Appreciation Rights

The following is a general description of the terms of stock options and stock appreciation rights that may be awarded under the 2006 LTIP. Individual grants may have different terms, subject to the overall requirements of the 2006 LTIP.

Exercise Price; Payment. The exercise price of incentive stock options under the 2006 LTIP may not be less than the fair market value of the Company’s common stock subject to the option on the date of grant, and in some cases may not be less than 110% of the fair market value on the grant date (see “Eligibility”). As of January 7, 2013, the fair market value (i.e., closing price) of a share of the Company’s common stock was $64.01. The exercise price of a nonstatutory stock option and a stock appreciation right may not be less than the fair market value of the Company’s stock subject to the award on the date of grant. The exercise price of options granted under the 2006 LTIP must be paid: (1) in cash, check or a cash equivalent; (2) by tender of shares of common stock of the Company subject to attestation to the ownership of the shares and to having a fair market value not less than the exercise price; (3) if permitted by the Board, by means of a cashless exercise that complies with applicable securities and other laws; (4) in any other form of payment acceptable to the Board; or (5) by a combination of the above forms of payment.

No Repricing. The 2006 LTIP does not permit the Company to lower the exercise price of options or stock appreciation rights without stockholder pre-approval.

Exercise. Stock options and stock appreciation rights granted under the 2006 LTIP vest in cumulative increments as determined by the Board, provided that the holder’s employment by, or service as a director of or consultant to, the Company or certain related entities or designated affiliates, continues from the date of grant until the applicable vesting date. Stock options and stock appreciation rights granted under the 2006 LTIP may be subject to different vesting terms, subject to an overall minimum three-year vesting requirement applicable to options and stock appreciation rights, other than in connection with a termination of service or a change in control (as defined in the 2006 LTIP) or in the case of a stock option granted to non-employee directors. In addition, the Board has the power to accelerate the time during which an award may be exercised, subject to these limitations. If the amended 2006 LTIP is approved by the stockholders, stock options will no longer be subject to the minimum three-year vesting requirement.

Term. The maximum term of stock options and stock appreciation rights under the 2006 LTIP is 10 years, except for certain incentive stock options with a maximum term of five years (see “Eligibility”). The 2006 LTIP provides for the earlier termination of an award due to the holder’s termination of service.

Restrictions on Transfer. During a participant’s lifetime, stock options may be exercised only by the participant or the participant’s guardian or legal representative. Stock options are not subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment. Participants may not transfer incentive stock options granted under the 2006 LTIP, except by will or by the laws of descent and distribution. The terms and conditions of award agreements may provide that nonstatutory stock options are transferrable by written designation of a beneficiary taking effect upon the death of the participant or by delivering written notice to the Company, in a form acceptable to the Company, that the participant will be gifting the option to certain family members, other specific entities controlled by or for the benefit of such family members, or such other approved transferees.

A total of 343,500 stock options were granted during fiscal 2012. A total of 103,037,185 and 95,419,635 stock options were outstanding under the 2006 LTIP at September 30, 2012 and December 15, 2012, respectively. The weighted-average exercise price of options outstanding at September 30, 2012 and December 15, 2012 was $40.27 and $40.57, respectively. The weighted-average remaining contractual term of options outstanding at September 30, 2012 and December 15, 2012 was 4.9 years and 4.8 years, respectively.

Restricted Stock Units

The Board may grant restricted stock units under the 2006 LTIP. Restricted stock units represent a right to receive shares of the Company’s common stock at a future date determined in accordance with the participant’s award agreement. There is no purchase or exercise price associated with restricted stock units or with the shares issued in settlement of the award. The Board grants restricted stock unit awards subject to the attainment of one or more performance goals, similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those for restricted stock awards, as described below. Participants may not transfer shares acquired pursuant to restricted stock units until the units vest. Unless the Board provides otherwise, participants forfeit any unvested restricted stock units upon termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Board may grant restricted stock units that entitle the holders to receive dividend equivalents, which are rights to receive additional restricted stock units or cash amounts based on the value of any cash dividends the Company pays. A total of 17,182,872 restricted stock units were granted during fiscal 2012 under the 2006 LTIP. A total of 30,910,119 and 32,595,458 restricted stock units, including dividend equivalents, were outstanding under the 2006 LTIP at September 30, 2012 and December 15, 2012, respectively.

Restricted Stock Awards

The Board may grant restricted stock awards under the 2006 LTIP in the form of either a restricted stock purchase right, an immediate right to purchase common stock or a restricted stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Board determines the purchase price payable under restricted stock purchase rights, which may be less than the then current fair market value of the Company’s common stock. Restricted stock awards may be subject to vesting conditions based on service or performance criteria as the Board specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Participants may not transfer shares acquired pursuant to a restricted stock award until the shares vest. Unless otherwise provided by the Board, participants forfeit any unvested shares of restricted stock upon termination of service. Participants holding restricted stock generally may vote the shares and receive any dividends paid; however, the restrictions on the original restricted stock award apply to dividends or distributions paid in shares, adjustments made upon a change in the capital structure of the Company, and any substituted or additional securities or property arising from such award. No restricted stock awards were granted during fiscal 2012 or outstanding at September 30, 2012 or December 15, 2012.

Performance Awards

The Board may grant performance awards subject to the fulfillment of conditions and the attainment of performance goals over such periods as the Board determines in writing and sets forth in a written agreement between the Company and the participant. To the extent compliance with Section 162(m) of the Code is desired, a committee comprised solely of “outside directors” as defined under Section 162(m) must act with respect to performance awards, and the term “Board” as used in this section shall include this committee. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values equal to the fair market value of a share of stock determined on the grant date and a value set by the Board, respectively, multiplied by the number of shares subject to such grant. Performance awards specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within the predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock or a combination thereof.

Prior to the start of the applicable performance period, or as permitted pursuant to Section 162(m) of the Code, the Board establishes one or more performance goals applicable to the award. Performance goals are based on the attainment of specified target levels with respect to one or more selected measures of business or financial performance. Performance goals may be based on one or more of the following measures: revenues, gross margin, operating margin, operating income, earnings before tax, earnings before interest, taxes, depreciation and amortization, net income, expenses, the market price of the Company’s common stock, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added, market share, customer service, customer satisfaction, safety, total shareholder return, free cash flow or other measures as determined by the Board. The degree of attainment of performance measures may be calculated in accordance with generally accepted accounting principles in the United States (GAAP), industry usage or other formulations determined by the Board in its discretion. For example, performance goals may be established and calculated without regard to the accrual or payment of performance awards and may be based on formulations of these performance measures that do not conform with GAAP, also known as Non-GAAP measures, as determined by the Board in its discretion.

Following completion of the applicable performance period, the Board certifies in writing the extent to which a participant has attained the applicable performance goals and the resulting value of the participant’s award. The Board retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount correspondingly paid to any other participant. The Board may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect individual job performance or other factors. At its discretion, the Board may provide for the payment of dividend equivalents with respect to cash dividends paid on the Company’s common stock to a participant awarded performance shares. The Board may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Board may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the Board, if a participant terminates service due to death or disability prior to completion of the applicable performance period, the final award value is determined at the end of the performance period on the basis of the performance goals attained during the entire performance period, but is prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the participant forfeits the performance award, unless the Board determines otherwise. Participants may not sell or transfer a performance award, other than by will or the laws of descent and distribution, prior to the end of the applicable performance period.

A total of 564,853 performance stock units were granted during fiscal 2012 (representing a maximum share payout of 1,129,706 common shares), of which 564,853 units were outstanding at September 30, 2012. The terms of the performance stock units granted in fiscal 2012 provide that between zero and 200% of the award amount may be earned. None of these performance stock units have been earned as of December 15, 2012. The performance stock units granted during fiscal 2012 included dividend equivalent rights that will accrue, in the form of additional shares of our common stock, on units that are earned, but are not paid out on unearned performance units and would vest at the same time as the underlying earned performance stock units

A total of 1,839,608 and 1,180,763 performance stock units, including dividend equivalents, were outstanding at September 30, 2012 and December 15, 2012, respectively.

Deferred Compensation Awards

The 2006 LTIP authorizes the Board to establish a deferred compensation award program in addition to the ERMC Plan. If and when implemented, participants designated by the Board who are officers, non-employee directors or members of a select group of highly compensated employees may elect to receive an award of deferred stock units, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights, performance shares or performance unit awards. Each such stock unit represents a right to receive one share of common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units are fully vested upon grant and settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award upon the earlier of the date on which the participant separates from service or a specific date elected by the participant at the time of his or her election to receive the deferred stock unit award. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the deferred stock units. However, participants holding deferred stock units may receive dividend equivalents credited in the form of additional stock units as determined by the Board. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

A total of 6,430 fully vested deferred stock units were granted to non-employee directors during fiscal 2012 in lieu of their annual cash retainer. In connection with the non-employee director compensation program, 34,599 deferred stock units were granted to members of the Board during fiscal 2012, which generally vest on the earlier of one year from the grant date or the date of the next annual stockholders’ meeting. A total of 141,880 deferred stock units, including dividend equivalents, were outstanding at both September 30, 2012 and December 15, 2012.

Other Stock-Based Awards

The 2006 LTIP permits the Board to grant other awards based on the Company’s stock or based on dividends paid on its stock. No other awards were granted during fiscal 2012 or outstanding at September 30, 2012.

Effect of Certain Corporate Events

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, the 2006 LTIP provides for appropriate adjustments in (i) the number and class of shares subject to the 2006 LTIP and to any outstanding awards, (ii) Code Section 162(m) per employee grant limit (see “Federal Income Tax Information — Potential Limitation on Company Deductions”), and (iii) the exercise price per share of any outstanding awards. Any fractional share resulting from an adjustment is rounded down to the nearest whole number, and at no time will the exercise price of any stock option or stock appreciation right be decreased to an amount less than par value of the stock subject to the award.

Change in Control. If a change in control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company’s rights and obligations under the outstanding awards or substitute substantially equivalent awards. With respect to awards that are not assumed or substituted with substantially equivalent awards, the Board may provide for the acceleration of exercisability and vesting of stock options or stock appreciation rights in connection with a change in control and provide for the lapsing of vesting conditions or restrictions, restriction periods, performance goals or other limitations with respect to other awards in the event of a change in control. Awards that are not assumed, replaced or exercised prior to the change in control will terminate.

Duration, Amendment and Termination

The Board may amend or terminate the 2006 LTIP at any time. If not earlier terminated, the 2006 LTIP expires on the tenth anniversary of the date it was originally approved by the stockholders (March 7, 2016). If the amended 2006 LTIP is approved by stockholders, the term of the plan will be extended until March 7, 2018. No amendment authorized by the Board will be effective unless approved by the stockholders of the Company if the amendment would (1) increase the number of shares reserved under the 2006 LTIP; (2) change the class of persons eligible to receive incentive stock options; or (3) modify the 2006 LTIP in any other way that requires stockholder approval under applicable law.

Awards Granted to Certain Persons

The number of shares subject to stock options received by the following persons or groups since the inception of the 2006 LTIP on March 7, 2006 are as follows: (a) Paul E. Jacobs: 3,030,250; (b) William E. Keitel: 1,320,350; (c) Derek Aberle: 790,100; (d) Steven M. Mollenkopf: 1,076,150; (e) Donald J. Rosenberg: 909,350; (f) All current executive officers as a group (11 persons): 12,081,750; (g) all current directors, who are not executive officers, as a group (12 persons): 520,500; and (h) all employees including all current officers who are not executive officers as a group (21,530 persons): 161,008,267.

The following table sets forth for each NEO, for all current executive officers, all current directors (who are not executive officers) and for all employees (who are not executive officers): (1) the Annual Cash Incentive

Plan (ACIP) awards for fiscal 2012; (2) the aggregate number of shares subject to options granted under the 2006 LTIP during fiscal 2012; (3) the average per share exercise price of such options; (4) the aggregate number of shares subject to restricted stock units granted under the 2006 LTIP during fiscal 2012; and (5) the aggregate dollar value of such shares based on $62.47 per share, the fair market value of our common stock on September 28, 2012, the last trading day of our 2012 fiscal year.

Name and Position	ACIP Awards (1)	Number of Options Granted	Weighted- Average per Share Exercise Price	Number of Restricted Stock Units Granted	Dollar Value of Restricted Stock Units Granted	Number of Performance Stock Units Granted	Dollar Value of Performance Stock Units Granted
Paul E. Jacobs Chairman and Chief Executive Officer	$3,400,000	—	—	124,526	$7,779,139	125,523	$7,841,422
William E. Keitel Executive Vice President and Chief Financial Officer	$1,000,000	—	—	41,509	$2,593,067	41,841	$2,613,807
Derek K. Aberle Executive Vice President and Group President	$1,100,000	—	—	74,716	$4,667,509	75,314	$4,704,866
Steven M. Mollenkopf President and Chief Operating Officer	$1,300,000	—	—	99,621	$6,223,324	100,418	$6,273,112
Donald J. Rosenberg Executive Vice President, General Counsel and Corporate Secretary	$900,000	—	—	36,528	$2,281,904	36,820	$2,300,145
All current executive officers as a group (11 persons)	$10,450,000	—	—	520,521	$32,516,947	524,686	$32,777,134
All current directors, who are not executive officers, as a group (12 persons) (2)	$—	—	—	43,311	$2,705,638	—	$—
All employees, including all current officers who are not executive officers, as a group (21,530 persons)	$400,000	343,500	$58.27	17,361,679	$1,084,584,087	40,167	$2,509,232

(1)	The Company provides annual cash incentive bonus opportunities for its employees. Individuals serving as executive officers as of the beginning of fiscal 2012 received ACIP awards under the 2006 LTIP in order to comply with the performance-based compensation exception provided under Section 162(m) of the Internal Revenue Code. All other employees received annual cash incentive bonus opportunities under a separate discretionary program.

(2)	Amount includes 5,463 fully vested deferred stock units granted to non-employee directors in lieu of their annual cash retainer and 37,848 deferred stock units granted under the non-employee director compensation program.

Consistent with the Compensation Committee’s decision to change the timing of equity awards for executive officers from the first quarter to the fourth quarter of the fiscal year, on December 2, 2012, the Compensation Committee authorized the award of restricted stock units to executive officers in the fourth quarter of fiscal 2013 contingent upon attainment of a performance goal based on the Company’s operating income over the first nine months of fiscal 2013. If the Compensation Committee certifies that this performance goal is met, the executive officers may receive a grant of restricted stock units for fiscal 2013 with a grant date fair value (determined on the date such restricted stock units are granted) up to a maximum amount as follows: (a) Paul E. Jacobs: $16,500,000; (b) Steven M. Mollenkopf: $7,700,000; (c) Derek Aberle: $5,500,000; (d) William E. Keitel: $5,500,000; (e) Donald J. Rosenberg: $4,900,000; and (f) all current executive officers as a group (14 persons for 2013): $62,100,000. If this performance goal is met, the amount and value of the restricted stock units that will be granted to these executive officers will be determined by the Compensation Committee based on its exercise of negative discretion and its evaluation of absolute and relative stockholder return, year-over-year growth, performance against fiscal objectives, the results of the stockholder advisory vote on executive compensation, and such other factors as the Compensation Committee in its discretion determines to be relevant. The grant of these restricted stock units will be conditioned upon the individual being employed by the Company from the beginning of fiscal 2013, and the restricted stock units would vest in three equal tranches with the first tranche vesting on November 20, 2013, and the remaining two tranches vesting on the first and second anniversary of that date. To the extent that vesting on these dates may be deemed to be less than annual pro rata vesting over a three-year period as required by the current provisions of the 2006 LTIP, this vesting schedule for these restricted stock units is conditioned on stockholder approval of the amended 2006 LTIP.

Federal Income Tax Information

The following discussion is intended to be a general summary only of the federal income tax aspects of awards granted under the 2006 LTIP and not of state or local taxes that may apply to awards under the 2006 LTIP. Tax consequences may vary depending on particular circumstances, and administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Participants in the 2006 LTIP who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes. This discussion is based on the provisions of the Code in effect at the time this summary was drafted for inclusion in this Proxy Statement. It does not include a discussion of or anticipate changes that may become effective or be implemented after December 31, 2012. Subsequent developments in the U.S. federal income tax law, including the outcome of negotiations over the so-called “fiscal cliff,” could have a material effect on the U.S. federal income tax consequences of awards granted under the 2006 LTIP.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for at least two years following the date the incentive stock option was granted or within one year following the exercise of the option normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be treated as a capital gain. If a loss is recognized, it will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Stock Appreciation Rights. Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.

Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The determination date is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Unit Awards. A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such an award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined under “Restricted Stock”), will be taxed as capital gain or loss. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation Awards. A participant generally will recognize no income upon the receipt of a deferred compensation award. Upon the settlement of the award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date they were transferred to the participant, will be taxed as capital gain or loss. The

Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code. Deferred compensation awards, when granted, would generally be subject to the requirements of Section 409A of the Code, which would impose certain restrictions on the timing and form of payment of deferred compensation.

Potential Limitation on Company Deductions. In accordance with applicable regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (1) the 2006 LTIP contains a per-employee limitation on the number of shares for which options or stock appreciation rights may be granted during a specified period; (2) the per-employee limitation is approved by the stockholders; (3) the option is granted by a compensation committee comprised solely of outside directors (as defined in Section 162(m) of the Code); and (4) the exercise price of the option or right is not less than the fair market value of the stock on the date of grant. For the above reasons, our 2006 LTIP provides for an annual per employee limitation as required under Section 162(m), and our Compensation Committee is comprised solely of outside directors. Accordingly, options or stock appreciation rights granted by the Compensation Committee qualify as performance-based compensation, and the other awards subject to performance goals may also qualify.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the equity compensation plans as of September 30, 2012 (number of shares in millions):

Plan Category	Number of Shares to be Issued Upon Exercise/Vesting of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options		Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders (1)	137	(2)	$40.27	(3)	55	(4)
Equity compensation plans not approved by stockholders (5)	6	(6)	$30.77		1

Total (7)	143		$40.07		56

(1)	Consists of four plans: the Company’s 2001 Stock Option Plan, 2006 Long-Term Incentive Plan, 2001 Non-Employee Directors’ Stock Option Plan and the Amended and Restated 2001 Employee Stock Purchase Plan.

(2)	Includes approximately 34 million shares that may be issued upon the satisfaction of performance objectives or other conditions pursuant to performance stock units, restricted stock units and performance restricted stock units granted under the 2006 Long-Term Incentive Plan. The performance stock units include the maximum number of shares that may be issued.

(3)	Does not include outstanding performance stock units, restricted stock units and performance restricted stock units.

(4)	Includes approximately 15 million shares reserved for issuance under the Amended and Restated 2001 Employee Stock Purchase Plan subject to purchase under the current offering period.

(5)	Consists of the Atheros Communications, Inc. (Atheros) 2004 Stock Incentive Plan, as amended (the Atheros Plan), which was assumed in connection with the acquisition of Atheros in May of 2011. The Atheros Plan provides for the issuance of the Company’s common stock in connection with stock options, stock appreciation rights, restricted stock and restricted stock units, which may be granted to certain employees who were employed by Atheros immediately prior to the acquisition. The terms and conditions of awards granted under the Atheros Plan are determined pursuant to equity grant administration procedures established by the Company’s Compensation Committee.

(6)	Includes 731,035 shares that may be issued under the Atheros Plan pursuant to awards granted by Qualcomm subsequent to the acquisition of Atheros.

(7)	Excludes 352,843 shares of the Company’s common stock issuable upon exercise of options that were assumed in connection with business combinations other than Atheros. These options have a weighted-average exercise price of $34.96 per share. No additional options may be granted under the other assumed arrangements.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present, either in person or by proxy, is required to approve the amended 2006 LTIP, as discussed above. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.

Should stockholder approval not be obtained, the proposed amendments to the 2006 LTIP will not be implemented, and the 2006 LTIP will continue in effect pursuant to its current terms. However, the shares reserved for issuance will be depleted, and the 2006 LTIP will not achieve its intended objectives of helping to attract and retain employees.

The Board believes that the proposed amendments to the 2006 LTIP are in the best interests of the Company and its stockholders for the reasons stated above.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2006 LONG-TERM INCENTIVE PLAN, AS AMENDED, WHICH INCLUDES THE INCREASE IN THE SHARE RESERVE BY 90,000,000 SHARES.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending September 29, 2013, and the Board has directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our consolidated financial statements since we commenced operations in 1985. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees for Professional Services

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal years ended September 30, 2012 and September 25, 2011 and fees for other services rendered by PricewaterhouseCoopers LLP during those periods. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	Fiscal 2012	Fiscal 2011
Audit fees (1)	$7,701,000	$6,760,000
Audit-related fees (2)	3,464,000	2,340,000
Tax fees (3)	348,000	153,000
All other fees (4)	656,000	50,000

Total	$12,169,000	$9,303,000

(1)	Audit fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our interim condensed consolidated financial statements included in quarterly reports and audits of certain subsidiaries and businesses for statutory, regulatory and other purposes.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “audit fees.” This category includes fees principally related to field verification of royalties from certain licensees and other contract compliance reviews.

(3)	Tax fees consist of fees for professional services rendered for international tax consulting.

(4)	All other fees were comprised of fees for permissible advisory services provided in connection with the creation of a new separate legal entity and with the Broadband Wireless Access spectrum won in India, and technical publications purchased from the independent public accountant.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 29, 2013.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our compensation philosophy is designed to:

•	align each executive’s compensation with the Company’s short-term and long-term performance (i.e., pay for performance and accountability for results);

•	provide total compensation needed to attract, motivate and retain key executives who are crucial to the Company’s long-term success (i.e., competitive pay); and

•	promote engagement with the Company’s values of innovation, execution and partnership and alignment with stockholders’ interests.

Stockholders are encouraged to read the Key Highlights and Overview (page 35), Executive Summary (page 38), the Compensation Discussion and Analysis (CD&A) (page 46) and other sections of this proxy statement, which include discussions of the following:

•

The Compensation Committee approved modifications to our compensation program and practices in response to a decline in the percentage of votes cast in favor of the compensation of our named executive officers (NEOs) from 95% in fiscal 2011 to 69% in fiscal 2012. These modifications include:

•

the addition of revenues (within a range of one-quarter to four times Qualcomm’s revenues) as a second quantitative criterion (in addition to market capitalization) for selecting the fiscal 2013 peer companies, which resulted in the removal of five of the fiscal 2012 peer companies with revenues that were more than four times Qualcomm’s revenues;

•

a reduction in the maximum amount that could be earned under the Annual Cash Incentive Plan (ACIP) from 2.5 times target to 2.0 times target and a reduction in the rate of increase in the funding for financial performance that exceeds objectives. Accordingly, the CEO’s maximum bonus has been reduced from 625% of base salary to 500% of base salary;

•	a change to the timing of equity awards to permit a “look back” on annual performance and the ability to consider “Say-on-Pay” vote results prior to granting awards; and

•	prohibition of the future pledging of company stock.

•

The Compensation Committee affirmed and continued the many ongoing practices that promote consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. These practices are highlighted on page 44-45 and discussed in detail in the CD&A and include:

•	a balance of short-term and long-term performance measures;

•

annual cash incentive amounts earned that vary with performance compared to established financial objectives, and amounts potentially realized from long-term equity incentive awards that will vary with our stock price and total shareholder return relative to the NASDAQ-100 index.

•

grant date fair value of long-term equity awards averaging 77% of the NEOs total direct compensation, for which the actual amount earned or realized is dependent upon the Company’s stock price performance and continued employment with Qualcomm, and 90% of the NEOs’ total direct compensation varies based on performance in the form of cash and/or equity;

•	robust stock ownership guidelines for directors and executive officers;

•	tax gross-up payments on compensation or benefits only where directly business-related and provided in a policy applicable to all eligible employees (e.g., relocation);

•	a cash incentive compensation repayment (“claw back”) policy;

•	an insider trading policy that prohibits transactions involving “short-swing” profits, short sales and derivatives, including put and call options and forward sales contracts; and

•	the employment of executive officers in the U.S. “at will” without severance agreements or employment contracts.

•

Our NEOs’ compensation amounts are aligned with our financial performance. In fiscal 2012, we exceeded our financial objectives and achieved record revenues and operating income, but not to the same extent that we exceeded our objectives for fiscal 2011, and thus the incentive cash portion of the CEO’s total compensation for fiscal 2012 was less than fiscal 2011.

•

Dr. Jacobs’s fiscal 2012 total direct compensation was 6.6% less than his fiscal 2011 amount. His annual cash incentive for fiscal 2012 was $3.4 million, which was 38% less than his cash incentive of $5.5 million for fiscal 2011. However, the grant date fair value of his fiscal 2012 annual equity award, which consisted of a mix of slightly more than 50% in performance stock units with the remainder in restricted stock units, was 5% more than the grant date fair value of his fiscal 2011 equity award. The increase in the grant date fair value of his fiscal 2012 equity award was in part to recognize the Company’s outstanding fiscal 2011 financial performance and the strength of fiscal 2012 financial objectives that reflected double-digit growth in Non-GAAP revenues and Non-GAAP operating income.

The Compensation Committee and the Board believe that our policies, procedures and fiscal 2012 amounts were effective in implementing our compensation philosophy and in achieving its goals. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives our stockholders the opportunity to approve or not approve our executive compensation program and policies through the following resolution:

“Resolved, that the stockholders of QUALCOMM Incorporated approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed under the heading ‘Executive Compensation and Related Information,’ including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Required Vote and Board Recommendation

Because your vote is advisory, it will not be binding upon the Company, the Board or the Compensation Committee. Our Board and Compensation Committee value the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our NEOs, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any further actions are necessary to address those concerns for future compensation decisions.

The Board believes that the compensation of our NEOs, as described in the CD&A and the tabular disclosures under the heading “Executive Compensation and Related Information” is appropriate for the reasons stated above.

THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE “FOR” APPROVAL OF THE COMPENSATION FOR OUR EXECUTIVE OFFICERS.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of December 17, 2012 by: (i) each stockholder known to us to have greater than 5% ownership (based solely on our review of Schedules 13D and 13G filed with the SEC); (ii) each of our executive officers named in the “Summary Compensation Table” under “Executive Compensation and Related Information” (the Named Executive Officers or NEOs); (iii) each director and nominee for director; and (iv) all of our executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Number of Shares	Percent of Class
BlackRock, Inc.
40 East 52nd Street
New York, NY 10022 (2)	94,597,469	5.52%
Paul E. Jacobs (3)	4,661,965	*
William E. Keitel (4)	289,864	*
Derek K. Aberle (5)	209,613	*
Steven M. Mollenkopf (6)	45,058	*
Donald J. Rosenberg (7)	469,511	*
Barbara T. Alexander (8)	84,429	*
Stephen M. Bennett (9)	8,000	*
Donald G. Cruickshank (10)	78,200	*
Raymond V. Dittamore (11)	105,429	*
Susan Hockfield	—	*
Thomas W. Horton (12)	4,700	*
Robert E. Kahn (13)	254,000	*
Sherry Lansing (14)	38,814	*
Duane A. Nelles (15)	111,340	*
Francisco Ros (16)	475	*
Brent Scowcroft (17)	491,699	*
Marc I. Stern (18)	599,875	*
All Executive Officers and Directors as a Group (24 persons) (19)	9,868,572	*

*	Less than 1%.

(1)	This table is based upon information supplied by officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,714,352,304 shares outstanding on December 17, 2012, adjusted as required by rules promulgated by the SEC.

(2)	This information is as of December 31, 2011 and based on the Schedule 13G filed with the SEC by BlackRock, Inc.

(3)

Includes 444,637 shares held in family trusts, 918,086 shares held in Grantor Retained Annuity Trusts for the benefit of Dr. Paul Jacobs and his spouse and 209,268 shares held for the benefit of Dr. Paul Jacobs’ children. Dr. Paul Jacobs disclaims all beneficial ownership for the shares held in trust for the benefit of his children. Also includes 3,062,135 shares issuable upon exercise of options exercisable within 60 days, of which 700,000 are held in trusts for the benefit of Dr. Paul Jacobs and/or his spouse, and 571,166 shares are held by Dr. Paul Jacobs’s spouse.

(4)	Includes 233,093 shares issuable upon exercise of options exercisable within 60 days.

(5)	Includes 207,559 shares issuable upon exercise of options exercisable within 60 days.

(6)	Includes 19,501 shares issuable upon exercise of options exercisable within 60 days.

(7)	Includes 455,012 shares issuable upon exercise of options exercisable within 60 days.

(8)	Includes 8,146 shares held in family trusts, 76,000 shares issuable upon exercise of options exercisable within 60 days and 283 fully vested deferred stock units and dividend equivalents to be released within 60 days. Excludes 11,667 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(9)	Includes 8,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 18,041 fully vested deferred stock units and dividend equivalents that will settle when Mr. Bennett concludes his Board service at the Annual Meeting.

(10)	Includes 8,200 shares held in a pension plan pursuant to which Sir Donald Cruickshank has voting rights or discretion over the holdings in the plan. Also includes 70,000 shares issuable upon exercise of options exercisable within 60 days.

(11)	Includes 98,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 14,094 fully vested deferred stock units and dividend equivalents that settle on December 31, 2020.

(12)	Includes 2,200 shares held jointly with Mr. Horton’s spouse and 2,500 shares issuable upon exercise of options exercisable within 60 days. Excludes 8,857 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(13)	Includes 118,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 8,857 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(14)	Includes 4,725 shares held in family trusts and 34,089 shares issuable upon exercise of options exercisable within 60 days. Excludes 8,857 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(15)	Includes 111,340 shares held in family trusts. Excludes 8,857 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(16)	Excludes 3,584 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(17)	Includes 372,699 shares held in family trusts and 118,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 8,857 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(18)	Includes 481,310 shares owned through a grantor trust, of which Mr. Stern is the trustee. Also includes 118,000 shares issuable upon exercise of options exercisable within 60 days. Includes 480,727 shares pledged by Mr. Stern. Excludes 7,773 and 6,704 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant and upon retirement from the Board, respectively.

(19)	Includes 6,776,207 shares issuable upon exercise of options exercisable within 60 days and 848 fully vested deferred stock units and dividend equivalents to be released within 60 days for all directors and executive officers as a group. Also includes 480,727 shares pledged by one director. Excludes 106,151 fully vested deferred stock units, restricted stock units and related dividend equivalents.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements were complied with during fiscal 2012, except for the following: a late Form 4 was filed to report the transfer of shares from a trust by Dr.  Irwin Mark Jacobs due to a software malfunction in October 2011.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of our Compensation Committee are, or have been, employees or officers of the Company. During fiscal 2012, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2012, none of our executive officers served on the compensation committee (or equivalent) or board of another entity whose executive officer(s) served on our Compensation Committee or Board.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Our code of ethics states that our executive officers and directors, including their immediate family members, are charged with avoiding situations in which their personal, family or financial interests conflict with those of the Company. In accordance with its charter, the Audit Committee is responsible for reviewing and approving related-person transactions between the Company and any directors or executive officers. The Compensation Committee reviews compensation-related transactions with directors or executive officers (such as base salary and annual cash incentives). Any request for us to enter into a transaction with an executive officer or director, or any of such person’s immediate family members or affiliates, which would be reportable as a related-person transaction, must be presented to our Audit Committee for review and approval. In considering the proposed agreement, our Audit Committee will consider the relevant facts and circumstances and the potential for conflicts of interest or improprieties. Additionally, a related-person transaction involving one of our executive officers would be reviewed under our Conflict of Interest and Outside Employment policy, which would require review of the potential transaction by appropriate levels of management and the Company’s legal department.

During fiscal 2012, we employed the family members of certain directors and executive officers. Those employees whose compensation exceeded $120,000 are discussed below, all of whom were adults who did not live with the related director or executive officer. Each family member is compensated according to our standard practices, including participation in our employee benefit plans generally made available to employees of a similar responsibility level. We do not view any of the directors or executive officers as having a beneficial interest in the compensation of family members described below that is material to them or the Company. Moreover, none of the following directors or executive officers believes that they have a direct or indirect material interest in the employment relationships of the listed family members. Restricted stock units were granted under our 2006 Long-Term Incentive Plan that generally vest over three years from the grant date, contingent upon continued service with the Company.

Duane A. Nelles’s son, Duane A. Nelles III, serves as Vice President, QCT Corporate Development. During fiscal 2012, Duane A. Nelles III earned $240,355 in base salary and $215,000 in cash incentives and received restricted stock unit grants totaling 7,200 shares. Duane A. Nelles’s son, Paul S. Nelles, serves as a Senior Program Manager. During fiscal 2012, Paul Nelles earned $114,625 in base salary and $21,900 in cash incentives and received restricted stock unit grants totaling 585 shares.

Steven R. Altman’s brother, Jeffrey S. Altman, serves as Vice President, Business Development. Jeffrey Altman earned $226,004 in base salary and $145,000 in cash incentives during fiscal 2012 and received restricted stock unit grants totaling 4,500 shares.

Steven M. Mollenkopf’s brother, James D. Mollenkopf, serves as Senior Director, Strategic Development. James Mollenkopf earned $203,464 in base salary and $90,200 in cash incentives during fiscal 2012 and received restricted stock unit grants totaling 3,325 shares.

Daniel L. Sullivan’s daughter, Megan Delgado, serves as Senior Manager, Marketing. Megan Delgado earned $115,741 in base salary and $23,300 in cash incentives during fiscal 2012 and received restricted stock unit grants totaling 745 shares. Daniel L. Sullivan’s son-in-law, Michael Wesselhoft, serves as Senior Manager, Business Development. Michael Wesselhoft earned $105,728 in base salary and $21,700 in cash incentives during fiscal 2012 and received restricted stock unit grants totaling 700 shares.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in our 2013 Proxy Statement.

COMPENSATION COMMITTEE

Stephen M. Bennett, Chair

Barbara T. Alexander

Marc I. Stern

EXECUTIVE COMPENSATION AND RELATED INFORMATION

This section of the Proxy Statement includes the following:

I.	The Key Highlights and Overview section, which introduces the factors that we believe are most relevant to stockholders as they consider their votes on Proposal 4 (advisory vote on executive compensation, or “Say-on-Pay”), including:

A.	The Key Changes section, which summarizes key changes we are making to our compensation programs and practices for our named executive officers (NEOs) in response to the March 2012 advisory vote on executive compensation;

B.	The Pay for Performance section, which provides an overview of how we paid for performance for fiscal 2012;

C.	The Key Compensation Practices section, which highlights best practices of our compensation programs.

II.	The Executive Summary, which more fully describes:

A.	The key changes to our compensation programs and practices that our Compensation Committee has approved for fiscal 2013;

B.	Our fiscal 2012 pay for performance; and

C.	Our key compensation program practices.

III.	The Compensation Discussion and Analysis (CD&A) section, which describes and analyzes our compensation programs and the specific amounts of compensation paid to our NEOs, namely:

1.	Paul E. Jacobs, Chairman and Chief Executive Officer (CEO);

2.	Steven M. Mollenkopf, President and Chief Operating Officer (COO);

3.	Derek K. Aberle, Executive Vice President (EVP) and Group President;

4.	William E. Keitel, EVP and Chief Financial Officer (CFO); and

5.	Donald J. Rosenberg, EVP, General Counsel and Corporate Secretary.

IV.	The Compensation Risk Management section, which describes the process applied and the factors considered by both the Company and the Compensation Committee in concluding that our compensation programs and practices do not encourage excessive and unnecessary risk taking that would be reasonably likely to have a material adverse effect on the Company.

V.	The Compensation Tables and Narrative Disclosure section, which reports the compensation and benefit amounts paid to our NEOs during fiscal 2012.

I. KEY HIGHLIGHTS AND OVERVIEW

A. Key Changes to our Compensation Programs and Practices

A decline in the percentage of our stockholders voting in favor of the compensation of our NEOs (from 95% in fiscal 2011 to 69% in fiscal 2012), prompted the Compensation Committee, after a thorough review and discussion, to approve several changes to our compensation philosophy, programs and practices. The key changes include:

1.	the addition of revenues (within the range of one-quarter to four times Qualcomm’s revenues) as a second quantitative criterion (in addition to market capitalization) for selecting peer companies;

2.	a reduction in the maximum amount that could be earned under the Annual Cash Incentive Plan (ACIP) from 2.5 times target to 2.0 times target;

3.	a reduction in the rate of increase in the funding for financial performance that exceeds objectives;

4.	a change to the timing of equity awards to permit a “look back” on annual performance and the ability to consider “Say-on-Pay” vote results prior to granting awards; and

5.	prohibition of the future pledging of our common stock

The Executive Summary provides a thorough description of our prior practices, the practices for fiscal 2013 and the impact of these changes.

B. Pay for Performance

•

Our annual cash incentive plan (ACIP) is a program that includes two financial performance objectives. Funding for the ACIP is determined by a pre-established formula that compares achievements to the objectives approved by the Board. The ACIP amounts earned by our CEO and other NEOs are subject to the Compensation Committee’s negative discretion within the definition of Internal Revenue Code Section 162(m).

•	We established financial objectives for fiscal 2012 that reflected year-over-year double-digit growth.

The growth reflected in the financial objectives was at or above our peer company 75th percentile of actual financial growth.

•

We exceeded the financial objectives established for fiscal 2012, and thus the ACIP amounts earned by our CEO and other NEOs were more than the target amounts and ranged from 35% to 38% less than their fiscal 2011 ACIP amounts.

Our fiscal 2012 Non-GAAP achievements represented a second consecutive year of record performance. Because our ACIP funding rate is determined by comparing achievements to objectives for the fiscal year (and not year-over-year comparisons), it is possible to have different ACIP funding rates for two consecutive years of record performance because the extent to which we exceed our objectives from one year to the next may differ. This is what occurred in fiscal 2012, as compared to fiscal 2011.

For fiscal 2011, we exceeded our Non-GAAP revenues and Non-GAAP operating income objectives by 14% and 22%, respectively. For fiscal 2012, even though we surpassed our fiscal 2011 achievements, we exceeded our Non-GAAP revenues and Non-GAAP operating income objectives by 3% and 2%, respectively. Accordingly, the fiscal 2012 ACIP funding rate and the amounts earned by our CEO and other NEOs were less than the funding rate and the amounts earned for fiscal 2011.

•

The CEO’s performance-based compensation (i.e., salary, ACIP amounts and grant date fair value of equity awards) for fiscal 2012 was $19.6 million, which was 6.6% less than his fiscal 2011 performance-based compensation.

•	Dr. Jacobs’s fiscal 2012 ACIP amount of $3.4 million was 38% less than the fiscal 2011 ACIP amount of $5.5 million.

•	During the first quarter of fiscal 2012, the Compensation Committee increased his base salary by 3.4%, from $1.16 million to $1.2 million. His base salary for fiscal 2013 has not been increased.

•

Also during the first quarter of fiscal 2012, the Compensation Committee increased Dr. Jacobs’s annual equity award by 4.7%, from $14.3 million to $15 million. The increase was made to recognize the Company’s record fiscal 2011 financial performance and the strength of fiscal 2012 financial objectives that reflected double-digit growth in Non-GAAP revenues and Non-GAAP operating income.

•	The increases to Dr. Jacobs’s base salary and grant date fair value of performance-based equity awards were more than offset by the 38% reduction in his fiscal 2012 ACIP earnings.

The Executive Summary provides a thorough description of fiscal 2012 pay for performance.

C. Key Compensation Practices

Our compensation programs are subject to a thorough process of review by the Compensation Committee and the outside legal advisors and independent compensation consultants engaged by the Compensation Committee. Some of our compensation best practices include:

•	a majority of long-term equity awards granted in the form of performance-based awards;

•	a balance of short-term and long-term performance measures and time horizons for incentive awards;

•	limits to the potential ACIP amounts and quantity of performance stock units that may be earned;

•	stock ownership guidelines;

•	an annual assessment of compensation risk management;

•	a cash incentive claw-back policy;

•	tax gross-up payments on compensation or benefits only where directly business-related and provided in a policy applicable to all eligible employees (e.g., relocation);

•	a “double-trigger” for the acceleration of vesting of equity awards in the event of a change in control;

•	an insider trading policy prohibiting transactions involving shorting, puts, calls, other derivatives and buying company shares on margin or using owned shares as collateral;

•	employment of NEOs “at will” without severance agreements or employment contracts;

•	a compensation committee comprised of independent directors; and

•	the compensation committee’s use of an independent consultant that is not retained by the Company or any of its subsidiaries.

The Executive Summary, which follows immediately below, provides a thorough description of our compensation programs and practices.

II. EXECUTIVE SUMMARY

This section more fully describes (1) the changes to our compensation programs and practices that our Compensation Committee has approved for fiscal 2013, (2) our fiscal 2012 pay for performance and (3) our executive compensation programs and practices.

A. Key Changes to our Compensation Programs and Practices for Fiscal 2013

The Compensation Committee has approved several modifications to the compensation programs and practices for our NEOs that will be implemented for fiscal 2013. The changes are in response to the advisory vote on executive compensation (“Say-on-Pay”) at the 2012 annual meeting. The impact of these changes is not reflected in this proxy statement because the Compensation Committee determined our executive officers’ fiscal 2012 base salary and equity compensation amounts (including the plan designs for the fiscal 2012 non-equity cash incentive and performance stock unit plans) during the first quarter of fiscal 2012, which was prior to the March 2012 annual meeting.

•

Qualcomm began conducting advisory votes on executive compensation at the 2011 annual meeting. At the first advisory vote held on March 8, 2011, 95% of stockholders approved the compensation of our NEOs for fiscal 2011. We did not change our compensation programs or practices from fiscal 2011 to 2012, in part because of the highly favorable results of the advisory vote at the 2011 annual meeting.

•

At the second advisory vote held on March 6, 2012, 69% of stockholders approved the compensation of our NEOs for fiscal 2012. The decline in the percentage of our stockholders voting in favor of the compensation of our NEOs prompted the Compensation Committee to review our compensation programs and practices and the feedback of certain advisors to institutional investors. In addition, prior to and following the 2012 annual meeting, the Company’s management sought feedback from stockholders regarding the rationale for their votes and the areas in which they believed the executive compensation program could be improved. The results of management’s outreach were varied, as many investors were unwilling or unable to discuss specific reasons as to why the firm voted as they did on our “Say-on-Pay” proposal. Among stockholders that were available and able to comment, their reasons for a negative vote were varied and generally related to voting policies established by the stockholder. Other investors stated that they followed the recommendations of advisors to institutional investors. The results of management’s outreach were reported to the Compensation Committee in its deliberations regarding the manner in which the future program may change.

•

As a result of this review, the Compensation Committee approved several modifications to the compensation programs and practices for our NEOs that will be implemented for fiscal 2013 and more fully disclosed in the proxy statement for the 2014 annual meeting. These changes are not reflected in the compensation for fiscal 2012 disclosed in the Compensation Discussion and Analysis section because, consistent with historical practices, the Compensation Committee determined the fiscal 2012 base salary and equity compensation, the fiscal 2012 non-equity ACIP and the fiscal 2012 performance stock unit program for our executive officers during the first quarter of fiscal 2012, while the advisory vote on executive compensation occurred later at the annual meeting held in the second quarter of fiscal 2012. Accordingly, it was not possible for the Compensation Committee to take into account the results of the 2012 advisory vote when determining the fiscal 2012 base salary and equity compensation amounts, the fiscal 2012 non-equity ACIP and the fiscal 2012 performance stock unit program.

We will continue to structure our compensation programs and practices to promote leadership, decision-making and actions among our executives that are consistent with our values of innovation, execution and partnership without taking inappropriate or unnecessary risks. The following table summarizes the key changes the Compensation Committee is implementing for fiscal 2013. Additional commentary is provided below.

Key Change	Prior Practice	Fiscal 2013 Practice	Impact

Added revenues as a second quantitative criterion for selecting peer companies for executive compensation comparisons.	Market capitalization was the single quantitative criterion for selecting peer companies.	Revenues, within the range of one-quarter to four times Qualcomm’s revenues, were added as a second quantitative criterion for selecting peer companies.	Five companies included in the fiscal 2012 peer group are excluded from the fiscal 2013 peer group.

Reduced the maximum Annual Cash Incentive Plan (ACIP) amount.	The maximum ACIP maximum amount was 2.5 times the target amount.	The maximum ACIP amount is 2.0 times the target amount.	The CEO’s target ACIP amount remains at 250% of base salary. Accordingly, the CEO’s maximum ACIP amount is reduced from 625% of base salary to 500% of base salary.

Reduced the rate of increase to the ACIP funding rate for financial results that exceed the objectives.	For each one percent improvement in financial performance that was between 95% to 110% of the financial objectives, the ACIP funding rate increased 7.4 percentage points.	For each one percent improvement in financial performance between 100% to 125% of the financial objectives, the ACIP funding rate increases 4.0 percentage points.	For example, for financial performance that is 110% of the financial objectives, the funding rate is reduced from 1.74 times the target ACIP amount for fiscal 2012 to 1.4 times the target ACIP amount for fiscal 2013, a nearly 20% reduction in the ACIP funding rate.

Changed the timing of equity awards to executive officers.	The Compensation Committee granted equity awards to the CEO, other NEOs and other executive officers during the first quarter of the fiscal year.	The Compensation Committee will grant equity awards to the CEO, other NEOs and other executive officers during the fourth quarter of the fiscal year.	The Compensation Committee is provided maximum flexibility to consider current fiscal year performance, the results of the annual stockholder advisory vote on executive compensation and feedback from stockholders.

Prohibited the future pledging of our common stock.	Our policy allowed for stock pledges and the use of our common stock in a margin account provided such transactions were pre-cleared by a trading compliance officer of the Company.	During fiscal 2012, the Company adopted a new policy that prohibits the future pledging of our common stock.	The new policy provides up to five years to comply for any shares of our common stock that had been pledged prior to policy adoption.

1.	Added revenues as a second quantitative criterion for selecting peer companies.

We continue to believe that market capitalization is appropriate as a primary quantitative criterion for the following reasons:

•

Market capitalization, a key component of which is stock price, is the key driver of equity compensation grant value, and equity compensation grant value is the single largest component of CEO compensation among technology companies with large market capitalizations;

•	Market capitalization is directly correlated to stockholder benefit; and

•

A significant portion of Qualcomm’s business is technology licensing, which is a high-margin business, and as such, Qualcomm typically has higher market capitalization and profit than companies with similar revenues.

We included revenues as a second quantitative criterion for the following reasons:

•	Revenues are commonly used as a selection criterion by our peer companies, independent, third-party compensation survey providers and proxy advisory services; and

•

Revenues provide an additional screening criterion so that companies with comparable market capitalization but with revenues in excess of four times Qualcomm’s revenues are excluded from the final group of peer companies.

2.	Reduced the maximum Annual Cash Incentive Plan (ACIP) amount from 2.5 times to 2.0 times the target amount.

3.	Reduced the rate of increase to the funding rate (Incentive Multiple) for financial performance that exceeds objectives.

The graph below depicts the relationship between financial performance (how well we performed as compared to the financial objectives the Board approved during the first quarter of the fiscal year) and the Incentive Multiple (the Funding Line). The Incentive Multiple is calculated based on financial performance and applied to a target ACIP amount to determine a performance-adjusted ACIP amount before the application of discretion by the Compensation Committee, as warranted.)

Relationship between Financial Performance and ACIP Incentive Multiple

4.	Changed the timing of equity awards to permit a “look back” on annual performance and the ability to consider “Say-on-Pay” vote results prior to granting awards.

Changing the timing of the equity awards from the first quarter (Q1) to the fourth quarter (Q4) of the fiscal year provides the Compensation Committee maximum flexibility to consider current fiscal year performance when determining equity amounts. Within the context of the nearly complete fiscal year, the Compensation Committee will have the capability to consider absolute and relative total shareholder return (TSR) and anticipated year-over-year growth in addition to performance against our annual objectives. Further, since equity compensation is the largest part of our NEOs’ annual compensation, granting awards after the annual meeting of stockholders (which takes place during the second quarter of the fiscal year) allows consideration of stockholders’ “Say-on-Pay” feedback to be reflected in the annual equity grants. The Compensation Committee will consider an alternative to the three-year annual vesting schedule used for prior equity awards so that the change in the timing of the grants does not result in a delay of compensation from the vesting of equity awards.

5.	Prohibited the future pledging of our common stock.

During fiscal 2012, the Governance Committee adopted a new policy that prohibits the future pledging of our common stock and provides up to five years to comply for any stock that had been pledged prior to policy adoption. The five-year period to comply with the pledging of our common stock is consistent with the five-year period to comply with our stock ownership guidelines. Currently, all of our executive officers and all but one of our directors are in compliance with this new pledging policy.

B. Fiscal 2012 Pay for Performance

Our pay for performance philosophy includes two basic programs that provide a balance of shorter- and longer-term performance and a mix of cash and equity.

1.	The Annual Cash Incentive Plan (ACIP)

The ACIP is an annual program that includes two Non-GAAP financial performance objectives, revenues and operating income, that are approved by the Board during the first quarter of the fiscal year.

Why we used Non-GAAP objectives. We used Non-GAAP revenues and Non-GAAP operating income as financial objectives because they:

•	are the key metrics we use to manage the business;

•	focus the executive team on the performance and efficiency of our core operating businesses, including our QCT, QTL and QWI segments;

•	provide a direct link between decisions and outcomes; and

•	are key factors that influence stockholder value.

We place more relative weight on Non-GAAP operating income performance (60% relative weight) than on Non-GAAP revenues performance (40% relative weight) because we believe profit is more important for stockholder value creation than top-line growth. These Non-GAAP objectives exclude the QSI segment (which makes strategic investments), certain estimated share-based compensation, certain acquisition-related items and certain tax items because we view such items as unrelated to the operating activities and performance of our ongoing core businesses, which is consistent with the performance focus of the ACIP.

Non-GAAP amounts used for determining ACIP funding. For fiscal 2012, the Compensation Committee used the most recent estimates of fiscal 2012 Non-GAAP results at the time it approved the fiscal 2012 ACIP amounts for the CEO and the other NEOs during the fourth quarter of fiscal 2012. See further discussion under the “Fiscal 2012 Annual Cash Incentive Plan” section.

Pre-established formula and the Compensation Committee’s use of negative discretion. Funding for the ACIP amounts is determined by a pre-established formula that results in the target amount of cash if the Company achieves its financial performance objectives. The ACIP amounts earned by each NEO is subject to the Compensation Committee’s negative discretion.

2.	Performance-based equity awards.

Equity awards are long-term rewards that include both performance stock units (PSUs) and restricted stock units (RSUs). The number of PSUs that may be earned by the NEOs is determined by multi-year relative and absolute TSR. The vesting of RSUs was contingent on the Company achieving or exceeding a fiscal 2012 operating income growth objective approved by the Compensation Committee during the first quarter of fiscal 2012.

The “Percent of Financial Objectives Achieved and Resulting Incentive Multiple” graph below shows the relationship between our financial performance and the Incentive Multiple we used to determine the funds available for the ACIP amounts.

•

The Incentive Multiple is based on financial achievement compared to the financial objectives approved by the Board during the first quarter of the fiscal year. The Incentive Multiple is applied to each NEO’s individual target ACIP amount to determine the performance-adjusted ACIP amount before the Compensation Committee applies its discretion, as warranted. Note that the Incentive Multiple, and thus the ACIP amounts that may be earned by the NEOs, varies according to the extent to which financial achievement varies compared to the objective, though not in a direct linear fashion. As noted earlier, for fiscal 2013, the Compensation Committee reduced the rate of increase to the Incentive Multiple for achievement that exceeds objectives.

•

In fiscal 2012, we achieved 103% of our Non-GAAP revenues objective and 102% of our Non-GAAP operating income objective, resulting in an Incentive Multiple of 1.17. Fiscal 2011 Non-GAAP revenues and Non-GAAP operating income were adjusted to exclude certain items for calculating financial performance. No adjustments were made to fiscal 2012 or 2010 Non-GAAP revenues and Non-GAAP operating income. The most directly comparable GAAP financial measures and information reconciling these adjusted Non-GAAP financial measures to our financial results prepared in accordance with GAAP are included in Appendix 3.

Percent of Financial Objectives Achieved and Resulting Incentive Multiple

(1)	Fiscal 2011 Non-GAAP revenues and Non-GAAP operating income were adjusted to exclude certain items for calculating financial performance.

In considering the fiscal 2012 ACIP amounts earned by our CEO and other NEOs, the Compensation Committee used the most recent estimates of fiscal 2012 Non-GAAP results during the fourth quarter of fiscal 2012, and use of these estimates resulted in an Incentive Multiple of 1.16 as compared to the 1.17 Incentive Multiple that resulted from the use of actual Non-GAAP results. In considering the 1.16 Incentive Multiple, the Compensation Committee determined that (1) the amounts earned by our CEO, President & COO, CFO and General Counsel should be nominally rounded downward from the performance-adjusted amounts yielded by the 1.16 Incentive Multiple and (2) the amount earned by our Group President should be rounded upward from the performance-adjusted amount yielded by the 1.16 Incentive Multiple to reflect the strong financial performance of our licensing business. The ACIP amounts earned by the NEOs for fiscal 2010 through 2012 are illustrated in the “NEO ACIP Amounts” graph below.

NEO ACIP Amounts

CEO Compensation for Fiscal 2012. Dr. Jacobs’s total direct compensation (TDC) for fiscal 2012 (i.e., salary, ACIP amount and long-term equity awards) of $19.6 million was 6.6% less than his fiscal 2011 amount of $21.0 million. The “CEO Pay for Performance” graph below presents Dr. Jacobs’s TDC compared to the Non-GAAP revenues and Non-GAAP operating income achievements for fiscal 2010 through 2012. Dr. Jacobs’s TDC was lower in fiscal 2012 in spite of the considerably higher Non-GAAP revenues and Non-GAAP operating income. We exceeded our financial objectives and achieved record Non-GAAP revenues and Non-GAAP operating income for fiscal 2012, though not to the same extent as in fiscal 2011. Thus, the performance-adjusted ACIP amount included in his total compensation was lower than the fiscal 2011 amount.

CEO Pay for Performance

(1)	Fiscal 2011 Non-GAAP revenues and Non-GAAP operating income were adjusted to exclude certain items for calculating financial performance.

C. Key Compensation Program Practices

Our compensation programs are subject to a thorough process that includes Compensation Committee review and approval of program design and practices and the advice of an independent, third-party compensation consultant engaged by the Compensation Committee. We have many practices that promote consistent leadership, decision-making and actions among our executives that are consistent with our values of innovation, execution and partnership without taking inappropriate or unnecessary risks. These practices include:

•

We emphasize performance-based equity awards. In fiscal 2012, a majority of the long-term incentive awards granted to our CEO, the other NEOs and other executive officers were in the form of performance-based awards that align the interests of our stockholders and executive officers. The PSUs reward relative and absolute stock performance. The PSU program restricts the amount of PSUs that may be earned to the target amount if Qualcomm’s relative TSR is better than the NASDAQ while our absolute TSR is negative for the 3-year performance period. Thus, no more than the target amount of PSUs may be earned when our relative TSR exceeds the NASDAQ-100 during difficult market conditions. The RSUs included a fiscal 2012 operating income threshold to ensure tax deductibility under Section 162(m) of the Internal Revenue Code, which benefits stockholders.

•

A significant portion of our NEOs’ compensation varies with Company performance. On average, 76% of our NEOs’ fiscal 2012 annual target compensation was attributable to the grant date fair value of long-term incentive equity awards, and 89% of their fiscal 2012 annual target compensation was variable in the form of ACIP amounts and long-term incentive equity awards.

•	We have a balanced approach to incentive programs. We have a balance of short-term (Non-GAAP revenues and Non-GAAP operating income) and long-term (relative TSR) performance measures. We have a balance of time horizons for our ongoing incentive awards, including an annual cash incentive program, a three-year PSU program and RSUs that become fully vested three years after the grant date (provided a pre-determined operating income threshold for fiscal 2012 was met or exceeded).

•

We have limits on the amounts of variable compensation that may be earned. We limited the potential ACIP amounts that the NEOs may earn to 2.5 times the target amount, and for fiscal 2013, we are reducing the limit to 2.0 times the target amount. We introduced PSUs in fiscal 2010 and limited the potential number of shares of our common stock that our NEOs may earn to 2.0 times the target amount for the fiscal 2011 and 2012 awards and 1.25 times the target amount for the fiscal 2010 awards. The higher maximum award for fiscal 2011 and 2012 aligned relative earned compensation with relative performance (e.g., compensation in the top quartile is earned for performance achieved in the top quartile), consistent with our pay-for-performance philosophy. The fiscal 2010 awards included a minimum award of 75% of the target amount, whereas the fiscal 2011 and 2012 awards did not include a minimum award amount (i.e., if TSR is not high enough, the PSUs are forfeited).

•

We have a risk management process. We continued the annual risk assessments for our compensation and benefit programs and human resources data management processes and practices relative to executive and non-executive compensation programs that we initiated in fiscal 2010. These reviews included an assessment by the Compensation Committee’s independent compensation consultant.

•

We have stock ownership guidelines. We established stock ownership guidelines in September 2006. In October 2010, we increased the ownership guideline for the CEO from five times to six times annual base salary. Our CEO and two of the other NEOs were required to and have met their respective guidelines as of September 30, 2012, and the remaining NEOs are progressing toward their respective guidelines.

•

We do not provide special tax gross-up for executive perquisites. We do not provide tax gross-up payments on compensation or benefits, except where directly business-related and provided in a policy applicable to all eligible employees, such as relocation.

•

We have a cash incentive compensation claw back policy. We adopted a cash incentive compensation repayment (“claw back”) policy effective January 1, 2009, and we intend to amend the policy to comply with any additional requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) after the SEC adopts new regulations implementing those requirements.

•

Our insider trading policy includes a prohibition on pledging of stock. Our insider trading policy for executive officers and non-employee directors prohibits transactions involving “short-swing” profits, short sales and derivatives, including put and call options and forward sales contracts. Our policy requires that a trading compliance officer of the Company first pre-clear complex transactions such as loans and other transactions that may be structured to monetize or otherwise obtain value for stock holdings. During fiscal 2012, the Governance Committee adopted a new policy that prohibits the future pledging of our common stock which provides up to five years to comply for any shares that had been pledged prior to the policy being adopted. The five-year period to comply with the pledging of stock is consistent with the five-year period to comply with our stock ownership guidelines.

•

Our NEOs do not have severance agreements or employment contracts, and our equity acceleration in the event of a change-in-control is “double-trigger.” We employ our NEOs “at will,” without severance agreements or employment contracts. Thus, our CEO and other NEOs do not have guaranteed arrangements for cash compensation or severance upon a change in control or excise tax gross-up for change-in-control payments. Furthermore, no outstanding unvested equity awards assumed by an acquirer in the event of a change in control would accelerate for employees, including NEOs, who were not involuntarily terminated or who did not terminate voluntarily “for good reason” during a specified period after the change in control (i.e., “double-trigger” treatment of unvested awards).

III. COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss and analyze our compensation programs and the specific amounts of compensation paid to our CEO, CFO and the other three most highly compensated executive officers for fiscal 2012. Collectively, we refer to these individuals as the “Named Executive Officers” or the “NEOs.” They are:

1.	Dr. Paul E. Jacobs, Chairman and CEO, has 22 years of service with Qualcomm and has been CEO since July 2005 and Chairman since March 2009.

2.	Mr. Steven M. Mollenkopf, President and COO, has 18 years of service with Qualcomm and has been President and COO since November 2011.

3.	Mr. Derek K. Aberle, EVP and Group President, has 12 years of service with Qualcomm and has been Group President since November 2011.

4.	Mr. William E. Keitel, EVP and CFO, has 16 years of service with Qualcomm and has been CFO since February 2002.

5.	Mr. Donald J. Rosenberg, EVP, General Counsel and Corporate Secretary, has 5 years of service with Qualcomm.

A. Compensation Program Objectives and What We Reward

Our compensation program has five primary objectives:

1.	align the interests of our NEOs and long-term stockholders;

2.	pay for performance: annual cash incentive amounts earned vary with performance compared to pre-established financial objectives, and amounts potentially realized from long-term equity incentive awards will vary with absolute stock price performance and relative TSR;

3.	deliver pay that is competitively reasonable and appropriate for our business needs and circumstances;

4.	reflect high standards for corporate governance and compensation-related risk management; and

5.	be tax efficient for the Company.

B. Key Components of Our NEO Compensation Program

We are including three tables to summarize the key components of our NEO compensation program. The first table, immediately below, includes the principal components of our pay-for-performance approach. The other two tables are included in the final section of the CD&A under the heading “Other Components of Our Executive Compensation Programs” on page 65. These two additional tables summarize benefit programs that are available only to our NEOs and other employees in vice president or senior vice president roles and benefit programs that are generally available to all of our U.S.-based employees, including our NEOs.

Principal Components of our Pay-for-Performance Approach (1)

Component	Form and Purpose	Pay for Performance	Comment

Base salary	Annual fixed cash compensation. Provide sufficient competitive pay to attract and retain experienced and successful executives.	Adjustments to base salary consider individual performance, contributions to the business, competitive practices and internal comparisons.	Base salary reflects the employee’s level of responsibility, expertise, skills, knowledge and experience. The Compensation Committee determines the amount during the first quarter of the fiscal year.

Annual cash incentive	Annual variable cash compensation. Encourage and reward contributions to our annual financial performance objectives. Engage executives in execution, partnership and teamwork. Emphasize accountability for results.	The potential award amount varies with the degree to which we achieve our annual financial objectives and the extent to which the NEO contributes to strategic and operational objectives.	The Compensation Committee determines the target amount during the first quarter of the fiscal year and approves the actual amount earned at the end of the fiscal year.

Long-term incentive

Long-term variable share-based compensation. Encourage and reward building long-term stockholder value, employment retention and company stock ownership. Engage executives in innovation and align them with stockholder interests. We provide a mix of equity award types to balance specific objectives.

PSUs: Reward relative stock performance versus other potential similar investments.

RSUs: Maintain retention value during periods of market volatility.

PSUs: A variable amount of shares of our common stock are awarded based on the relative performance of our TSR compared to that of the NASDAQ-100.

RSUs: Retain executives and align them with stockholders’ interests by awarding a fixed number of Qualcomm shares upon vesting.

Stock Options: The potential appreciation in our stock price above the option exercise price motivates our NEOs to build stockholder value. NEOs may realize an amount only if our stock price appreciates over the option term.

The Compensation Committee, at its sole discretion, determines the mix of equity awards (stock options, PSUs and RSUs) and the value of awards granted each year. The Compensation Committee determines the value of the awards in November, and the awards are granted on the date it approves the awards. We encourage stock ownership through guidelines applicable to all of our executive officers.

(1)	All of our employees receive a base salary and are eligible to participate in our annual cash incentive program, and substantially all of our employees are eligible to participate in our long-term incentive program.

C. Determining the Amount of Compensation for Our NEOs: Our Overall Objectives

The amount of compensation we provide to our NEOs is intended to be:

•

Competitively reasonable and appropriate for our business needs and circumstances. We consider competitive compensation practices by other companies as reference points that the Compensation Committee may use for comparative purposes. We do not target specific benchmark percentiles.

•

Internally fair and equitable relative to roles, responsibilities and work relationships. The Compensation Committee may consider certain business and individual performance factors to evaluate internal fairness and equity. We do not attempt to establish specific internal relationships among the NEOs.

•

Variable from year-to-year based on the Company’s performance and individual performance (“pay for performance”). Our annual cash incentive program and long-term incentive awards deliver compensation to our NEOs when we achieve our financial performance objectives; the price of our common stock appreciates above the stock option exercise price during the option term; and our TSR, relative to the NASDAQ-100 Total Return Index (NASDAQ-100), meets or exceeds a minimum threshold.

D. Determining the Amount of Compensation for Our NEOs: The Factors We Consider

In determining the compensation amounts and opportunities, we consider several factors, including:

•	competitive compensation practices;

•	business and individual performance factors;

•

other factors, including (1) results from stockholder advisory votes on executive compensation; (2) succession planning and retention; and (3) the CEO’s evaluation and recommendations for the other executive officers; and

•	the perspectives provided by the Compensation Committee’s independent advisors, including its compensation consultant, Frederic W. Cook & Co., Inc. (FWC).

We discuss each of these factors in the following sections.

1.	Competitive compensation practices.

We conduct analyses using compensation data disclosed in SEC filings to establish reference points (i.e., the statistical median and the 75th percentile) that we use to compare our NEOs’ compensation to that provided by peer companies.

Peer companies for fiscal 2012. In the spring of calendar 2011, the Compensation Committee objectively identified the fiscal 2012 peer group companies to use for its compensation planning and competitive analyses for fiscal 2012, taking into account FWC’s recommendations, based on the following characteristics with regard to Qualcomm:

•	principal business in a technology, media or telecommunications industry segment based on the Global Industry Classification System (GICS);

•	generally comparable in market capitalization (guideline of one-quarter to four-times Qualcomm);

•	comparable performance-based compensation model; and

•	commonly used as peers of peers (i.e., the peer companies disclosed by the companies we used as peers).

The Compensation Committee emphasized market capitalization as the primary quantitative criterion for selecting companies for the following reasons:

•

Market capitalization, a key component of which is stock price, is the key driver of equity compensation grant value, and equity compensation grant value is the single largest component of NEOs’ compensation among large market capitalization technology companies.

•

Market capitalization is directly correlated with stockholder benefit. Our market capitalization is supported more by our levels of net income and net income margin than by the amount of our revenues, which in turn reinforces the appropriateness of the peer group selection criterion.

•

A significant portion of Qualcomm’s business is technology licensing, which is a high margin business, and as such, we typically have higher market capitalization and profit than companies with similar revenues.

Peer Companies for Fiscal 2012

ADP	Amazon	Apple
AT&T	Broadcom	Cisco
Comcast	Corning	Dell
DirecTV	eBay	EMC
Google	Hewlett Packard	IBM
Intel	Microsoft	Motorola Mobility
Oracle	Texas Instruments	Time Warner Cable
United Technologies	Verizon	Yahoo!

Changes from the fiscal 2011 peer companies (1) included the addition of ADP because it met the Compensation Committee’s selection criteria and is a potential competitor for executive talent; (2) excluded Adobe, Applied Materials and Motorola Solutions because they were below the minimum values established for peer company market capitalization; and (3) excluded Walt Disney, Time Warner and Viacom because they are media content companies and are limited potential competitors for executive talent. The Compensation Committee retained media distribution companies (i.e., Comcast, DirecTV and Time Warner Cable) because they are technology-driven and more likely potential competitors for executive talent.

Fiscal 2012 Peer Company Data (1)  (Dollars in billions)

	Range	Median	Qualcomm	Qualcomm’s Rank
Market Capitalization	$7.2 - $321.0	$81.20	$89.60	10 of 22
GAAP Revenues (trailing four quarters)	$6.3 - $127.2	$34.40	$11.70	16 of 22
GAAP Net Income (trailing four quarters)	$(0.1) - $20.6	$3.60	$3.60	11 of 22
EBITDA	$0.086 - $39.0	$9.20	$4.30	14 of 22
EBITDA Margin	1% - 46%	26%	37%	6 of 22

(1)	Qualcomm and the peer company data reported in the most recent Standard & Poor’s Compustat reports as of March 2011, the time at which FWC prepared the peer company selection analysis. At its May 2011 meeting, the Compensation Committee determined the peer companies that were used for the competitive analyses prepared by FWC. The Compensation Committee reviewed the competitive analyses at its September 2011 meeting, prior to making fiscal 2012 compensation decisions at its November 2011 meeting.

Changes to Peer Companies for Fiscal 2013

During fiscal 2012, the Compensation Committee determined the peer companies to use in its fiscal 2013 planning and competitive analyses and in doing so considered the results of the “Say-on-Pay” vote at the 2012 annual meeting and feedback from proxy advisory services. The characteristics of the fiscal 2013 peer companies include:

•	principal business in a technology, media (non-content oriented) or telecommunications industry segment based on the Global Industry Classification System (GICS);

•	generally comparable in both market capitalization and revenues between one-quarter to four-times Qualcomm’s size (only market capitalization was used in prior years);

•	comparable performance-based compensation model; and

•	commonly used as peers of peers (i.e., the peer companies disclosed by the companies we use as peers).

As a result of these changes to the screening criteria, five of the larger fiscal 2012 peer companies (i.e., Apple, AT&T, Hewlett Packard, IBM and Verizon) were excluded for fiscal 2013 because they had revenues more than four times Qualcomm’s revenues. Meanwhile, four of the smaller peer companies (i.e., Broadcom, Corning, Time Warner Cable and Yahoo) did not meet the minimum market capitalization threshold but were left in the group of fiscal 2013 peer companies by the Compensation Committee to ensure that the fiscal 2013 peer group remains sufficiently robust and to promote continuity.

2.	Business and individual performance factors

In addition to compensation amounts that are competitively reasonable and appropriate, we intend for our compensation amounts to be internally fair and equitable relative to roles, responsibilities and relationships among our NEOs. Accordingly, we also consider other factors in the process of determining compensation levels for each NEO, including:

•	the Compensation Committee’s evaluation of the CEO and other NEOs;

•	individual performance and contributions to financial goals, such as Non-GAAP revenues, Non-GAAP operating expenses, Non-GAAP operating income and free Non-GAAP cash flow;

•	labor market conditions, the need to retain and motivate the NEOs and each NEO’s potential to assume increased responsibilities and contribute long-term value to the Company;

•	management succession plans and bench strength;

•	operational management, such as project milestones and process improvements;

•	internal working and reporting relationships and our desire to encourage partnership and teamwork among our NEOs;

•	individual expertise, skills, knowledge and tenure in position; and

•	leadership, including developing and motivating employees, collaborating within Qualcomm, attracting and retaining employees and personal development.

We do not have a predefined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the NEOs. Ultimately, it is the Compensation Committee’s judgment of these factors, along with competitive data, that form the basis for determining the CEO’s, the other NEOs’ and executive officers’ compensation.

3.	Other factors considered in determining NEO compensation

Results from the 2011 and 2012 Annual Meeting advisory votes on executive compensation. We noted in the Executive Summary (1) the results of the advisory votes at the 2011 and 2012 annual meetings; (2) the decline in the percentage of our stockholders voting in favor of the compensation of our NEOs as compared to 2011, as well as feedback from stockholders that was provided by management, which prompted the Compensation Committee to review our compensation philosophy, programs and practices; and (3) the modifications to the compensation programs for our NEOs that will be implemented for fiscal 2013 and more fully disclosed in the proxy statement for the 2014 annual meeting.

Prior compensation or amounts realized or realizable from prior equity compensation. FWC prepared and reviewed with the Compensation Committee an analysis of the NEOs’ equity holdings based on the current and potential values of their equity awards and ownership of our common stock. The Compensation Committee and the CEO reviewed these analyses as part of their broader consideration of alignment with stockholder interests, succession planning and retention of executive officers. The Compensation Committee determined not to include the ACIP amounts for fiscal 2011 (paid in fiscal 2012) and the amounts realized or realizable from prior equity awards in establishing compensation amounts for fiscal 2012 because we award cash incentives for fiscal year performance, and equity awards are forward-looking long-term incentives granted as part of the direct compensation that the Compensation Committee establishes each year. The Compensation Committee believes that reducing equity award grant values because of prior gains and ownership could penalize our executive officers for their long-term service and past performance.

CEO involvement in compensation decisions. After the end of the fiscal year, the Compensation Committee and the CEO discussed our business performance, his performance and his evaluation of and compensation recommendations for the other NEOs. The Compensation Committee, without the CEO present, determined the CEO’s base salary, ACIP amount and long-term equity awards and approved the CEO’s recommendations for base salaries, ACIP amounts and long-term equity awards for the other NEOs.

4.	The Compensation Committee’s independent consultants and advisors

The Compensation Committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. During fiscal 2012, the Compensation Committee engaged an independent executive compensation consulting firm, FWC, to advise it on compensation matters. FWC reported directly to the Compensation Committee. We did not engage FWC for any additional services during fiscal 2012 beyond its support of the Compensation Committee. The engagement did not raise any conflicts of interest, and pursuant to this engagement, FWC:

•	provided information, insights and advice regarding compensation philosophy, objectives and strategy;

•	recommended peer group selection criteria and identified and recommended potential peer companies;

•	provided analyses of competitive compensation practices for executive officers and non-employee directors;

•	provided analyses of potential risks arising from our executive and non-executive programs;

•	provided analyses of aggregate equity compensation spending;

•	reviewed and commented on recommendations regarding NEO compensation; and

•	advised the Compensation Committee on specific issues as they arose.

Representatives from FWC attended all Compensation Committee meetings during fiscal 2012 and interacted with the Committee Chair, members of our human resources staff and outside legal counsel prior to and following Compensation Committee meetings. We paid $347,541 in fees to FWC during fiscal 2012, all for work that was directly in support of the Compensation Committee and execution of the Committee’s responsibilities under its charter.

The Compensation Committee also sought and received advice from our outside legal counsel, DLA Piper LLP. Our human resources department supported the Compensation Committee in its work, collaborated with FWC and DLA Piper, conducted analyses and managed our compensation and benefit programs.

E. NEO Compensation for Fiscal 2012

In this section, we discuss the:

•	relationships of TDC to competitive practices and between the CEO and other NEOs;

•	contribution of each pay component to TDC;

•	results of our ACIP financial performance measures and the resulting funding for amounts earned by the NEOs;

•	ACIP amounts that were granted during the first quarter of fiscal 2012; and

•	TDC for the CEO and each other NEO.

1.	Relationships of TDC to competitive practices and between the CEO and other NEOs

In the first quarter of fiscal 2012, the Compensation Committee determined base salaries, ACIP amounts and the grant date fair value of long-term incentive awards for the NEOs. The Compensation Committee considered information from FWC’s competitive analysis, the business and individual factors described above, tax efficiency and the CEO’s recommendations for the other NEOs in determining these amounts. The timing of the fiscal 2012 NEO compensation decisions was consistent with Qualcomm’s historical practice. The two graphs below summarize the TDC profiles for our NEOs.

The “NEO TDC for Fiscal 2012” graph below compares the TDC amount for each NEO relative to the 50th (the triangle-shaped markers) and 75th (diamond-shaped markers) percentiles of our fiscal 2012 peer companies.

NEO TDC for Fiscal 2012

(1)	Excludes $5 million and $4 million in value from special promotion equity awards granted to Messrs. Mollenkopf and Aberle, respectively, in the form of PSUs and RSUs that vest in equal amounts on the third, fourth and fifth anniversaries of the grant dates. The value of these equity awards was excluded from the amounts above because the Compensation Committee views these equity awards as special, one-time awards made in connection with Messrs. Mollenkopf’s and Aberle’s promotions in November 2011. The value of these equity awards is included in the Summary Compensation Table.

The “Relationship of TDC between CEO and Other NEOs” graph below presents the relationship of the CEO’s TDC as a multiple of the TDC for each of the four other NEOs. For example, Dr. Jacobs’s TDC is 2.1 times greater than Mr. Mollenkopf’s TDC. We consider these relationships to be useful when considering succession planning and alignment and engagement among the NEOs. The CEO reviewed these relationships in making his recommendations for the other NEOs to the Compensation Committee, but the Compensation Committee did not establish specific internal compensation relationship targets among the NEOs when determining TDC for the NEOs for fiscal 2012.

Relationship of TDC between CEO and Other NEOs

(1)	Excludes $5 million and $4 million in value from special promotion equity awards granted to Messrs. Mollenkopf and Aberle, respectively, as noted above.

2.	Contribution of each pay component to TDC

The “Contribution of Each Pay Component to TDC for Fiscal 2012” graph below illustrates the proportionate contribution of each pay component to TDC. The portion of TDC that varies based on performance (the sum of the ACIP amount and the grant date fair value of long-term equity incentive awards divided by TDC) is 94% for the CEO and averages 89% for the other NEOs. These proportionate contributions were substantially the same as in fiscal 2010 and 2011.

Contribution of Each Pay Component to TDC for Fiscal 2012

(1)	Excludes $5 million and $4 million in value from special promotion equity awards granted to Messrs. Mollenkopf and Aberle, respectively, in fiscal 2012 as noted above.

(2)	The fair values of the RSUs were determined using the closing price of our common stock on the grant date.

(3)	The fair values of the PSUs were determined using a Monte-Carlo simulation (a generally accepted statistical technique used, in this instance, to simulate a range of possible future stock prices for Qualcomm and the NASDAQ-100 Index) with the following assumptions: expected volatility of 31.36% for Qualcomm and 23.38% for the NASDAQ-100; expected volatility of 33.99% for Qualcomm’s ending stock price; a correlation coefficient of 0.7440; risk-free rates of return of 0.23%, 0.28%, 0.37% and 0.45% for the 18-, 24-, 30- and 36- month performance periods, respectively; and a dividend rate of 1.50%.

3.	Results of our ACIP financial performance measures and the resulting funding for amounts earned by the NEOs

During the first quarter of fiscal 2012, the Compensation Committee, after consultation with the CEO and review by the Board of Directors, established Non-GAAP revenues and Non-GAAP operating income objectives for the fiscal 2012 annual cash incentive plan (ACIP). The Non-GAAP revenues and Non-GAAP operating income objectives for fiscal 2012 were $4.2 billion (29.7%) and $1.1 billion (19.7%) more than the Non-GAAP revenues and Non-GAAP operating income achieved for fiscal 2011, respectively. We applied a relative weighting of 40% to Non-GAAP revenues and 60% to Non-GAAP operating income to emphasize the relative importance of operating income on stockholder value creation.

The “Fiscal 2012 ACIP Amount Calculation” table below reports our Non-GAAP revenues and Non-GAAP operating income objectives and results and the calculation of the Incentive Multiple that is used by the Compensation Committee in determining the performance-adjusted ACIP amounts. During the fourth quarter of fiscal 2012, the Compensation Committee used the most recent estimates of fiscal 2012 results when it approved the fiscal 2012 ACIP amounts for the CEO and the other NEOs. The estimates used resulted in an Incentive Multiple of 1.16, as compared to the 1.17 Incentive Multiple shown in the table below based on actual Non-GAAP results. We achieved 103% and 102% of our Non-GAAP revenues and Non-GAAP operating income objectives for fiscal 2012, respectively. Our fiscal 2012 performance reflected growth of 34% and 22% in Non-GAAP revenues and Non-GAAP operating income, respectively, over fiscal 2011, which was itself a record year with Non-GAAP revenues and Non-GAAP operating income growth of 30% and 35%, respectively, over fiscal 2010. The fiscal 2012 year-over-year Non-GAAP revenues objective was above the peer company 75th percentile actual revenues growth and the year-over-year Non-GAAP operating income objective was at the peer company 75th percentile actual operating income growth. These levels of performance, when applied to the formula approved by the Compensation Committee at the beginning of fiscal 2012, resulted in an Incentive Multiple of 1.17. (See the narrative under “Grants of Plan-Based Awards” for a detailed description of the cash incentive program and formula.)

Fiscal 2012 ACIP Amount Calculation

	Results ($000s)	÷	Target ($000s)	=	Achievement Ratio	x	Relative Weight		Weighted Achievement Ratio
Non-GAAP revenues	19,120,822		18,566,639		103%		40%		41.2%
Non-GAAP operating income	7,100,050		6,967,868		102%		60%		61.1%

							Sum	=	102.3%

					Incentive Multiple (1) (2)				1.17

(1)	See the “Annual Cash Incentive Plan” section under “Grants of Plan-Based Awards” for a discussion of how we calculate the Incentive Multiple.

(2)	The Incentive Multiple has been rounded to the nearest hundredth.

Consistent with past practice, the fiscal 2012 ACIP authorized the Compensation Committee to adjust reported Non-GAAP revenues and Non-GAAP operating income for calculating financial performance on which fiscal 2012 cash incentives were determined to eliminate the distorting effect of certain unusual income or expense items on year-over-year growth percentages if the Compensation Committee determined, in its discretion, that the items do not reflect a fair measurement of our operating performance. The Compensation Committee did not make any such adjustments for fiscal 2012.

The “Fiscal 2012 Performance-Adjusted and Actual ACIP Amounts” table below shows, for each NEO, the target ACIP amount established at the beginning of fiscal 2012, the performance-adjusted ACIP amount that is the product of multiplying the target ACIP amount by the Incentive Multiple of 1.17, the actual ACIP amount approved by the Compensation Committee and the variance between the actual ACIP amounts and the performance-adjusted amounts.

Fiscal 2012 Performance-Adjusted and Actual ACIP Amounts

Name	Target ACIP Amount ($)	Performance- Adjusted ACIP Amount ($) (1)	ACIP Amount Awarded by Compensation Committee ($)	Variance of Actual ACIP Amount vs. Performance- Adjusted Amount
Jacobs	3,000,000	3,510,000	3,400,000	-3%
Mollenkopf	1,141,000	1,334,970	1,300,000	-3%
Aberle	900,000	1,053,000	1,100,000	4%
Keitel	887,500	1,038,375	1,000,000	-4%
Rosenberg	742,500	868,725	850,000	-2%

(1)	The Performance-Adjusted ACIP Amount is the product of the Target ACIP Amount multiplied by the Target Incentive Multiple of 1.17 and represents a reference point that the Compensation Committee considered along with individual accomplishments in determining the NEOs’ actual ACIP amounts.

4.	Annual long-term incentive awards that were granted during the first quarter of fiscal 2012

Factors we consider for determining equity award amounts. The Compensation Committee exercises its discretion in approving long-term incentive award amounts. A key consideration is the resulting target direct compensation relative to competitive practices and internal pay relationships. Our compensation philosophy and practice is that total direct compensation is reasonable and appropriate when it is fairly aligned with relative competitive performance and with our fiscal 2012 goals. After the Compensation Committee has considered the resulting position of total direct compensation relative to competitive practice, it then considers individual performance and contributions, long-term potential and retention, internal fairness and equity, the business and individual factors described earlier and the performance required by the ACIP financial objectives, which required 30% year-over-year Non-GAAP revenues growth and 20% year-over-year Non-GAAP operating income growth.

Additional factors we will consider for fiscal 2013 equity awards. For fiscal 2013, the Compensation Committee has determined that it will also consider absolute and relative TSR and year-over-year growth in addition to performance against annual objectives. Further, it has changed the timing of equity awards from the first quarter to the fourth quarter of the fiscal year. Changing the timing provides the Compensation Committee maximum flexibility to consider fiscal year performance and the stockholders’ annual “Say-on-Pay” advisory vote when determining equity awards, and by doing so, the amounts of the equity awards will be more clearly aligned with the performance for the fiscal year in which the awards are granted and with the feedback provided by the stockholders through the advisory vote.

We provided a mix of performance-based equity awards. During the first quarter of fiscal 2012, the Compensation Committee awarded a combination of PSUs and RSUs to the NEOs, including special promotion PSUs and RSUs to Messrs. Mollenkopf and Aberle, and each NEO received a majority of his equity awards in the form of PSUs. The PSUs and RSUs are consistent with our long-term incentive program because they align the interests of our NEOs and our stockholders by rewarding relative and absolute stock price performance, and they provide the additional advantage of being retention tools under certain circumstances. Awarding PSUs and RSUs to our NEOs and other employees enables us to address certain strategic compensation objectives, including to:

•

reduce our equity burn rate (the number of shares subject to equity awards granted during the year divided by total common shares outstanding), while we increase our staffing levels and maintain a broad-based equity program in which substantially all of our employees are eligible to receive equity awards;

•	reduce our overhang (the number of outstanding unexercised stock options and unvested PSUs and RSUs);

•	balance our NEOs’ equity compensation portfolios, especially in times of high market volatility and when increases to our stock price may be constrained by external factors; and

•	reinforce our already strong capability to attract, retain and engage highly talented executives.

RSUs require that the Company meet or exceed an operating income objective in order to vest. We structured the RSU program such that the RSUs would vest subject to the Company attaining at least 70% of the Non-GAAP operating income objective ($4.9 billion) for fiscal 2012. If we did not equal or exceed this amount the RSUs would not vest, and if we did equal or exceed this amount, the RSUs would vest annually over three years. This performance criterion ensured alignment with our pay-for-performance philosophy, as well as the tax deductibility of the RSUs under IRC Section 162(m). The Compensation Committee certified that the $4.9 billion objective was achieved. The RSUs include dividend equivalent rights.

The number of shares distributed through our PSU program is based on both relative and absolute TSR. We structured the PSU program to award a variable amount of shares of our common stock based on the relative performance of our TSR compared to that of the NASDAQ-100. We selected the NASDAQ-100 because it (1) represents a broader capital market with which we compete for talent and capital investments; (2) is representative of the broad range of our business operations, which includes licensing of intellectual property and sales of products and services; (3) is both objectively determined and readily available, and our performance compared to the index can be evaluated at any time; (4) provides transparency for participants and stockholders; and (5) facilitates the tracking and administration of the plan. (See the “Performance Stock Units” section under “Grants of Plan-Based Awards” for a description of the PSU program.)

The design of the fiscal 2012 PSU program is depicted in the “Fiscal 2012 PSU Award Structure” table below.

Fiscal 2012 PSU Award Structure

Qualcomm TSR relative to the NASDAQ-100	Percent of Target Award Amount that may be Earned
Maximum: 133% and above	200%
Target: 100%	100%
Threshold: 66%	33%
Less than 66%	0%

Qualcomm’s TSR for the 3-year performance period must be positive to earn more than the target award amount. The total award amount earned may not exceed the target award amount if Qualcomm’s TSR for the three-year performance period is negative. This feature limits compensation for positive performance against the peer group, when stockholders are still losing a portion of their investment over the period (as may occur in a volatile or depressed securities market). The performance period is the three-year period from September 26, 2011 to September 26, 2014, with four separate measurement periods of 18, 24, 30 and 36 months. We determined that four separate measurement periods would encourage and reward sustained and continuous growth over the three years and align our executive officers’ interests with our stockholders’ interests. The PSUs will not vest until the end of the performance period and include dividend equivalent rights. The dividend equivalents will accrue, in the form of additional shares of our common stock, on earned shares with vesting and distribution on the third anniversary of the grant date. The cliff-vest provision provides a retention component and aligns with the three-year performance period.

5.	TDC for the CEO and each other NEO

Dr. Paul Jacobs, Chairman and CEO.

	Fiscal 2012	Fiscal 2011	Change
Salary	$1,189,246	$1,150,591	3.4%
ACIP amount	3,400,000	5,500,000	-38.2%

Total cash compensation	4,589,246	6,650,591	-31.0%
Long-term incentive grant date fair value	14,999,985	14,322,329	4.7%

TDC	$19,589,231	$20,972,920	-6.6%

Dr. Jacobs’s TDC for fiscal 2012 was 7% less than the fiscal 2011 amount primarily due to a lower ACIP amount. The Company’s fiscal 2012 financial performance exceeded its objectives, albeit to a lesser extent as compared to fiscal 2011 resulting in a lower ACIP amount.

Dr. Jacobs’s salary for fiscal 2012 as reported above and in the “Summary Compensation Table” reflects an increase awarded by the Compensation Committee that was effective during the first quarter of fiscal 2012.

Any PSUs earned during the three-year performance period become fully vested at the end of the performance period, and the RSUs vest annually, provided the Company meets or exceeds the operating income objectives approved by the Compensation Committee, and become fully vested on the third anniversary of the grant date. The actual amount realized at the time of vest is dependent upon relative and absolute TSR for PSUs and the price of our common stock and the number of dividend equivalents credited for RSUs.

Dr. Jacobs received a bonus award of $2,775 from Qualcomm’s patent award program in fiscal 2012. He received similar amounts from the patent award program in fiscal 2009, 2010 and 2011. This amount is disclosed in the “Summary Compensation Table” but is not considered as part of his total direct compensation.

In November 2011, the Compensation Committee increased the amount of Dr. Jacobs’s equity award (comprised of both PSUs and RSUs) to (1) recognize the Company’s outstanding fiscal 2011 financial performance and (2) to align his TDC for fiscal 2012 with the 75th percentile of the fiscal 2012 peer group. Slightly more than 50% of the shares awarded were PSUs.

During the fourth quarter of fiscal 2012, the Compensation Committee awarded Dr. Jacobs an ACIP amount of $3.4 million, which was 38% less than the amount he received for fiscal 2011. This amount is 3% less than the performance-adjusted amount due to a nominal “rounding-off” and is not a negative reflection of his performance. In determining his actual ACIP amount, the Compensation Committee also considered the following:

•

Dr. Jacobs led the Company to record revenues, earnings and Mobile Station Modem (MSM) integrated circuit shipments, driven by increasing global consumption of wireless data across a wide range of devices, particularly smartphones. The Company achieved a record $19.1 billion in Non-GAAP revenues (up 28% year-over-year), a record $7.1 billion in Non-GAAP operating income (up 17% year-over-year) and 590 million MSM integrated circuit shipments (up 22% year-over-year). Additionally, we returned $2.9 billion to stockholders in the form of $1.6 billion in cash dividends and $1.3 billion through repurchases of our common stock.

•

Dr. Jacobs successfully positioned Qualcomm for double-digit growth again in fiscal 2013 as we continued to invest in and execute on our strategic priorities, our broad licensing program and industry-leading Snapdragon and 3G/LTE integrated circuit roadmap. He continued to strengthen relationships with key industry players and a broad range of global operators, especially in the growth markets of China, India and Brazil. Additionally, we supported advocacy efforts on corporate tax reform, high-skilled immigration reform, spectrum policy and funding basic research.

•

Our capabilities and capacity for continued growth and success lie in our values (innovation, execution and partnership), leadership and employee development, engagement and retention and in our culture of high performance. We were named to Fortune Magazine’s 100 Best Companies to Work for in America for the 14th consecutive year, and we received the Humanitarian Award from the Grameen Foundation for our Wireless Reach initiative’s dedication to creating business opportunities for underserved communities globally.

Mr. Steven Mollenkopf, President and Chief Operating Officer.

	Fiscal 2012	Fiscal 2011	Change
Salary	$805,582	$801,809	0.5%
ACIP amount	1,300,000	2,000,000	-35.0%

Total cash compensation	2,105,582	2,801,809	-24.8%
Long-term incentive grant date fair value	6,999,960	5,067,851	38.1%

TDC	9,105,542	7,869,660	15.7%
Promotion PSU/RSU grant date fair value	5,000,000	—

TDC plus promotion PSU/RSU	$14,105,542	$7,869,660	79.2%

Mr. Mollenkopf’s TDC for fiscal 2012 (before his promotion PSU/RSU grants) was 16% higher than fiscal 2011 primarily due to an increase in the fair value of his annual long-term incentive award, partially offset by a lower ACIP amount. The Company’s fiscal 2012 financial performance exceeded its objectives, albeit to a lesser extent as compared to fiscal 2011 resulting in a lower ACIP amount.

Mr. Mollenkopf’s salary for fiscal 2012 as reported above and in the “Summary Compensation Table” reflects an increase awarded by the Compensation Committee that was effective during the first quarter of fiscal 2012.

Any PSUs earned during the three-year performance period become fully vested at the end of the performance period, and the RSUs vest annually, provided the Company meets or exceeds the operating income objectives approved by the Compensation Committee, and become fully vested on the third anniversary of the grant date. The actual amount realized at the time of vest is dependent upon relative and absolute TSR for PSUs and the price of our common stock and the number of dividend equivalents credited for RSUs.

The Compensation Committee increased the amount of Mr. Mollenkopf’s equity award (comprised of both PSUs and RSUs) to be consistent with his expanded role following his promotion to President & COO and to position his resulting TDC for fiscal 2012 between the median and 75th percentile of the fiscal 2012 peer group. The amount of his equity award was between the median and 75th percentile of the fiscal 2012 peer group, and slightly more than 50% of the shares awarded were PSUs. In addition, the Compensation Committee granted a special, one-time equity award (comprised of both PSUs and RSUs) to recognize his promotion as well as to increase his retention incentive. The one-time, special PSUs and RSUs vest on the third, fourth and fifth anniversaries of the grant dates.

During the fourth quarter of fiscal 2012, the Compensation Committee awarded Mr. Mollenkopf an ACIP amount of $1.3 million, which was 35% less than the amount he received for fiscal 2011. This amount is 3% less than the performance-adjusted amount due to a nominal “rounding off” and is not a negative reflection of his performance. In determining his actual ACIP amount, the Compensation Committee also considered the following:

•

In his new role of President and COO, Mr. Mollenkopf led initiatives aiming the Company toward a unified branding and marketing strategy and consolidating operations and leadership in Europe, China and Japan to better meet the needs of our customers and partners as well as to support continued growth.

•

Mr. Mollenkopf led our QCT segment to a record $12.1 billion in revenues (up 37% year-over-year) and a record $2.3 billion in earnings before taxes (up 12% year-over-year). In addition, QCT shipped approximately 590 million MSM integrated circuits for CDMA- and OFDMA-based wireless devices (up 22% year-over-year).

•

Mr. Mollenkopf continued to scale our QCT segment through acquisitions, organic growth and internal realignments and execute our strategy to drive our smartphone leadership into adjacent opportunities.

Mr. Derek Aberle, EVP & Group President.

	Fiscal 2012	Fiscal 2011	Change
Salary	$720,548	$646,543	11.4%
ACIP amount	1,100,000	1,750,000	-37.1%

Total cash compensation	1,820,548	2,396,543	-24.0%
Long-term incentive grant date fair value	5,000,014	4,627,368	8.1%

TDC	6,820,562	7,023,911	-2.9%
Promotion PSU/RSU grant date fair value	4,000,000	—

TDC plus promotion PSU/RSU	$10,820,562	$7,023,911	54.1%

Mr. Aberle’s TDC for fiscal 2012 (before his promotion PSU/RSU grants) was 3% less than fiscal 2011 primarily due to a lower ACIP amount. The Company’s fiscal 2012 financial performance exceeded its objectives, albeit to a lesser extent as compared to fiscal 2011 resulting in a lower ACIP amount.

Mr. Aberle’s salary for fiscal 2012 as reported above and in the “Summary Compensation Table” reflects an increase awarded by the Compensation Committee that was effective during the first quarter of fiscal 2012 in conjunction with his promotion to Group President.

Any PSUs earned during the three-year performance period become fully vested at the end of the performance period, and the RSUs vest annually, provided the Company meets or exceeds the operating income objectives approved by the Compensation Committee, and become fully vested on the third anniversary of the grant date. The actual amount realized at the time of vest is dependent upon relative and absolute TSR for PSUs and the price of our common stock and the number of dividend equivalents credited for RSUs.

The Compensation Committee increased the amount of Mr. Aberle’s equity award (comprised of both PSUs and RSUs) to be consistent with his expanded role following his promotion and to position his resulting TDC for fiscal 2012 between the median and 75th percentile of the fiscal 2012 peer group. The amount of his equity award was between the median and 75th percentile of the fiscal 2012 peer group, and slightly more than 50% of the shares awarded were PSUs. In addition, the Compensation Committee granted a special, one-time equity award (comprised of both PSUs and RSUs) to recognize his promotion as well as to increase his retention incentive. The one-time, special PSUs and RSUs vest on the third, fourth and fifth anniversaries of the grant dates.

During the fourth quarter of fiscal 2012, the Compensation Committee awarded Mr. Aberle an ACIP amount of $1.1 million, which was 37% less than the amount he received for fiscal 2011. This amount is 4% more than the performance-adjusted amount and reflects the Compensation Committee’s decision to recognize the strong financial performance of our licensing business. In determining his actual ACIP amount, the Compensation Committee also considered the following:

•

In his new role as EVP & Group President, Mr. Aberle continued to lead our QTL segment and also provided leadership and guidance for our services businesses (including our Firethorn, QES, QGOV, Qualcomm Life and Snaptracs divisions) as well as our display businesses.

•

Mr. Aberle led our QTL segment to another record year with $6.3 billion in revenues (up 17% year-over-year) and a record $5.6 billion in earnings before taxes (up 18% year-over-year). He led and provided strategic guidance for all significant license agreement negotiations and drove the creation of several new licensing opportunities, including acquisitions related to display and wireless charging technologies.

•	Mr. Aberle also played a leading role in shaping the Company’s intellectual property policy and strategy initiatives as well as provided leadership and guidance to the standards team.

Mr. William Keitel, EVP & CFO.

	Fiscal 2012	Fiscal 2011	Change
Salary	$731,934	$684,632	6.9%
ACIP amount	1,000,000	1,600,000	-37.5%

Total cash compensation	1,731,934	2,284,632	-24.2%
Long-term incentive grant date fair value	5,000,014	5,177,902	-3.4%

TDC	$6,731,948	$7,462,534	-9.8%

Mr. Keitel’s TDC for fiscal 2012 was 10% less than fiscal 2011 primarily due to a lower ACIP amount. The Company’s fiscal 2012 financial performance exceeded its objectives, albeit to a lesser extent as compared to fiscal 2011 resulting in a lower performance-adjusted ACIP amount.

Mr. Keitel’s salary for fiscal 2011 as reported above and in the “Summary Compensation Table” reflects an increase awarded by the Compensation Committee that was effective during the first quarter of fiscal 2012.

Any PSUs earned during the three-year performance period become fully vested at the end of the performance period, and the RSUs vest annually, provided the Company meets or exceeds the operating income objectives approved by the Compensation Committee, and become fully vested on the third anniversary of the grant date. The actual amount realized at the time of vest is dependent upon relative and absolute TSR for PSUs and the price of our common stock and the number of dividend equivalents credited for RSUs.

The Compensation Committee determined the amount of Mr. Keitel’s equity award (comprised of both PSUs and RSUs) to position his resulting TDC for fiscal 2012 between the median and 75th percentile of the fiscal 2012 peer group. The amount of his equity award was between the median and 75th percentile of the fiscal 2012 peer group, and slightly more than 50% of the shares awarded were PSUs.

During the fourth quarter of fiscal 2012, the Compensation Committee awarded Mr. Keitel an ACIP amount of $1.0 million, which was 38% less than the amount he received for fiscal 2011. This amount is 2% less than the performance-adjusted amount due to a nominal “rounding off” and is not a negative reflection of his performance. In determining his actual ACIP amount, the Compensation Committee also considered the following:

•

Mr. Keitel provided financial leadership in support of achieving record Non-GAAP revenues and Non-GAAP operating income in fiscal 2012 as well as continued cash dividends and repurchases of our common stock. He partnered with Qualcomm’s executive leadership to develop a five-year plan and annual operating plan for continued strong growth in revenues, operating income and cash flows.

•

We continued excellence in the quality of our accounting and reporting practices, including transparent and robust disclosures and quarterly SEC reports filed simultaneously with our earnings releases. IR magazine recognized Qualcomm for “Best Financial Reporting” in the U.S. in 2012. In addition, we continued to participate in the Internal Revenue Service Compliance Assurance Process, a program where we endeavor to agree on the treatment of all tax issues prior to our tax return being filed.

•

Mr. Keitel provided leadership and oversight to our investor relations organization. We upheld best practices on earnings conference calls, analyst meetings and financial disclosures. Institutional Investor recognized Qualcomm for “Best Investor Relations” in the Telecommunications sector of the Technology, Media & Telecommunications category.

Mr. Donald Rosenberg, EVP, General Counsel and Corporate Secretary.

	Fiscal 2012	Fiscal 2011	Change
Salary	$668,270	$641,925	4.1%
ACIP amount	850,000	1,350,000	-37.0%

Total cash compensation	1,518,270	1,991,925	-23.8%
Long-term incentive grant date fair value	4,400,011	4,406,751	-0.2%

TDC	5,918,281	6,398,676	-7.5%
Special retention RSU grant date fair value	—	3,232,618

TDC plus special retention RSU	$5,918,281	$9,631,294	-38.6%

Mr. Rosenberg’s TDC for fiscal 2012 was 8% less than fiscal 2011 (before his special retention RSU grant) primarily due to a lower ACIP amount. The Company’s fiscal 2012 financial performance exceeded its objectives, albeit to a lesser extent as compared to fiscal 2011 resulting in a lower performance-adjusted ACIP amount.

Mr. Rosenberg’s salary for fiscal 2012 as reported above and in the “Summary Compensation Table” reflects an increase awarded by the Compensation Committee that was effective during the first quarter of fiscal 2012.

Any PSUs earned during the three-year performance period become fully vested at the end of the performance period, and the RSUs vest annually, provided the Company meets or exceeds the operating income objectives approved by the Compensation Committee, and become fully vested on the third anniversary of the grant date. The actual amount realized at the time of vest is dependent upon relative and absolute TSR for PSUs and the price of our common stock and the number of dividend equivalents credited for RSUs.

The Compensation Committee determined the amount of Mr. Rosenberg’s equity award (comprised of both PSUs and RSUs) to position his resulting TDC for fiscal 2012 above the 75th percentile of the fiscal 2012 peer group. The amount of his equity award was above the 75th percentile of the fiscal 2012 peer group, and slightly more than 50% of the shares awarded were PSUs. The Compensation Committee and Dr. Jacobs determined that Mr. Rosenberg’s above 75th percentile TDC is appropriate because he provides key leadership at a time of complex and critical global legal affairs and government relations.

During the fourth quarter of fiscal 2012, the Compensation Committee awarded Mr. Rosenberg an ACIP amount of $850,000, which was 37% less than the amount he received for fiscal 2011. This amount is 0.5% less than the performance-adjusted amount due to a nominal “rounding off” and is not a negative reflection of his performance. In determining his actual ACIP amount, the Compensation Committee also considered the following:

•	Mr. Rosenberg oversaw continued excellence in the quality of our litigation management and outcomes, discovery management practices and protection of our intellectual property.

•

We implemented new procedures and upgraded software to increase the quality and efficiency of patent filing and prosecuting processes and reduced the backlog of unfiled patent applications despite an increase in invention submissions.

•

We achieved important spectrum policy outcomes, including FCC approval for the sale of spectrum to AT&T and European regulatory support for access to underutilized spectrum in higher bands and 3G/4G spectrum aggregation.

F. Compensation Decisions for Our NEOs for Fiscal 2013

This section provides an update to compensation decisions and actions we made after the end of fiscal 2012. Regarding the CEO and the other NEOs, the Compensation Committee determined the following:

•

No increases to base salaries. The Compensation Committee and management agreed to maintain the current base salaries for the CEO, other NEOs and all other executive officers at the fiscal 2012 amounts.

•	No increases to target ACIP amounts. The Compensation Committee and management also agreed to maintain the current target ACIP amounts at the fiscal 2012 percent of base salary amounts.

•

Reduced the maximum amount that may be earned in the annual cash incentive plan and reduced the rate of increase in the payout formula. For the fiscal 2013 ACIP, the Compensation Committee reduced the maximum award amount from 2.5 times to 2.0 times of the target ACIP amount. Accordingly, the CEO’s maximum ACIP amount has been reduced from 625% of base salary to 500% of base salary. The Compensation Committee also modified the funding formula to reduce the rate of increase to the funding rate for each one percent improvement in financial performance that is greater than the financial objectives.

•

Changed the timing of equity awards. For fiscal 2013, the Compensation Committee changed the timing of the equity awards from the first quarter (Q1) to the fourth (Q4) quarter of the fiscal year. Changing the timing from Q1 to Q4 provides the Compensation Committee maximum flexibility to consider current fiscal year performance and the most recent “Say-on-Pay” stockholder vote when determining equity amounts, including absolute and relative TSR and year-over-year growth in addition to performance against our annual objectives and knowledge of objectives for the upcoming year.

G. Other Components of our Executive Compensation Programs

On page 46, we noted that there are additional aspects of our executive compensation program. This section discusses those additional aspects.

Components of Our Compensation Program Available to U.S.-Based Executive-Level Employees

Component	Form and Purpose	Comment
Nonqualified deferred compensation (ERMC Plan)	Qualcomm stock (Match Shares). Provide a competitive, tax-efficient defined contribution retirement program for employees deemed to be “highly compensated.” Encourage building long-term stockholder value through a Company contribution in the form of Qualcomm stock.	We do not have a pension plan or other defined benefit retirement program. See the Nonqualified Deferred Compensation table, footnote 2, for a description of the Match Shares.
Financial planning reimbursement	Reimbursement of actual expenses incurred for financial, estate and tax planning. Attract and retain executive-level employees. Assist NEOs with managing their time.	Annual maximum reimbursement of up to $12,500 for the Chairman and CEO and the President and up to $8,000 for the other NEOs.
Additional life insurance	Additional coverage, above the amount provided to all employees. Attract and retain executive-level employees.	The additional coverage is $1 million for the Chairman and CEO and $750,000 for the other NEOs.
Use of corporate aircraft for personal travel	Imputed taxable income for W-2 reporting and incremental cost to the Company for reporting the perquisite in this proxy statement. Facilitate flexible travel arrangements and provide security.	In fiscal 2012 and prior years, we did not allow our NEOs to reimburse the Company for the cost for personal flights or for the incremental cost of non-business guests because we do not operate our aircraft on a “for hire” basis under applicable Federal Aviation Administration regulations. During fiscal 2013, we intend to implement a timesharing arrangement for non-business air travel that would allow our NEOs to reimburse the Company for personal flights such that the amount of compensation reported would be limited to $250,000 for any individual and $650,000 for all NEOs in the aggregate.

Components of Our Compensation Program Available to All U.S.-Based Employees

Component	Form and Purpose	Comment
Tax qualified deferred compensation	401(k) Plan. Provide a tax-efficient retirement savings opportunity. Attract and retain employees.	The 401(k) Plan is a voluntary, tax-qualified deferred compensation plan. We match employee contributions in cash using a tiered structure in order to encourage participation among all employees.
Employee Stock Purchase Plan (ESPP)	Qualcomm stock. Encourage long-term stock ownership and align employee and stockholder interests. Attract and retain employees.	A tax-qualified, voluntary ESPP available to all U.S.-based employees. (We also make a non-tax-qualified ESPP available to employees based in other countries provided we are able to comply with local regulations.) Annual purchases are limited to $25,000 per employee, through payroll deductions, including the purchase price discount. The purchase price is equal to 85% of the lower of: (1) the fair market value (FMV) on the first day of the offering period or (2) the FMV on the last day of the offering period.
Charitable contribution match	Matching cash paid to the charitable organization. Encourage and extend employees’ support of cultural, educational and community non-profit organizations.	We match 100% of employee contributions, up to pre-defined maximum amounts, to qualified tax-exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations and/or political non-profit organizations. The maximum annual amount we will match is based on the employee’s job level. We will match up to $125,000 for our Chairman and CEO, Vice Chairman and President and up to $100,000 annually for the other NEOs.

In addition to the programs identified above, we offered a supplemental dental and vision program that provided limited coverage above the basic dental and vision plans to approximately 3,900 senior-level U.S.-based employees. The purpose of this program is to attract and retain experienced technical talent. For each NEO and eligible dependent, the supplemental dental and vision plan provides a maximum annual coverage limit of $4,250 above the basic dental and vision plan coverage.

H. Post-Employment Compensation

We do not have employment agreements. We employ almost all U.S.-based employees, including all of our NEOs, “at will,” without severance agreements or employment contracts. This is consistent with our objective of providing compensation related to individual contributions that improve our market leadership, competitive advantage and stockholder value. It enables our Board to terminate employment with discretion as to the terms and conditions of any separation.

We do not have a pre-defined severance plan. We do not have a pre-defined severance plan covering the involuntary termination of employees, including the NEOs. We do not accelerate unvested stock options, RSUs or PSUs in the event of an involuntary “for cause” termination. Such terminations may involve theft, dishonesty, falsification, actions that are detrimental to the Company, conviction of a criminal act that impairs the performance of duties required by the Company or violation of a material Company policy.

The table below summarizes the treatment of unvested stock options, PSUs and RSUs following involuntary terminations without cause and the “double trigger” provisions for terminations after a change in control.

Treatment of Unvested Equity Awards in Certain Termination Situations

	Stock Options	RSUs	PSUs
Treatment of unvested awards after involuntary terminations without cause.	10% of the total amount granted is automatically accelerated, and up to an additional 10% may be accelerated using a pre-defined formula, subject to execution of a general release of claims.	For RSUs that vest less frequently than annual graded vesting, a prorated portion (that does not exceed one-third of the total amount granted) may be vested using a pre-defined formula, subject to execution of a general release of claims.	All unvested PSUs are immediately forfeited. The Compensation Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of the award. This is consistent with the above-mentioned practice that allows our Board to terminate employment with discretion as to the terms and conditions of separation.
“Double trigger” treatment of unvested awards.	If, within 24 months after a change in control, the recipient is involuntarily terminated for any reason other than for cause or if the recipient voluntarily resigns “for good reason” (as defined in the award agreements), then vesting of stock options and RSUs is accelerated in full.		Vesting of PSUs that remained outstanding after a change in control is accelerated but the number of shares of stock that may be issued will be prorated using a pre-defined formula.

I. Other Policies and Practices

We have a cash incentive compensation repayment (“claw back”) policy. We require an executive officer, including an NEO, to repay to us the amount of any annual cash incentive that an executive officer received to the extent that:

•	the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement that occurred within 12 months of such payment;

•	the executive officer had engaged in theft, dishonesty or intentional falsification of documents or records that resulted in the obligation to restate our financial results; and

•	a lower annual cash incentive would have been paid to the executive officer based upon the restated financial results.

The Compensation Committee is responsible for the interpretation and enforcement of this claw back policy. We plan to amend this policy as needed to comply with the additional requirements of the Dodd-Frank Act after the SEC adopts new regulations implementing those requirements.

Practices regarding equity awards. We may award PSUs, RSUs and/or stock options upon hiring a new NEO, and upon a promotion or change in roles and responsibilities of an NEO. The exercise price of all stock options is the fair market value (i.e., closing price) on the grant date, and the number of shares subject to the options is fixed on the grant date.

We have stock ownership guidelines. Our stock ownership guidelines for all of our executive officers, including our NEOs, help ensure that they maintain an equity stake in the Company, and by doing so, appropriately link their interests with those of other stockholders. Only shares actually owned and deferred stock units under the Executive Retirement Matching Contribution (ERMC) Plan count toward the stock ownership requirement. Outstanding unexercised stock options and unvested PSUs and RSUs do not count toward the requirement. Dr. Jacobs and Messrs. Keitel and Rosenberg have met their ownership guidelines. Messrs. Aberle and Mollenkopf are not yet required to meet their ownership guidelines and are progressing toward these guidelines. If an NEO has not met the guidelines by the deadline, we will require that the NEO retain at least 50% of the net shares remaining after required tax withholdings upon payment of any PSU or RSU or upon stock option exercise until they meet the minimum guideline. The guidelines are as follows:

Role	Multiple of Base Salary
CEO	6x
President	3x
All other executive officers	2x

Tax regulations. A goal of the Compensation Committee is to comply with the requirements of Internal Revenue Service Code Sections 162(m) and 409A. Section 162(m) places a $1 million annual limit on the amount that a public company may deduct for compensation paid to the CEO and the other three most highly compensated NEOs, excluding the CFO. The $1 million limit does not apply if the compensation meets Section 162(m) requirements for performance-based compensation. We designed and administered our fiscal 2012 ACIP as cash-denominated performance units granted under the 2006 LTIP to be eligible for tax deductions to the extent permitted by the relevant tax regulations, including Section 162(m). Compliance with Section 162(m) did not influence the allocation of compensation among base salary, target annual cash incentives and long-term incentives for fiscal 2012. Only actual shares distributed that are above the PSU target amount will qualify as deductible compensation under Section 162(m). From time to time, we may pay compensation to our Section 162(m) covered officers that may not be tax deductible if there are compelling business reasons to do so. Beginning in November 2011, RSUs granted to our executive officers are structured to satisfy the performance-based compensation exception of the 162(m) limit on deductible compensation.

Under Section 409A, a nonqualified deferred compensation plan (such as our ERMC Plan) must comply with certain requirements related to the timing of deferral and distribution decisions, otherwise amounts deferred under the plan could be included in gross income when earned and be subject to additional penalty taxes. Nonqualified stock options are generally exempt from Section 409A if the option satisfies certain requirements. PSUs and RSUs are also generally exempt from Section 409A. We administer the ERMC Plan and equity awards in accordance with Section 409A requirements.

IV. COMPENSATION RISK MANAGEMENT

The Compensation Committee engaged its independent compensation consultant, FWC, to collaborate with Qualcomm’s human resources staff to conduct an assessment of potential risks that may arise from our compensation programs. Based on this assessment, the Compensation Committee concluded that our policies and practices do not encourage excessive and unnecessary risk taking that would be reasonably likely to have a material adverse effect on Qualcomm. The assessment included executive, non-executive and sales incentive programs and focused on the variable components of cash incentives and equity awards. Our compensation programs are designed and administered through a centralized, corporate total rewards management office and are substantially identical among business units, corporate functions and global locations (with modifications to comply with local regulations as appropriate.) The risk-mitigating factors considered in this assessment included:

•	the alignment of pay philosophy, peer group companies and compensation amounts relative to competitive practices to support our business objectives;

•

effective balance of cash and equity, short- and long-term performance periods, caps on performance-based award schedules and financial metrics with individual factors and Compensation Committee and management discretion; and

•	ownership guidelines, a claw back policy, an insider trading policy, an equity award approval authorization policy and independent Compensation Committee oversight.

V. COMPENSATION TABLES AND NARRATIVE DISCLOSURES

The following tables, narratives and footnotes describe the total compensation and benefits for our NEOs for fiscal 2012. The values presented in the tables do not always reflect the actual compensation received by our NEOs during the fiscal year because some portion of an NEO’s base salary and annual cash incentive may have been deferred pursuant to our nonqualified deferred compensation plan.

A. Summary Compensation Table

Salary. We have a long-standing practice of establishing NEOs’ base salaries concurrent with the calendar year. Salary increases during fiscal 2012 were effective on December 24, 2011. Thus, the salaries reported in this table reflect approximately three months of earnings at the calendar 2011 rates and approximately nine months of earnings at the calendar 2012 rates. We used the calendar year 2012 base salaries in the CD&A when calculating target annual cash and target direct compensation. Salary for NEOs as presented in this table includes vacation match payments payable under our vacation policy, if any.

Bonus. The amounts in this column represent bonuses to the NEOs including amounts received under our patent award program and new hire bonuses, if any. We disclose the annual cash incentives in the “Non-Equity Incentive Plan Compensation” column.

Stock Awards. Stock awards granted to NEOs include annual grants and may include special grants for new hire, promotion and/or retention grants. The amounts in this column represent the estimated grant date fair value of PSUs and RSUs granted during the fiscal year. The estimated RSU grant date fair values were determined based on the fair value of our common stock on the date of grant. The estimated PSU grant date fair values were determined based on a Monte Carlo simulation. The amounts are not indicative of whether the NEO has or will realize the estimated fair value or any financial benefits from the award. See the “Grants of Plan-Based Awards” table for details on the PSUs granted to the NEOs during fiscal 2012.

Option Awards. Option awards granted to NEOs include annual grants and may include special grants for new hire, promotion grants and/or retention grants. The amounts in this column represent the estimated fair value of stock option awards granted during the fiscal year. The estimated fair value amounts were determined on the date of grant using an option-pricing model and are not indicative of whether the NEO has or will realize the estimated fair value or any financial benefit from the award. We did not grant any stock option awards to the NEOs during fiscal 2012.

Non-Equity Incentive Plan Compensation. The amounts in this column represent cash awards under our annual cash incentive plan (ACIP). The relevant performance period was fiscal 2012. The Compensation

Committee approved the ACIP amounts at the end of fiscal 2012; the NEOs received payment of their fiscal 2012 ACIP amounts in November 2012. See the CD&A section and the “Grants of Plan-Based Awards” table and narrative for a description of the incentive program mechanics.

Change in Pension Value and Nonqualified Deferred Compensation Earnings. We do not offer a pension plan or other defined benefit retirement plan to our NEOs. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the ERMC Plan at a rate higher than dividends on our common stock. As a result, this column has been omitted from the “Summary Compensation Table.”

All Other Compensation. See the “All Other Compensation” table for an itemized account of all other compensation reported in the “Summary Compensation Table.” Any individual item of compensation exceeding $10,000, except as discussed below under “Perquisites and Other Personal Benefits,” have been identified and quantified in accordance with SEC requirements.

Fiscal 2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Paul E. Jacobs,	2012	1,189,246	2,775	14,999,985	—	3,400,000	1,138,867	20,730,873
Chairman and Chief	2011	1,150,591	7,125	14,322,329	—	5,500,000	742,288	21,722,333
Executive Officer	2010	1,146,644	7,500	6,983,378	5,391,724	3,370,000	727,693	17,626,939
William E. Keitel,	2012	731,934	—	5,000,014	—	1,000,000	306,556	7,038,504
Executive Vice President	2011	684,632	—	5,177,902	—	1,600,000	254,303	7,716,837
and Chief Financial Officer	2010	670,010	—	2,656,296	2,050,984	950,000	192,790	6,520,080
Derek K. Aberle,	2012	720,548	—	9,000,026	—	1,100,000	308,884	11,129,458
Executive Vice President and
Group President
Steven M. Mollenkopf,	2012	805,582	—	11,999,974	—	1,300,000	143,960	14,249,516
President and Chief	2011	801,706	—	5,067,850	—	2,000,000	68,614	7,938,170
Operating Officer	2010	691,158	—	2,370,575	3,933,684	1,000,000	61,249	8,056,666
Donald J. Rosenberg,	2012	668,270	—	4,400,011	—	850,000	274,153	6,192,434
Executive Vice President	2011	641,925	—	7,639,369	—	1,350,000	208,890	9,840,184
General Counsel and Corporate Secretary	2010	620,006	—	2,284,859	1,764,515	950,000	219,466	5,838,846

(1)	Fiscal 2012 amounts include $2,775 for Dr. Jacobs from our patent award program.

All Other Compensation

Perquisites and Other Personal Benefits. The amounts disclosed represent the full amount of perquisites and personal benefits if the aggregate annual value exceeded $10,000, and each such perquisite or other personal benefit is identified by type. If the aggregate annual value of perquisites was less than $10,000, no disclosure was made. We have identified and quantified individual perquisite amounts that exceeded the greater of $25,000 or 10% of the aggregate amount of all perquisites for any NEO.

Executive Retirement Matching Contribution Plan. The amounts disclosed represent the dollar values of common stock used to match up to 10% of the aggregate of the participant’s base salary plus ACIP amounts, less any 401(k) contributions, deferred on a pre-tax basis under the ERMC Plan. The dollar values are based on the average of the fair market value of the stock over the 200 trading days preceding the match date. (See the “Voluntary Retirement Savings Plans” section in the CD&A for a description of the ERMC Plan.)

Charitable Match. The amounts disclosed represent our matching contributions for NEO contributions to qualified, tax-exempt non-profit organizations.

Company Match on 401(k) Contributions. The amounts disclosed represent the cash value of our matches to employee contributions to the 401(k) plan.

Life Insurance Premiums. The amounts disclosed represent the premiums paid for group term life insurance greater than $50,000 and executive life insurance.

All Other Compensation

Name	Perquisites and Other Personal Benefits ($) (1) (2)	Executive Retirement Matching Contribution Plan ($)	Charitable Match ($) (3) (4)	Company Matching 401k Contributions ($)	Life Insurance Premiums ($)	All Other Compensation Total ($)
Paul E. Jacobs	291,720	657,794	175,000	5,375	8,978	1,138,867
William E. Keitel	21,069	220,791	43,910	6,854	13,932	306,556
Derek K. Aberle	43,230	232,755	24,300	5,375	3,224	308,884
Steven M. Mollenkopf	13,238	100,022	21,860	5,375	3,465	143,960
Donald J. Rosenberg	8,503	191,798	46,650	5,925	21,277	274,153

(1)	The amounts in this column include: Dr. Jacobs – $286,882 for the personal use of our corporate aircraft, $4,838 for home office costs, other insurance premiums and personal travel & entertainment; Mr. Keitel – for financial planning, other insurance premiums and the personal use of our corporate aircraft; Mr. Aberle – $34,170 for the personal use of our corporate aircraft, $9,060 for financial planning, other insurance premiums, home office costs and personal travel and entertainment; and Mr. Mollenkopf – for the personal use of our corporate aircraft and other insurance premiums; Mr. Rosenberg – for financial planning, other insurance premiums and the personal use of our corporate aircraft. Under certain limited circumstances, NEOs may use the corporate aircraft for personal purposes. In those instances, the value of the benefit is based on the aggregate incremental cost to the Company. The incremental cost is calculated based on the variable costs to the Company, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries and the cost of maintenance not related to specific flights, are excluded.

(2)	We purchase tickets to various sporting, civic, cultural, charity and entertainment events. We use these tickets for business development, partnership building, charitable donations and community involvement. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of recognition and reward for their efforts. Because we had already purchased these tickets, we do not believe that there is any aggregate incremental cost to us if an NEO uses a ticket for personal purposes.

(3)	Amounts include matching contributions made by the Company in fiscal 2012 for contributions made by the NEO in fiscal 2011 as follows: $50,000 for Dr. Jacobs, $11,300 for Mr. Aberle, $10,610 for Mr. Mollenkopf and $19,600 for Mr. Rosenberg.

(4)	Amounts exclude matching contributions made by the Company in fiscal 2013 for contributions made by the NEO in fiscal 2012 as follows: $40,120 for Mr. Keitel, $12,600 for Mr. Mollenkopf and $8,485 for Mr. Rosenberg. These amounts will be reported in the All Other Compensation table in the proxy statement for the 2014 annual meeting.

B. Grants of Plan-Based Awards

Annual Cash Incentive Plan (ACIP). The Compensation Committee approved a target ACIP amount, expressed as a percentage of base salary, for each NEO. The target ACIP amount was the potential earnings opportunity for the NEO if we achieved 100% of our financial objectives for Non-GAAP revenues and Non-GAAP operating income. We structured the ACIP to provide different potential incentive earnings opportunities at various levels of financial performance. The table below shows the relationship between the percentage of financial performance that is achieved (the Weighted Achievement Ratio) and the potential ACIP amount opportunity as a percentage of the target ACIP amount (the Target Incentive Multiple). The Target Incentive Multiple increases 2.2 percentage points for each one percent improvement in the Weighted Achievement Ratio from 80% to 95%; 7.4 percentage points for each one percent improvement from 95% to 110%; and 1.9 percentage points for each one percent improvement from 110% to 150%. The maximum Target Incentive Multiple is 2.5 and applies to Weighted Achievement Ratios of 150% and above. The ACIP is not funded if the Weighted Achievement Ratio is below 80%.

Potential Non-Equity Incentive Plan Payout and Associated Financial Performance Levels

Potential Payout Level	Weighted Achievement Ratio (1)	Target Incentive Multiple (2)
Maximum	150%	2.50
	110%	1.74
Target	100%	1.00
	95%	0.63
Threshold	80%	0.30

(1)	The Weighted Achievement Ratio is the result of actual financial results achieved for the fiscal year divided by financial objectives established during the first quarter of the fiscal year.

(2)	The Target Incentive Multiple is the percentage of the potential ACIP amount relative to the target ACIP amount. The Target Incentive Multiple is applied to each NEO’s target ACIP amount to calculate the company-performance-adjusted ACIP amount. For example, if we achieve 80% of our financial objectives, the NEOs’ target ACIP amounts would be multiplied by 0.30 to determine the ACIP amounts.

Equity Awards. At its November 2011 meeting, the Compensation Committee approved long-term equity awards granted under the 2006 LTIP. The awards consisted of PSUs and RSUs. The grant dates for both the PSUs and RSUs was the date that the Compensation Committee met and approved the awards.

Stock Option Awards. Nonqualified stock options are granted under the 2006 LTIP. Twelve and one-half (12.5%) percent of the shares vest six months after the grant date, and the remaining shares vest in equal semi-annual installments over the next 42 months, becoming fully vested four years after the grant date. Options granted prior to September 10, 2010 have a ten-year term, and options granted on or after September 10, 2010 have a seven-year term. Generally, vesting is contingent upon continued service with Qualcomm. We did not grant any stock options to the NEOs during fiscal 2012.

Restricted Stock Units (RSUs). RSUs were granted under the 2006 LTIP. The RSUs granted as part of the ongoing annual equity awards vest annually over three years after the grant dates (provided a pre-determined operating income threshold for fiscal 2012 was met or exceeded.) The RSUs granted to Messrs. Mollenkopf and Aberle as promotion grants vest on the third, fourth and fifth anniversaries of the grant date.

Performance Stock Units (PSUs). The PSUs provide for a variable number of shares of our common stock based on the relative performance of our TSR compared to that of the NASDAQ-100. For the PSUs granted during fiscal 2012, there are four separate measurement periods, all of which began on September 26, 2011. The first measurement period is 18 months and ends on March 29, 2013; the second is 24 months and ends on September 27, 2013; the third is 30 months and ends on March 28, 2014; and the fourth is 36 months and ends on September 26, 2014. We allocated 25% of the target PSU amount disclosed in the “Grants of Plan-Based Awards” table to each measurement period. Our TSR is compared to that of the NASDAQ-100 at the end of each measurement period, and an award amount is determined according to the schedule below. The total award amount may not exceed the target award amount if Qualcomm’s TSR for the three-year performance period is negative. Between the levels specified, the percent of award amount earned is interpolated linearly. The number of shares of our common stock to be distributed to each participant at the end of the three-year measurement period is the sum of the shares earned for each of the four performance periods. The PSUs include dividend equivalents that may accrue, in the form of additional shares of our common stock, on earned units, but are not paid out on unearned performance awards and would vest at the same time as the underlying earned PSUs. The table below summarizes the percentage of the PSU award amount that an NEO would earn at different relative TSRs.

Qualcomm TSR vs. NASDAQ-100 TSR	Award Level	Percent of PSU Award Amount Earned
133% and above	Maximum	200%
125%		175%
110%		130%
100%	Target	100%
90%		80%
75%		50%
66%	Threshold	33%
Less than 66%		0%

Fiscal 2012 Grants of Plan-Based Awards (1) (2)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul E. Jacobs	ACIP amount		900,000	3,000,000	7,500,000
	Restricted Stock Units	11/9/2011							124,526	6,899,986
	Performance Stock Units	11/9/2011				41,423	125,523	251,046	125,523	8,099,999
William E. Keitel	ACIP amount		266,250	887,500	2,218,750
	Restricted Stock Units	11/9/2011							41,509	2,300,014
	Performance Stock Units	11/9/2011				13,808	41,841	83,682	41,841	2,700,000
Derek K. Aberle	ACIP amount		270,000	900,000	2,250,000
	Restricted Stock Units	11/9/2011							74,716	4,140,014
	Performance Stock Units	11/9/2011				24,854	75,314	150,628	75,314	4,860,012
Steven M. Mollenkopf	ACIP amount		342,300	1,141,000	2,852,500
	Restricted Stock Units	11/9/2011							99,621	5,520,000
	Performance Stock Units	11/9/2011				33,138	100,418	200,836	100,418	6,479,974
Donald J. Rosenberg	ACIP amount		222,750	742,500	1,856,250
	Restricted Stock Units	11/9/2011							36,528	2,024,016
	Performance Stock Units	11/9/2011				12,151	36,820	73,640	36,820	2,375,995

(1)	Unless indicated otherwise, the Compensation Committee approved all equity grants on the grant dates.

(2)	We did not award any stock options to any NEOs in fiscal 2012; therefore, we did not include the “All Other Option Awards” or “Exercise or Base Price of Option Awards” columns in this table.

(3)	The amounts for RSUs represent the grant date fair values based on the closing stock price of the Company’s stock on the date of grants. For additional information on the valuation assumptions, refer to “Note 1—Basis of Presentation” of Qualcomm’s consolidated financial statements included in Appendix 1. The amounts for PSUs represent the grant date fair value as determined using a Monte Carlo simulation.

C. Outstanding Equity Awards at Fiscal Year End

The “Outstanding Equity Awards at Fiscal Year End” table provides information on the current holdings of equity awards by the NEOs. All stock options awarded to the NEOs were nonqualified stock options; options granted prior to September 10, 2010 are exercisable for ten years from the grant date, and options granted on or after September 10, 2010 are exercisable for seven years from the grant date.

Outstanding Equity Awards at September 30, 2012

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable # (1)	Number of Securities Underlying Unexercised Options Unexercisable #	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul E. Jacobs	600,000	—	43.62	12/2/2014	—	—	—	—
	900,000	—	44.02	11/3/2015	—	—	—	—
	306,792	—	34.83	11/9/2016	—	—	—	—
	918,333	31,667	37.29	11/11/2017	—	—	—	—
	102,456	213,500	35.66	11/6/2018	—	—	—	—
	247,031	148,219	44.75	11/8/2019	—	—	—	—
	—	—	—		225,256	14,071,716	—	—
	—	—	—		—	—	444,192	27,748,704

Total	3,074,612	393,386	—		225,256	14,071,716	444,192	27,748,704

William E. Keitel	49,334	—	34.83	11/9/2016	—	—	—	—
	127,500	14,167	37.29	11/11/2017	—	—	—	—
	112,500	87,500	35.66	11/6/2018	—	—	—	—
	56,382	56,382	44.75	11/8/2019	—	—	—	—
	—	—	—		77,870	4,864,526	—	—
	—	—	—		—	—	159,864	9,986,714

Total	345,716	158,049	—		77,870	4,864,526	159,864	9,986,714

Derek K. Aberle	32,000	—	51.48	4/13/2016	—	—	—	—
	1,667	—	44.63	4/26/2017	—	—	—	—
	26,000	1,000	41.33	10/25/2017	—	—	—	—
	7,233	7,234	43.24	4/24/2018	—	—	—	—
	72,000	36,000	47.92	9/15/2018	—	—	—	—
	23,250	52,500	35.66	11/6/2018	—	—	—	—
	15,763	47,288	44.75	11/8/2019	—	—	—	—
	—	—	—		107,803	6,734,423	—	—
	—	—	—		—	—	178,196	11,131,902

Total	177,913	144,022	—		107,803	6,734,423	178,196	11,131,902

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable # (1)	Number of Securities Underlying Unexercised Options Unexercisable #	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven M. Mollenkopf	1,000	1,000	41.33	10/25/2017	—	—	—	—
	1,167	8,167	43.24	4/24/2018	—	—	—	—
	333	2,667	47.35	5/18/2018	—	—	—	—
	—	36,667	52.87	8/3/2018	—	—	—	—
	—	68,834	35.66	11/6/2018	—	—	—	—
	—	50,307	44.75	11/8/2019	—	—	—	—
	7,758	92,500	40.42	9/9/2017	—	—	—	—
	—	—	—		144,435	9,022,872	—	—
	—	—	—		—	—	211,865	13,235,211

Total	10,258	260,142	—		144,435	9,022,872	211,865	13,235,211

Donald J. Rosenberg	367,666	8,334	40.31	10/18/2017	—	—	—	—
	38,666	65,334	35.66	11/6/2018	—	—	—	—
	80,843	48,507	44.75	11/8/2019	—	—	—	—
	—	—	—		137,267	8,575,069	—	—
	—	—	—		—	—	137,810	8,608,987

Total	487,175	122,175	—		137,267	8,575,069	137,810	8,608,987

(1)	Includes 700,000 options exercisable by a Grantor Retained Annuity Trust for the benefits of Dr. Jacobs and his spouse and 594,311 options exercisable by Dr. Jacobs’s spouse.

(2)	Includes dividend equivalent shares that have not vested: 4,996 shares for Dr. Jacobs, 1,751 shares for Mr. Keitel, 2,157 shares for Mr. Aberle, 2,940 shares for Mr. Mollenkopf and 3,654 shares for Mr. Rosenberg.

(3)	Includes dividend equivalent shares that have not vested: 6,952 for Dr. Jacobs, 2,458 shares for Mr. Keitel, 2,790 shares for Mr. Aberle, 3,336 shares for Mr. Mollenkopf and 2,111 shares for Mr. Rosenberg.

D. Option Exercises and Stock Awards Vested During Fiscal 2012

The “Option Exercises and Stock Awards Vested” table provides information on stock option exercises and stock awards vested by the NEOs during fiscal 2012.

Option Exercises and Stock Awards Vested during Fiscal 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Paul E. Jacobs	853,562	23,030,736	48,619	2,772,742
William E. Keitel	—	—	17,577	1,002,416
Derek K. Aberle	380,165	7,097,677	15,708	895,827
Steven M. Mollenkopf	501,250	8,109,867	25,732	1,509,737
Donald J. Rosenberg	100,000	2,442,220	14,959	853,112

(1)	Amounts include dividend equivalents on vested shares and shares withheld for the payment of taxes.

(2)	This amount represents the dollar value of such shares based on the fair market value of our common stock on the vest date. Such amount includes the value of shares withheld for the payment of taxes.

E. Nonqualified Deferred Compensation

The “Nonqualified Deferred Compensation” table provides information on the nonqualified deferred compensation of the NEOs. See the “Retirement Savings Plans” section in the CD&A for a description of the ERMC Plan.

Under the ERMC Plan, we match participants’ contributions to the ERMC Plan with our common stock (Match Shares). We match eligible participants’ contributions for a calendar year annually only if he or she is actively employed on the first day of the next calendar year or is terminated without cause during the calendar year and had satisfied the vesting eligibility requirement. The number of shares for the match is based on the average closing price of our common stock during a 200-trading-day period preceding the date on which the matching contributions are credited. All matching amounts vest in full upon an eligible employee’s death, disability, attainment of age 65 while employed with the Company, involuntary termination of employment without Cause or voluntary termination of employment for Good Reason (in both cases within 24 months after a change in control of the Company), or completion of two continuous years of service with the Company commencing with the employee’s date of hire. Cash dividends on shares of our common stock are credited to an eligible employee’s account in the form of cash, which is subject to the same terms and vesting and payment dates as the Match Shares to which they relate. The amounts reported as registrant contributions in the last fiscal year in the table below reflect the cash value of the Match Shares granted in fiscal 2012 for the 2011 calendar year and dividend payments that we made during fiscal 2012.

The amounts reported as total aggregate earnings in the last fiscal year in the table below are the sum of the ERMC Plan aggregate earnings plus the Match Shares aggregate earnings. The Match Shares aggregate earnings in the last fiscal year reflect the difference in the cash values of all vested and unvested Match Shares at the end of fiscal 2012 less their cash values at the end of fiscal 2011 and the Company’s contributions during fiscal 2012.

Fiscal 2012 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (2)
Paul E. Jacobs	1,320,849	657,794	3,459,590	—	18,172,970
William E. Keitel	444,079	220,791	1,471,180	—	8,146,121
Derek K. Aberle	494,110	232,755	492,676	—	2,907,222
Steven M. Mollenkopf	200,000	100,022	147,664	—	1,125,772
Donald J. Rosenberg	386,654	191,798	394,072	—	2,625,072

(1)	The amounts disclosed in this column are also reported in the “Summary Compensation Table” with some of the amounts included in the “Salary” column for the current year and the remaining amounts included in the “Non-Equity Incentive Plan Compensation” column for the previous fiscal year.

(2)	Includes all amounts under the ERMC Plan.

F. Potential Post-Employment Payments

As noted in the CD&A, Qualcomm employs almost all U.S.-based employees, including all of our NEOs, “at will,” without employment contracts or severance agreements. We do not have a pre-defined involuntary termination severance plan or policy for employees, including the NEOs. Our practice in an involuntary termination situation may include the following non-equity benefits:

•	salary continuation dependent on the business reason for the termination;

•	lump-sum payment based on job level and years of service with Qualcomm;

•	paid health care coverage and COBRA payments for a limited time; and

•	outplacement services.

The information in the “Potential Payments Upon Termination or Change in Control” table below describes the compensation that would be payable under specific circumstances if the NEO’s employment had terminated on the last day of fiscal 2012.

The following table summarizes the terms that our equity award plans and agreements and nonqualified deferred compensation ERMC Plan establish for how unvested options, PSUs, RSUs and Match Shares would be treated in the event of death, long-term disability, a change in control, involuntary termination and normal retirement age.

Summary of the Treatment of Unvested Equity Awards and Match Shares

Termination Scenario	Treatment of Unvested Stock Options and RSUs	Treatment of Unvested PSUs	Treatment of Unvested Match Shares in the ERMC Plan (1)
Death	All unvested stock options and RSUs would become fully vested. Stock options would remain exercisable up to one year from the date of death or the expiration date of the grant, whichever is earlier.	All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the award agreement.	All unvested Match Shares would become fully vested.
Long-Term Disability (LTD)	Stock options and RSUs would continue to vest per the original vesting schedule. Stock options would remain exercisable until the expiration date of the grant.	All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the award agreement.	All unvested Match Shares would become fully vested.
Change in Control	If no stock options and RSUs were assumed, all unvested stock options and RSUs would become fully vested.	If no PSUs were assumed, all unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the award agreement.

All unvested Match Shares would become fully vested if at any time within twenty-four months of the change in control, the participant’s employment is involuntarily terminated by the employer without cause, or if such employment is voluntarily terminated by the participant with good reason.

Involuntary Termination

Stock options: 10% of the total amount granted is automatically accelerated, and up to an additional 10% may be accelerated using a pre-established formula, subject to execution of a general release of claims and if the involuntary termination is not for cause. The accelerated vested stock options could then be exercised up to six months after termination, but in no event later than the expiration date of such options.

RSUs: For RSUs that vest less frequently than annual graded vesting, a prorated portion (that does not exceed one-third of the total amount granted) would be accelerated using a pre-established formula, subject to execution of a general release of claims.

		All unvested PSUs are immediately forfeited.	All vested shares would be distributed to the ERMC Plan participant. There would be no accelerated vesting of unvested shares.
Normal Retirement Age (2)	All vested stock options may be exercised at any time prior to the expiration of 12 months, but in no event later than the expiration date of such options.	All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the award agreement.	All unvested Match Shares would become fully vested.
(1)	Match Shares are fully vested upon the completion of two years of continuous service with Qualcomm.

(2)	Normal Retirement Age is the date on which a participant has attained the age of 60 years and has completed 10 years of continuous service for stock options, RSUs and PSUs.

Potential Payments Upon Termination or Change in Control (1)

			Equity Awards
Name	Termination Scenario	Accrued Vacation ($) (2)	Stock Options ($) (3) (4) (5) (6)	Restricted Stock Awards/ Restricted Stock Units ($) (5)	Total ($)
Paul E. Jacobs	Death	178,935	9,147,751	41,820,420	51,147,106
	LTD	—	9,147,751	41,820,420	50,968,171
	Change in Control	—	9,147,751	30,735,241	39,882,992
	Involuntary Termination	178,935	914,784	—	1,093,719
	Normal Retirement Age	178,935	—	16,663,525	16,842,460
William E. Keitel	Death	102,088	3,701,689	14,851,240	18,655,017
	LTD	—	3,701,689	14,851,240	18,552,929
	Change in Control	—	3,701,689	11,029,451	14,731,140
	Involuntary Termination	102,088	370,191	—	472,279
	Normal Retirement Age	102,088	—	6,164,925	6,267,013
Derek K. Aberle	Death	138,464	2,929,518	17,866,325	20,934,307
	LTD	—	2,929,518	17,866,325	20,795,843
	Change in Control	—	2,929,518	12,433,266	15,362,784
	Involuntary Termination	138,464	292,967	—	431,431
	Normal Retirement Age	138,464	—	5,698,843	5,837,307
Steven M. Mollenkopf	Death	124,151	5,347,024	22,274,734	27,745,909
	LTD	—	5,347,024	22,274,734	27,621,758
	Change in Control	—	5,347,024	15,295,250	20,642,274
	Involuntary Termination	124,151	534,737	—	658,888
	Normal Retirement Age	124,151	—	6,255,728	6,379,879
Donald J. Rosenberg	Death	68,996	2,795,830	17,184,056	20,048,882
	LTD	—	2,795,830	17,184,056	19,979,886
	Change in Control	—	2,795,830	13,866,490	16,662,320
	Involuntary Termination	68,996	279,618	—	348,614
	Normal Retirement Age	68,996	—	5,291,422	5,360,418

(1)	Match Shares are fully vested upon the completion of two years of continuous service with Qualcomm. All of the NEOs fulfilled the continuous service requirement as of September 30, 2012, and all of the Match Shares credited to their accounts are vested. The potential amount of payment upon termination or change in control related to the ERMC Plan is provided in the “All Other Compensation Table,” and as a result, we did not include these amounts in this table.

(2)	All U.S.-based employees, including the NEOs, are entitled to payouts of accrued vacation upon termination, including death. These amounts are as of September 30, 2012.

(3)	Amounts related to the death, LTD and change-in-control termination scenarios are based on the intrinsic value of unvested options that would have become exercisable on September 30, 2012 based on the fair market value of the stock on such date.

(4)	Amounts related to the termination scenario of involuntary termination that is not for cause are based on the intrinsic value of 10% of unvested options assuming acceleration on September 30, 2012.

(5)	For the change-in-control termination scenario, we have assumed 100% acceleration of unvested shares as described in the “Summary of the Treatment of Unvested Equity Awards and Match Shares” table. The valuation of unvested shares is presented as of September 30, 2012.

(6)	The share-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.

Director Compensation

The Compensation Committee reviews annually our non-employee director compensation practices, which includes an analysis of reported non-employee director compensation practices at the same peer companies used for the Compensation Committee’s evaluation of NEO compensation. The analysis, prepared by FWC, includes prevalent practices for retainers, fees, equity-based compensation and stock ownership guidelines. The analysis conducted for fiscal 2012 affirmed that the structural provisions that we introduced for calendar 2010 continue to be aligned with best practices as follows:

•	No fees are provided for Board meeting attendance.

•

Where applicable, directors receive an annual award of deferred stock units (DSUs) that are defined under a fixed-value formula, have vesting terms of approximately one year and include a mandatory three-year holding period. Directors based in certain non-U.S. locations in which DSUs are not available under local tax code receive RSUs that are also defined under a fixed-value formula and have vesting terms of approximately one year but do not have the three-year holding period.

•	Directors are subject to meaningful stock ownership guidelines.

The following narrative, table and notes describe the total compensation and benefits for our non-employee directors for fiscal 2012.

Fees earned or paid in cash.

Annual retainer. Directors who are U.S. residents receive an annual retainer of $100,000 paid in equal installments at the end of each calendar quarter. The annual retainer for directors who are non-U.S. residents is $120,000 in consideration of the increased travel time. If available under the applicable tax code, directors may elect to receive all, or a portion of, the annual retainer in cash and/or in DSUs granted under the 2006 LTIP. The number of DSUs received is based on the fair market value of our common stock (as defined by the 2006 LTIP) on the last trading day of the last month of the calendar quarter. The DSUs generally settle three years from the grant date, unless the director elects to defer further.

Board committee chair retainer. The chairs of the audit and compensation committees receive annual retainers of $25,000; and the chairs of the other committees receive annual retainers of $10,000. The Compensation Committee increased the annual retainer for the chairs of the governance and finance committees to $15,000, effective January 1, 2013.

Presiding director retainer. The Compensation Committee added a $25,000 annual retainer for the presiding director, effective January 1, 2013.

Meeting fees. Directors receive $1,500 for each committee meeting attended (in person or telephonic attendance). Directors do not receive a fee for attending Board meetings.

Equity compensation. The Compensation Committee approves annual DSU awards to each director that resides in the U.S. and Spain. Annual RSU awards are granted to the director that resides in the U.K. because in the U.K. there is no opportunity to further defer taxes on DSUs beyond the vest date. The grant date is the date of the annual stockholders’ meeting, and the number of DSUs and RSUs awarded is determined by dividing $200,000 by the closing price of our common stock on the grant date. Directors who join the Board between the dates of the annual stockholders’ meetings receive DSUs or RSUs with a value on the grant date reduced (from the $200,000 that would have been awarded for a full year of service) on a pro rata basis to reflect the partial year of service until the next stockholders’ meeting. The DSUs vest at the subsequent annual meeting (generally a one-year cliff vesting) and are settled in shares of our common stock three years following the grant date (or later if voluntarily elected by the director). The RSUs vest in April of the calendar year following the grant date so as to defer the taxable event to the following tax year in the U.K. A director may elect to receive a partial cash payment to pay estimated taxes upon vest. The DSUs and RSUs include dividend equivalent rights. The dividend equivalents accrue in the form of additional shares of our common stock with vesting and distribution at the same time as the underlying DSUs and RSUs.

Nonqualified deferred compensation earnings. Directors may defer any cash portion of their retainer and meeting fees under the ERMC Plan. Directors who contribute to the ERMC Plan are not eligible to receive Match Shares or any interest that is above the market rate.

All other compensation. See the “Director All Other Compensation” table for an itemized account of all other compensation.

Stock ownership requirement. As discussed under “Majority Voting, Stock Ownership Guidelines and Other Matters,” non-employee directors are subject to a stock ownership requirement that is five times the $100,000 annual retainer paid to U.S. residents. All non-employee directors, except for Drs. Hockfield and Ros, have met the requirement. Drs. Hockfield and Ros are not yet required to meet their ownership guidelines and are progressing toward their requirement.

Fiscal 2012 Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)(2)(3)(4)	Stock Awards ($)(5)	Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Barbara T. Alexander	137,500	200,008	—	50,000	387,508
Stephen M. Bennett	137,000	200,008	—	62,500	399,508
Donald G. Cruickshank	154,500	200,008	—	50,000	404,508
Raymond V. Dittamore	150,500	200,008	—	10,000	360,508
Susan Hockfield	23,098	116,670	—	—	139,768
Thomas W. Horton	107,500	200,008	—	50,000	357,508
Irwin Mark Jacobs	56,632	—	1,283,392	50,000	1,390,024
Robert E. Kahn	113,500	200,008	54,638	100,000	468,146
Sherry Lansing	122,000	200,008	—	60,000	382,008
Duane A. Nelles	123,500	200,008	—	95,000	418,508
Francisco Ros	132,000	200,008	—	—	332,008
Brent Scowcroft	109,000	200,008	—	50,000	359,008
Marc I. Stern	112,000	200,008	79,301	50,000	441,309

(1)	We did not award any stock options to any directors in fiscal 2012; therefore, we did not include the “Option Awards” column in this table.

(2)	Amounts include the value of DSUs issued in lieu of payment of cash retainer fees pursuant to elections by directors Ms. Alexander and Messrs. Bennett and Stern. DSUs awarded to Ms. Alexander are fully vested and will be settled in three years. DSUs awarded to Mr. Bennett are fully vested and will be settled after he concludes his Board service at the Annual Meeting. DSUs awarded to Mr. Stern are fully vested and will be settled upon retirement from the Board.

(3)	Amounts for Mr. Nelles are paid to his consulting company.

(4)	Amounts include $6,000 paid for Irwin Mark Jacobs’s attendance at Board meetings as Director Emeritus after his retirement from the Board on March 6, 2012. Directors Emeriti receive $2,000 for each Board meeting attended.

(5)	These amounts represent the fair value of the awards as determined based on the fair value of our common stock on the date of grant.

(6)	These amounts represent earnings through our ERMC Plan. The amount for Dr. Jacobs represents earnings for amounts that remained in the plan after he was no longer an employee of the Company, but continued as a non-employee director. Dr. Jacobs continued to defer his fees earned as a non-employee director into the ERMC Plan through March 6, 2012, his retirement date from the Board. Nonqualified deferred compensation earnings attributable to amounts deferred as a non-employee director and as an employee for Dr. Jacobs were $23,538 and $1,259,854, respectively.

(7)	All other compensation represents payments made under our charitable gifts matching program where we will match 100%, up to $50,000 annually, of a director’s contribution to a qualified, tax-exempt non-profit organization. Amounts include matching contributions made by the Company in fiscal 2012 for contributions made by the director in fiscal 2011 as follows: $12,500 for Mr. Bennett, $10,000 for Mr. Dittamore, $50,000 for Dr. Kahn and $45,000 for Mr. Nelles. We did not provide any other compensation with an aggregate annual value in excess of $10,000 for any individual director, and therefore, we did not include the “All Other Compensation” table.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its general oversight of Qualcomm’s financial reporting processes. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews the Company’s financial statements, internal control over financial reporting, audit matters and reports from management. In connection with these reviews, the Audit Committee meets with management and the independent public accountants (PricewaterhouseCoopers LLP) at least once each quarter. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent public accountants, internal auditors, management personnel and legal counsel.

As part of its review of audit matters, the Audit Committee supervises the relationship between the Company and its independent public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the nature, and type of their services; approving their audit and non-audit services; reviewing the plan for and results of the annual integrated audit and quarterly reviews of the Company’s consolidated financial statements; and confirming the independence of the independent public accountants. Together with senior members of the Company’s management team, the Audit Committee reviews the plans of the internal auditors, the results of internal audit examinations, and evaluations by management and the Company’s independent public accountants of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee will continue its longstanding practice of recommending that the Board ask the stockholders to ratify the appointment of the independent public accountants at the annual meeting.

In addition, the Audit Committee reviews key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal control over financial reporting. As part of this process, the Committee continues to monitor the scope and adequacy of the Company’s internal auditing program, including reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly and annual consolidated financial statements with management, the Company’s internal auditors and the Company’s independent public accountants prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements and other reports, and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the annual consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” including a discussion with management and the independent public accountants about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates, judgments and the transparency of disclosures in the Company’s financial statements. In addition, the Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures in the letter from PricewaterhouseCoopers to the Committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communication with the Audit

Committee concerning independence. The Audit Committee concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Taking all these reviews and discussions into account, the Audit Committee recommended to the Board that the audited financial statements be included in Qualcomm’s Annual Report on Form 10-K for fiscal year 2012 for filing with the SEC.

AUDIT COMMITTEE

Raymond V. Dittamore, Chair
Barbara T. Alexander
Donald G. Cruickshank

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly submitted before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our Annual Report on Form 10-K for fiscal 2012 as filed with the Securities and Exchange Commission (SEC), excluding exhibits, may be obtained by stockholders without charge by request to Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714 or by calling 858-658-4813 (or toll-free at 866-658-4813) and may be accessed on our website at http://investor.qualcomm.com/sec.cfm?DocType=Annual&Year=.

Stockholders Sharing the Same Last Name and Address

The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and mailing address, and you and your spouse each have two accounts containing Qualcomm stock at two different brokerage firms, your household will receive two copies of the Qualcomm proxy materials, one from each brokerage firm. To reduce the number of duplicate sets of proxy materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program at http://enroll.icsdelivery.com/qcom.

If you received a householded mailing this year and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials and proxy materials mailed to you, please submit your request to Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. They will promptly send additional copies of our Notice of Internet Availability of Proxy Materials and proxy materials upon receipt of such request. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS. Please note, however, that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you. If you received multiple copies of the proxy materials and would prefer to receive a single copy in the future or if you would like to opt out of householding for future mailings, you may contact Broadridge ICS.

By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary

January 17, 2013

APPENDIX 1

Financial Information

The following is certain financial information that was originally filed with the Securities and Exchange Commission (SEC) on November 7, 2012 as part of our Annual Report on Form 10-K for the fiscal year ended September 30, 2012. We have not undertaken any updates or revision to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with any subsequent information we have filed with the SEC and other publicly available information.

This financial information contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in the financial information. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.

Although the forward-looking statements reflect our good faith judgment, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from those referred to herein due to a number of factors, including but not limited to risk associated with: the commercial deployment of our technologies and our customers’ and licensees’ sales of equipment, products and services based on these technologies; competition; our dependence on a small number of customers and licensees; attacks on our licensing business model, including current and future legal proceedings and actions of governmental or quasi-governmental bodies; our dependence on third-party suppliers, including the potential impact of supply constraints; the enforcement and protection of our intellectual property rights; claims by third parties that we infringe their intellectual property; global economic conditions that impact the communications industry and the potential impact on demand for our products and our customers’ and licensees’ products; our stock price and earnings volatility; strategic transactions and investments; the commercial success of our QMT division’s display technology; foreign currency fluctuations; and failures, defects or errors in our products and services or in the products of our customers and licensees; as well as the other risks detailed from time-to-time in our SEC reports, including the report on Form 10-K for the year ended September 30, 2012.

We incorporated in 1985 under the laws of the state of California. In 1991, we reincorporated in the state of Delaware. We operate and report using a 52-53 week fiscal year ending the last Sunday in September. Our 52-week fiscal years consist of four equal quarters of 13 weeks each, and our 53-week fiscal years consist of three 13-week fiscal quarters and one 14-week fiscal quarter. The financial results for our 53-week fiscal years and our 14-week fiscal quarters will not be exactly comparable to our 52-week fiscal years and our 13-week fiscal quarters. The fiscal year ended September 30, 2012 included 53 weeks. The fiscal years ended September 25, 2011 and September 26, 2010 both included 52 weeks.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

Our common stock is traded on the NASDAQ Global Select Market under the symbol “QCOM.” The following table sets forth the range of high and low sales prices on the NASDAQ Stock Market of the common stock for the fiscal periods indicated, as reported by NASDAQ. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)
2011
First quarter	50.00	42.45
Second quarter	59.84	48.98
Third quarter	58.95	51.45
Fourth quarter	59.48	45.98
2012
First quarter	57.97	46.40
Second quarter	67.00	54.01
Third quarter	68.87	54.85
Fourth quarter	64.45	53.09

At November 5, 2012, there were 8,240 holders of record of our common stock. On November 5, 2012, the last sale price reported on the NASDAQ Stock Market for our common stock was $60.43 per share.

Dividends

On March 8, 2011, we announced an increase in our quarterly dividend from $0.19 to $0.215 per share of common stock. On March 6, 2012, we announced an increase in our quarterly dividend from $0.215 to $0.25 per share of common stock. Cash dividends on outstanding common stock announced in fiscal 2011 and 2012 were as follows (in millions, except per share data):

	Per Share	Total	Cumulative by Fiscal Year
2011
First quarter	$0.190	$ 309	$ 309
Second quarter	0.190	316	625
Third quarter	0.215	360	985
Fourth quarter	0.215	361	1,346

	$0.810	$1,346

2012
First quarter	$0.215	$ 362	$ 362
Second quarter	0.215	366	728
Third quarter	0.250	429	1,157
Fourth quarter	0.250	426	1,583

	$0.930	$1,583

On October 17, 2012, we announced a cash dividend of $0.25 per share of common stock, payable on December 21, 2012 to stockholders of record as of December 7, 2012. We intend to continue to pay quarterly dividends subject to capital availability and our view that cash dividends are in the best interests of our stockholders. Future dividends may be affected by, among other items, our views on potential future capital requirements, including those relating to research and development, creation and expansion of sales distribution channels and investments and acquisitions, legal risks, stock repurchase programs, changes in federal and state income tax law and changes to our business model.

Share-Based Compensation

We primarily issue stock options and restricted stock units under our equity compensation plans, which are part of a broad-based, long-term retention program that is intended to attract and retain talented employees and directors and align stockholder and employee interests.

Our 2006 Long-Term Incentive Plan (2006 Plan) provides for the grant of both incentive and non-qualified stock options, restricted stock units, stock appreciation rights, restricted stock, performance units and shares and other stock-based awards. Options are granted at a price not less than the fair market value of the stock on the date of grant. Generally, options vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. Restricted stock units generally vest over periods not exceeding three years from the date of grant. The Board of Directors may terminate the 2006 Plan at any time.

Additional information regarding our share-based compensation plans and plan activity for fiscal 2012, 2011 and 2010 is provided in the notes to our consolidated financial statements appearing elsewhere herein in “Notes to Consolidated Financial Statements, Note 6. Employee Benefit Plans” and in our 2013 Proxy Statement under the heading “Equity Compensation Plan Information.”

Issuer Purchases of Equity Securities

Issuer purchases of equity securities during the fourth quarter of fiscal 2012 were:

	Total Number of Shares Purchased	Average Price Paid Per Share(1)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs(1)	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs(2)
	(In thousands)		(In thousands)	(In millions)
June 25, 2012, to July 22, 2012	13,127	$54.75	13,127	$2,909
July 23, 2012 to August 26, 2012	2,159	56.73	2,159	2,786
August 27, 2012 to September 30, 2012	—	—	—	2,786

Total	15,286	55.03	15,286	$2,786

(1)	Average Price Paid Per Share excludes cash paid for commissions.

(2)	On March 6, 2012, we announced that we had been authorized to repurchase up to $4.0 billion of our common stock. At September 30, 2012, $2.8 billion remained available for repurchase. The stock repurchase program has no expiration date. Since September 30, 2012, we repurchased and retired 4,132,000 shares of common stock for $240 million.

Performance Measurement Comparison of Stockholder Return

The following graph compares total stockholder return on our common stock since September 30, 2007 to two indices: the Standard & Poor’s 500 Stock Index (the S&P 500) and the NASDAQ-100 Index (NASDAQ-100). The S&P 500 tracks the aggregate price performance of the equity securities of 500 United States companies selected by Standard & Poor’s Index Committee to include companies in leading industries and to reflect the United States stock market. The NASDAQ-100 tracks the aggregate price performance of the 100 largest domestic and international non-financial securities listed on the NASDAQ Stock Market based on market capitalization.

The total return for our stock and for each index assumes the reinvestment of gross dividends and is based on the returns of the component companies. We began paying dividends on our common stock on March 31, 2003. Our common stock is traded on the NASDAQ Global Select Market and is a component of each of the S&P 500 and the NASDAQ-100.

Comparison of Cumulative Total Return on Investment Since

September 30, 2007(1)

(1)	Shows the cumulative total return on investment assuming an investment of $100 (including reinvestment of dividends) in our common stock, the S&P 500 and the NASDAQ-100 on September 30, 2007. All returns are reported as of our fiscal year end, which is the last Sunday in September.

Our closing stock price on September 28, 2012, the last trading day of our 2012 fiscal year, was $62.47 per share.

Selected Financial Data

The following data should be read in conjunction with the annual consolidated financial statements, related notes and other financial information appearing elsewhere herein.

	Years Ended(1)
	September 30, 2012	September 25, 2011	September 26, 2010	September 27, 2009	September 28, 2008
	(In millions, except per share data)
Statement of Operations Data:
Revenues	$19,121	$14,957	$10,982	$10,387	$11,130
Operating income	5,682	5,026	3,727	2,542	4,030
Income from continuing operations	5,283	4,555	3,520	1,792	3,347
Discontinued operations, net of income taxes	776	(313)	(273)	(200)	(187)
Net income attributable to Qualcomm	6,109	4,260	3,247	1,592	3,160
Per Share Data:
Basic earnings (loss) per share attributable to Qualcomm:
Continuing operations	$3.14	$2.76	$2.15	$1.08	$2.05
Discontinued operations	0.45	(0.19)	(0.17)	(0.12)	(0.11)
Net income	3.59	2.57	1.98	0.96	1.94
Diluted earnings (loss) per share attributable to Qualcomm:
Continuing operations	3.06	2.70	2.12	1.07	2.01
Discontinued operations	0.45	(0.18)	(0.16)	(0.12)	(0.11)
Net income	3.51	2.52	1.96	0.95	1.90
Dividends per share announced	0.93	0.81	0.72	0.66	0.60
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$26,837	$20,913	$18,402	$17,742	$11,269
Total assets	43,012	36,422	30,572	27,445	24,712
Loans and debentures(2)	1,064	994	1,086	—	—
Capital lease obligations	60	170	221	187	142
Other long-term liabilities(3)	366	450	540	665	418
Total stockholders’ equity	33,545	26,972	20,858	20,316	17,944

(1)	Our fiscal year ends on the last Sunday in September. The fiscal year ended September 30, 2012 included 53 weeks. The fiscal years ended September 25, 2011, September 26, 2010, September 27, 2009 and September 28, 2008 each included 52 weeks.

(2)	Loans and debentures are included in liabilities held for sale in the consolidated balance sheet as of September 30, 2012.

(3)	Other long-term liabilities in this balance sheet data exclude capital lease obligations and unearned revenues. Capital lease obligations are included in other liabilities in the consolidated balance sheets.

Business Overview

In 1989, we publicly introduced the concept that a digital communication technique called CDMA could be commercially successful in cellular wireless communication applications. CDMA stands for Code Division Multiple Access and is one of the main technologies currently used in digital wireless communications networks (also known as wireless networks). CDMA and TDMA (Time Division Multiple Access), of which Global

System for Mobile Communications (GSM) is the primary commercial form, are the primary digital technologies currently used to transmit a wireless device user’s voice or data over radio waves using a public cellular wireless network. Because we led, and continue to lead, the development and commercialization of CDMA technology, we own significant intellectual property, including patents, patent applications and trade secrets, which applies to all versions of CDMA that we implement in our own products and portions of which we license to other companies. The wireless communications industry generally recognizes that a company seeking to develop, manufacture and/or sell products that use CDMA technology will require a patent license from us.

We also continue our leading role in the development and commercialization of Orthogonal Frequency Division Multiple Access (OFDMA)-based technologies for which we have substantial intellectual property. Sales of multimode CDMA and LTE (which stands for “Long Term Evolution” and is an OFDMA-based standard for cellular wireless communication applications) subscriber devices have grown significantly during the past year. Our CDMA licensees’ sales of such multimode CDMA and OFDMA devices are covered by their existing CDMA license agreements with us. We have also licensed companies to make and sell OFDMA products that do not also implement CDMA, and more than 30 companies (including LG, Nokia and Samsung) have royalty-bearing licenses under all or a portion of our patent portfolio for use in such OFDMA single-mode products.

Our Revenues.    We generate revenues by selling products and services, which include:

•	integrated circuits (also known as chips or chipsets) and Radio Frequency (RF) and Power Management (PM) chips and system software used in mobile devices and in wireless networks;

•	integrated circuits for use in wired devices, particularly broadband gateway equipment, desktop computers, televisions and Blu-ray players;

•	equipment, software and services used by companies, including those in the transportation industry and governments, to wirelessly manage their assets and workforce;

•	software products and services for content enablement across a wide variety of platforms and devices for the wireless industry;

•	software products and services that enable mobile commerce services; and

•	software and hardware development services.

We also generate revenues by licensing portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products.

Our Integrated Circuits Business.    We develop and supply integrated circuits and system software based on CDMA, OFDMA and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products. Our integrated circuit products and system software are sold to and/or licensed to manufacturers that use our products in wireless devices, particularly mobile phones, tablets, laptops, data modules, handheld wireless computers and gaming devices, access points and routers, data cards and infrastructure equipment, and in wired devices, particularly broadband gateway equipment, desktop computers, televisions and Blu-ray players. The Mobile Station Modem (MSM) integrated circuits, which include the Mobile Data Modem, Qualcomm Single Chip and Qualcomm Snapdragon processor-based devices, perform the core baseband modem functionality in wireless devices providing voice and data communications, as well as multimedia applications and global positioning functions. In addition, our Snapdragon processors provide advanced application and graphics processing capabilities. Our system software enables the other device components to interface with the integrated circuit products and is the foundation software enabling manufacturers to develop devices utilizing the functionality within the integrated circuits. Our infrastructure equipment Cell Site Modem (CSM) integrated circuits and system software perform wireless standards-compliant processing of voice and data signals in the wireless operator’s base station equipment to and from wireless devices. Because of our experience in designing and developing CDMA- and OFDMA-based products, we not only design the baseband integrated circuit, but the supporting system as well, including the RF devices, PM devices and accompanying software products. This approach enables us to optimize the performance of the wireless device with improved product features and integration with the network system. We also provide support, including reference designs and tools, to enable our customers to reduce the time required to design their products and bring their products to market faster. We plan to add additional features and capabilities to our integrated circuit products to help our customers reduce the cost and size of their products, to simplify our customers’ design processes and to enable more wireless devices and services.

Our Licensing Business.    Our patent portfolio includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. We grant licenses to use portions of our intellectual property portfolio to manufacturers of wireless products, such as mobile devices, also known as subscriber units, which include handsets, other consumer devices (e.g., tablets, personal computers, e-readers), machine-to-machine devices (e.g., telematics devices, meter reading devices) and data modem cards, the infrastructure equipment required to establish and operate a network, and equipment to test networks and subscriber units. In partial consideration for such licenses, we collect fixed license fees (payable in one or more installments) and ongoing royalties on products sold by our licensees that incorporate our patented technologies.

Our Asset Tracking and Services Business.    We design, manufacture and sell equipment, license software and provide services to our customers to manage their assets, products and workforce. We offer satellite- and terrestrial-based two-way wireless information and position location services to transportation and logistics fleets to enable our customers to track the location and monitor the performance of their assets and to deliver and collect data with their personnel.

Our Wireless Device Software and Related Services Business.    We provide software products and services for the global wireless industry. Our Brew products and services enable wireless operators, device manufacturers and software developers to provide over-the-air and pre-loaded wireless applications and services. Our Plaza products and services enable wireless operators, device manufacturers and publishers to create and distribute mobile content across a variety of platforms and devices. We also offer Xiam wireless content discovery and recommendation products to help wireless operators improve usage and adoption of digital content and services and QChat, a push to talk product optimized for third generation (3G) networks.

Our Mobile Commerce Business.    In fiscal 2012, we began a pilot of a new product application trademarked as Pay, which is marketed on a standalone basis to quick serve restaurants and retailers. The Pay service enables consumers to make payments to quick serve restaurants and retailers on their mobile devices at the point of sale.

Our Other Businesses.    We continue to invest in display and other product and services initiatives. We intend to license our next generation interferometric modulator (IMOD) display technology in the future, while we continue to develop and directly commercialize only certain IMOD consumer-targeted mobile products. Our IMOD display technology, based on a micro-electro-mechanical-systems (MEMS) structure combined with thin film optics, is intended to provide performance and power consumption benefits as compared to other display technologies.

Wireless Communications Industry

Use of wireless telecommunications devices has increased dramatically in the past decade. According to Wireless Intelligence estimates as of November 5, 2012, the number of worldwide mobile connections is expected to reach approximately 6.6 billion by the end of 2012 and approximately 8.3 billion by 2016. Growth in the early days of wireless communications was driven by the need to make voice calls in a mobile environment. More recently, increases in demand are primarily driven by the desire to have access to high-speed data services in a mobile environment. This is evidenced by the widespread deployments of 3G (third generation) across the globe and strong traction for 4G (fourth generation). Each generation has enabled successively higher data transmission rates. According to Wireless Intelligence estimates, the number of global 3G/4G connections reached 1.9 billion and is expected to reach approximately 4.0 billion in 2016. (3G/4G includes 3G, 4G and multimode 3G/4G technologies.) There are several drivers for the growth in 3G/4G, including but not limited to:

•	consumer awareness and desire for data services;

•	consumer demand for data-centric smartphone devices;

•	emergence of new data devices;

•	mature 3G networks with high data rates;

•	deployments of higher-data rate 4G in developed regions; and

•	growth of 3G in emerging regions.

The last few years have witnessed a significant increase in the consumer’s awareness and willingness to use mobile data services. Applications such as email, access to the mobile Internet, downloading of videos and social networking are driving the demand for 3G/4G services and more capable devices.

According to reports from the CDMA Development Group and the Global mobile Suppliers Association (GSA), as of November 2012, approximately 800 wireless networks now support 3G globally, a sign that wireless operators are making network investments to address the growing demand for wireless data. Wireless operators are continuing to make network investments by upgrading their networks. According to GSA, all of the global WCDMA operators have upgraded their networks to offer High Speed Packet Access (HSPA) services, and 50% of HSPA operators have launched HSPA+, an evolution of HSPA. GSA also reports that more than 110 commercial networks support 4G LTE (Long Term Evolution). With support for higher data rates and increased capacity, networks are expected to evolve to keep up with the growing demand for wireless data.

The mobile Internet is helping increase demand for 3G/4G smartphones as the ability to access data is simplified and enhanced when using a smartphone. In the early days of the smartphone, these devices were designed primarily for high-end business users. However, innovation and competition are helping to make available a broader set of devices that provide compelling user experiences at consumer acceptable price points, which make such devices more accessible by a larger portion of the subscriber base.

The need to stay connected anywhere, anytime is helping drive demand for data connectivity on notebook and netbook computers with either embedded 3G/4G connectivity or via an external 3G/4G USB modem. New device categories, such as tablets and e-readers, have also emerged over the last few years. These new devices take advantage of the capabilities of 3G/4G networks to browse the mobile Internet, and download applications, digital books, newspapers and magazines anywhere. Other emerging device categories, such as machine-to-machine communication (allowing both wireless and wired systems to communicate with other devices), gaming consoles and other consumer electronic devices, are also expected to help further drive global demand for 3G/4G.

Demand for wireless voice and data services in emerging regions is driving the rapid transition from 2G (second generation) to 3G. 3G network technology provides an efficient way for wireless operators to offer both voice and data services to address these demands, and since fixed broadband penetration is very low in these regions, 3G presents a cost effective means of providing broadband capabilities to consumers.

Wireless Technologies

The significant growth in the use of wireless devices worldwide, such as smartphones and tablets, and demand for data services and applications requires constant innovation to further improve the user experience, expand capacity and enable dense deployments of low power nodes, such as picocells and femtocells. To meet these requirements, progressive generations of wireless communications technology standards have evolved. The wireless standards used for mobile communications within individual countries are generally determined by the telecommunication service providers operating in those countries and, in some instances, local government regulations. Such determinations are typically based on economic criteria and the service provider’s evaluation of each technology’s ability to provide the features and functionality required for its business plan. More than two decades ago, the European Community developed regulations requiring the use of the GSM standard, a TDMA-based, 2G technology. In addition, several versions of CDMA technology were adopted worldwide as public cellular standards. The first version, known as cdmaOne, is a 2G cellular technology that was first commercially deployed in the mid-1990s. The other subsequent versions of CDMA are referred to as 3G technologies. There is no uniform industry agreement on the 4G definition; 4G is now broadly used to include OFDMA technologies that are part of the ITU’s IMT (IMT-2000 and IMT-Advanced) standards and has also been used in marketing campaigns by certain carriers for the 3G WCDMA evolution to HSPA+. Since LTE typically will be overlaid over existing 3G networks, seamless interoperability with 3G (including all CDMA-based 3G technologies) has been standardized by 3rd Generation Partnership Project (3GPP) and 3rd Generation Partnership Project Two (3GPP2).

Our Engineering Resources.    We have significant engineering resources, including engineers with substantial expertise in CDMA, OFDMA and a broad range of other technologies. Using these engineering resources, we expect to continue to develop new versions of CDMA, OFDMA and other technologies, develop alternative technologies for certain specialized applications, participate in the formulation of new voice and data communication standards and technologies and assist in deploying digital voice and data communications networks around the world.

Investments in New and Existing Products, Services and Technologies.    We continue to invest in research and development in a variety of ways in an effort to extend the demand for our products and services.

Corporate Structure

We operate our businesses through our parent company, QUALCOMM Incorporated, and multiple direct and indirect subsidiaries. We have developed our corporate structure in order to address various legal, regulatory, tax, contractual compliance, operations and other matters.

Effective October 1, 2012, QUALCOMM Incorporated completed a corporate reorganization in which the assets of certain of its businesses and functions, as well as the stock of certain of its direct and indirect subsidiaries, were contributed to Qualcomm Technologies, Inc. (QTI), a wholly-owned subsidiary of QUALCOMM Incorporated that was created for purposes of the reorganization. QTL continues to be operated by QUALCOMM Incorporated, which continues to own the vast majority of our patent portfolio. Substantially all of our products and services businesses, including QCT, and substantially all of our engineering, research and development functions, are now operated by QTI and its subsidiaries. Neither QTI nor any of its subsidiaries has any right, power or authority to grant any licenses or other rights under or to any patents owned by QUALCOMM Incorporated. The changes in our corporate structure generally formalize the way we have historically operated our primary businesses. The changes have been implemented, among other reasons, in order to enhance our ability to quickly deliver products to our customers and to assist our products and services businesses to fully participate in the sectors in which they operate, including in their development, use and distribution of software received pursuant to open source software licenses, while further protecting and insulating our valuable patent portfolio.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

In addition to historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K.

Recent Developments

Revenues for fiscal 2012 were $19.1 billion, with net income of $6.1 billion, which were impacted by the following key items:

•

We shipped approximately 590 million Mobile Station Modem (MSM) integrated circuits for CDMA- and OFDMA-based wireless devices, an increase of 22%, compared to approximately 483 million MSM integrated circuits in fiscal 2011.(1)

•	Total reported device sales were approximately $187.3 billion, an increase of approximately 25%, compared to approximately $149.5 billion in fiscal 2011.(2)

•

On December 27, 2011, we completed the sale of substantially all of our 700 MHz spectrum for $1.9 billion, and as a result, we recognized a gain in discontinued operations of $1.2 billion during the second quarter of fiscal 2012.

Against this backdrop, the following recent developments occurred during fiscal 2012 with respect to key elements of our business or our industry:

•	Worldwide wireless connections grew by approximately 9% to reach approximately 6.4 billion.(3)

•

Worldwide 3G connections (all CDMA-based) grew by approximately 24% to approximately 1.8 billion, which was approximately 29% of total wireless subscriptions, including approximately 552 million CDMA2000 1X/1xEV-DO subscriptions and approximately 1.3 billion WCDMA/HSPA/TD-SCDMA subscriptions.(3)

(1)	Some customers built devices that incorporated two MSM integrated circuits. In such cases, which represent approximately 1% of our gross volume, we count only one MSM integrated circuit in reporting the MSM integrated circuit shipments.

(2)	Total reported device sales is the sum of all reported sales in U.S. dollars (as reported to us by our licensees) of all licensed CDMA-based, OFDMA-based and multimode CDMA/OFDMA subscriber devices (including handsets, modules, modem cards and other subscriber devices) by our licensees during a particular period (collectively, 3G/4G devices). Not all licensees report sales the same way (e.g., some licensees report sales net of permitted deductions, such as transportation, insurance and packing costs, while other licensees report sales and then identify the amount of permitted deductions in their reports), and the way in which licensees report such information may change from time to time. Total reported device sales for a particular period may include prior period activity that was not reported by the licensee until such particular period.

(3)	According to Wireless Intelligence estimates as of November 5, 2012, for the quarter ending September 30, 2012. Wireless Intelligence estimates for CDMA2000 1X/1xEV-DO connections do not include Wireless Local Loop.

Revenue Concentrations, Significant Customers and Geographical Information

Consolidated revenues from international customers and licensees as a percentage of total revenues were 95%, 94% and 95% in fiscal 2012, 2011 and 2010, respectively. During fiscal 2012, 42%, 22% and 14% of our revenues were from customers and licensees based in China, South Korea and Taiwan, respectively, as compared to 32%, 19% and 17% during fiscal 2011, respectively, and 29%, 27% and 12% during fiscal 2010, respectively.

A small number of customers/licensees historically have accounted for a significant portion of our consolidated revenues. In fiscal 2012, 2011 and 2010, revenues from Samsung Electronics constituted more than 10% of consolidated revenues. In addition, in fiscal 2012, revenues from Hon Hai Precision Industry Co., Ltd./Foxconn, its affiliates and other suppliers to Apple Inc. constituted more than 10% of consolidated revenues; in fiscal 2011, revenues from HTC constituted more than 10% of consolidated revenues; and in fiscal 2010, revenues from LG Electronics constituted more than 10% of consolidated revenues.

Our Business and Operating Segments

We design, manufacture, have manufactured on our behalf and market digital communications products and services based on CDMA, OFDMA and other technologies. We derive revenues principally from sales of integrated circuit products, fixed license fees (payable in one or more installments) and ongoing royalties for use of our intellectual property, and fees for messaging and other services and related hardware sales, software development and licensing, and related services and software hosting services. Operating expenses primarily consist of cost of equipment and services revenues and research and development and selling, general and administrative expenses.

We conduct business primarily through four reportable segments: QCT, QTL, QWI and QSI.

QCT is a leading developer and supplier of integrated circuits and system software based on CDMA, OFDMA and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products. QCT’s integrated circuit products and system software are sold to or licensed to manufacturers that use our products in wireless devices, particularly mobile phones, tablets, laptops, data modules, handheld wireless computers and gaming devices, access points and routers, data cards and infrastructure equipment, and in wired devices, particularly broadband gateway equipment, desktop computers, televisions and Blu-ray players. The MSM integrated circuits, which include the Mobile Data Modem, Qualcomm Single Chip and Qualcomm Snapdragon processor-based devices, perform the core baseband modem functionality in wireless devices providing voice and data communications, as well as multimedia applications and global positioning functions. In addition, our Snapdragon processors provide advanced application and graphics processing capabilities. QCT’s system software enables the other device components to interface with the integrated circuit products and is the foundation software enabling manufacturers to develop devices utilizing the functionality within the integrated circuits. QCT revenues comprised 63%, 59% and 61% of total consolidated revenues in fiscal 2012, 2011 and 2010, respectively.

QCT utilizes a fabless production business model, which means that we do not own or operate foundries for the production of silicon wafers from which our integrated circuits are made. Integrated circuits are die cut from silicon wafers that have been assembled into packages or modules and have completed the final test manufacturing processes. We rely on independent third-party suppliers to perform the manufacturing and assembly, and most of the testing, of our integrated circuits based primarily on our proprietary designs and test programs. Our suppliers are also responsible for the procurement of most of the raw materials used in the production of our integrated circuits. We employ both turnkey and two-stage manufacturing models to purchase our integrated circuits. Turnkey is when our foundry suppliers are responsible for delivering fully assembled and tested integrated circuits. Under the two-stage manufacturing model, we purchase wafers and die from semiconductor manufacturing foundries and contract with separate third-party manufacturers for probe, assembly and final test services.

QTL grants licenses or otherwise provides rights to use portions of our intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing CDMA2000, WCDMA, CDMA TDD (including TD-SCDMA), GSM/GPRS/EDGE and/or OFDMA standards and their derivatives. QTL licensing revenues are comprised of license fees as well as royalties based on sales by licensees of products incorporating or using our intellectual property. License fees are fixed amounts paid in one or more installments. Royalties are generally based upon a percentage of the wholesale (i.e., licensee’s) selling price of licensed products, net of certain permissible deductions (e.g., certain shipping costs, packing costs, VAT, etc.). QTL revenues comprised 33%, 36% and 33% of total consolidated revenues in fiscal 2012, 2011 and 2010, respectively. The vast majority of such revenues were generated through our licensees’ sales of CDMA2000 and WCDMA subscriber equipment products.

QWI, which includes our QES, QIS, QGOV and Firethorn divisions, generates revenues primarily through sales of products, services (including software development) and software aimed at the support and delivery of wireless applications. QES sells integrated wireless systems and services to transportation and logistics companies to manage their assets and workforce. QIS provides content enablement services for the wireless industry, including its Brew, Plaza and other products and services. QIS also provides QChat push-to-talk and other software products and services for wireless operators. QGOV provides development and other services and related products involving wireless communications technologies to government agencies and their contractors. Firethorn builds and manages software applications that enable mobile commerce services. QWI revenues comprised 3%, 4% and 6% of total consolidated revenues in fiscal 2012, 2011 and 2010, respectively.

QSI makes strategic investments that we believe will open new opportunities for our technologies, support the design and introduction of new products and services for voice and data communications or possess unique capabilities or technology. Many of these strategic investments are in early-stage companies. QSI also holds wireless spectrum, including the broadband wireless access (BWA) spectrum held by our subsidiaries (BWA subsidiaries) that were established to operate a wireless network in India. As part of our strategic investment activities, we intend to pursue various exit strategies from each of our QSI investments at some point in the future. The assets and liabilities of the BWA subsidiaries are presented as held for sale at September 30, 2012 as a result of our agreement with Bharti Airtel Limited (Bharti), which provides that Bharti’s ownership interest in the BWA subsidiaries will increase over time to 100% if certain conditions are met. In addition, the results of QSI’s FLO TV business are presented as discontinued operations and are therefore not included in QSI’s segment revenues or loss before income taxes.

Nonreportable segments are comprised of display and other product and services initiatives, including our QMT division. QMT continues to develop an interferometric modulator (IMOD) display technology based on micro-electro-mechanical-system (MEMS) structure combined with thin film optics. During the third quarter of fiscal 2012, we updated the business plan and related internal forecasts for our QMT division to reflect a focus on licensing our next generation IMOD display technology while directly commercializing only certain IMOD products. As a result, we tested the QMT division’s goodwill and other long-lived assets for impairment and concluded that the fair value of the QMT reporting unit was greater than its carrying value and that the carrying values of QMT’s long-lived asset groups were recoverable. During the fourth quarter of fiscal 2012, we revised our plans with respect to certain equipment comprising an asset group and recorded an impairment charge of $54 million.

Discontinued Operations

On March 27, 2011, the FLO TV business and network were shut down. On December 27, 2011, we completed the sale of substantially all of our 700 MHz spectrum for $1.9 billion, and as a result, we recognized a gain in discontinued operations of $1.2 billion during the second quarter of fiscal 2012. All remaining assets have been considered disposed of since March 27, 2011, the date on which the assets ceased to be used. Since the shut down of the FLO TV business and network, we have been working to sell the remaining assets and exit contracts. Accordingly, the results of operations of the FLO TV business are presented as discontinued operations. Income (loss) from discontinued operations includes share-based compensation and excludes certain general corporate expenses allocated to the FLO TV business during the periods presented.

Summarized results from discontinued operations were as follows (in millions):

	Year Ended
	September 30, 2012	September 25, 2011	September 26, 2010
Revenues	$—	$5	$9

Income (loss) from discontinued operations	1,203	(507)	(459)
Income tax (expense) benefit	(427)	194	186

Discontinued operations, net of income taxes	$776	$(313)	$(273)

Looking Forward

The deployment of 3G networks enables increased voice capacity and higher data rates than prior generation networks, thereby supporting more minutes of use and a wide range of mobile broadband data applications for handsets, 3G connected computing devices and other consumer electronics. According to the Global mobile Suppliers Association (GSA), as of November 2012, to complement their existing 3G networks, more than 110 wireless operators have deployed and more than 300 wireless operators are planning to deploy OFDMA-based technology, often called 4G, in new wireless spectrum to gain additional capacity for data services. As a result, we expect continued growth in the coming years in consumer demand for 3G and 3G/4G multimode products and services around the world. In addition, we expect an increasing number of devices, such as computers, consumer electronics and networking equipment, to require multiple communications technologies to support a variety of connected applications.

As we look forward to the next several months, the following items are likely to have an impact on our business:

•

The worldwide transition from 2G to 3G and 3G/4G networks is expected to continue, including the further expansion of 3G in China, India and other emerging regions. We expect that the emergence of lower-end smartphone products will contribute to such expansion.

•	We expect consumer demand for advanced 3G and 3G/4G multimode devices, including smartphones and data-centric devices, such as tablets and e-readers, to continue at a strong pace.

•

We expect that CDMA-based device prices will continue to vary broadly due to the increased penetration of smartphones combined with active competition throughout the world at all price tiers. Additionally, varying rates of economic growth by region and stronger growth of CDMA-based device shipments in emerging regions, as compared to developed regions, are expected to continue to impact the average and range of selling prices of CDMA-based devices.

•

We continue to invest significant resources toward the development of technologies and products for voice and data communications, primarily in the wireless industry, including advancements to 3G and 4G LTE (an OFDMA-based standard) networks, wireless baseband chips, our converged computing/communications (Snapdragon) chips, multimedia products, software and services, as well as our IMOD and other display technologies.

•

We expect industry demand for 28 nanometer integrated circuits to continue to be strong. Accordingly, even as we continue to increase our supply of 28 nanometer integrated circuits, we may still experience supply shortages for our 28 nanometer integrated circuit products during the early part of fiscal 2013. Our QCT business anticipates a strong first quarter in fiscal 2013 as the supply of 28 nanometer integrated circuits increases and as new 3G and 3G/4G devices are launched for the holiday season.

In addition to the foregoing business and market-based matters, we continue to devote resources to working with and educating participants in the wireless value chain as to the benefits of our business model in promoting a highly competitive and innovative wireless industry. However, we expect that certain companies may continue to be dissatisfied with the need to pay reasonable royalties for the use of our technology and not welcome the success of our business model in enabling new, highly cost-effective competitors to their products. We expect that such companies will continue to challenge our business model in various forums throughout the world.

Further discussion of risks related to our business is presented in the Risk Factors included in our Annual Report on Form 10-K.

Critical Accounting Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, valuation of intangible assets and investments, share-based compensation, income taxes and litigation. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Although we believe that our estimates and the assumptions supporting our assessments are reasonable, actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the following significant accounting estimates may involve a higher degree of judgment and complexity than others.

Revenue Recognition.    We derive revenue principally from sales of integrated circuit products, licensing of our intellectual property and software, and sales of messaging, software hosting, software development and other services and related hardware. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations.

We license or otherwise provide rights to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensing revenues include license fees (payable in one or more installments) and ongoing royalties based on licensees’ sales of products incorporating or using our licensed intellectual property. License fees are recognized over the estimated period of benefit of the license to the licensee, typically 5 to 15 years. From time to time, licensees will not report royalties timely due to legal disputes or other reasons, and when this occurs, the timing and comparability of royalty revenues could be affected.

Valuation of Intangible Assets and Investments.    Our business acquisitions typically result in the recording of goodwill and other intangible assets, and the recorded values of those assets may become impaired in the future. We also acquire intangible assets in other types of transactions. At September 30, 2012, our goodwill and other intangible assets, net of accumulated amortization, were $3.9 billion and $2.9 billion, respectively. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. For intangible assets purchased in a business combination or received in a non-monetary exchange, the estimated fair values of the assets received (or, for non-monetary exchanges, the estimated fair values of the assets transferred if more clearly evident) are used to establish their recorded values, except when neither the values of the assets received or the assets transferred in non-monetary exchanges are determinable within reasonable limits. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions that require significant judgment. For example, the income approach generally requires assumptions related to the appropriate business model to be used to estimate cash flows, total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. Our estimate of the fair value of certain assets may differ materially from that determined by others who use different assumptions or utilize different business models. New information may arise in the future that affects our fair value estimates and could result in adjustments to our estimates in the future, which could have an adverse impact on our results of operations.

Goodwill and other indefinite-lived intangible assets are tested annually for impairment and in interim periods if certain events occur indicating that the carrying amounts may be impaired. Long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Our judgments regarding the existence of impairment indicators and future cash flows related to goodwill and other intangible assets are based on operational performance of our businesses, market conditions and other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use, including estimates of future cash flows, volumes, market penetration and discount rates, are consistent with our internal planning. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge on a portion or all of our goodwill and other intangible assets. Furthermore, we cannot predict the occurrence of future impairment-triggering events nor the impact such events might have on our reported asset values. Future events could cause us to conclude that impairment indicators exist and that goodwill or other intangible assets associated with our acquired businesses are impaired. Any resulting impairment loss could have an adverse impact on our financial position and results of operations. During fiscal 2012 and 2011, we recorded $23 million and $114 million, respectively, in goodwill impairment charges related to our Firethorn division due to the operating performance of new product applications falling significantly short of expectations.

We hold investments in marketable securities, including equity securities, non-investment-grade debt securities, equity and debt mutual and exchange-traded funds, corporate bonds and notes, auction rate securities and mortgage- and asset-backed securities. The fair value of these investments totaled $23 billion at September 30, 2012, with increases and decreases in fair value generally recorded through stockholders’ equity as other comprehensive income or loss. We record impairment charges through the statement of operations when we believe an investment has experienced a decline that is other than temporary. The determination that a decline is other than temporary is subjective and influenced by many factors. In addition, the fair values of our strategic investments may be subject to substantial quarterly and annual fluctuations and to significant market volatility. Adverse changes in market conditions or poor operating results of investees could result in losses or an inability to recover the carrying value of the investments, thereby requiring impairment charges. When assessing these investments for an other-than-temporary decline in value, we consider such factors as, among other things, how significant the decline in value is as a percentage of the original cost; how long the market value of the investment has been below its original cost; the extent of the general decline in prices or an increase in the default or recovery rates of securities in an asset class; negative events such as a bankruptcy filing or a need to raise capital or seek financial support from the government or others; the performance and pricing of the investee’s securities in relation to the securities of its competitors within the industry and the market in general; and analyst recommendations, as applicable. We also review the financial statements of the investee to determine if the investee is experiencing financial difficulties. If we determine that a security price decline is other than temporary, we may record an impairment loss, which could have an adverse impact on our results of operations. During fiscal 2012, 2011 and 2010, we recorded $71 million, $39 million and $111 million, respectively, in net impairment losses on our investments in marketable securities.

Share-Based Compensation.    Share-based compensation expense recognized during fiscal 2012, 2011 and 2010 was $1.0 billion, $821 million and $614 million, respectively. Share-based compensation is measured at the grant date, or at the acquisition date for assumed awards, based on the estimated fair value of the award and is recognized as expense over the requisite service period. We estimate the fair value of stock option awards granted using a lattice binomial option-pricing model and the fair value of stock option awards assumed using the Black-Scholes option-pricing model. Accordingly, the fair value of an option award as determined using an option-pricing model is affected by our stock price on the valuation date as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and expected dividends. For purposes of estimating the fair value of stock options, we used the implied volatility of market-traded options in our stock for the expected volatility assumption input to the option-pricing model. The assumption inputs related to employee exercise behavior include estimates of the post-vest forfeiture rate and suboptimal exercise factors, which are based on historical experience. Beginning in fiscal 2010, we began to issue restricted stock units (RSUs) to employees. Since such time, the number of stock options granted to employees has decreased, and we expect this trend to continue into the foreseeable future. We estimate the fair value of RSUs based on the fair value of the underlying stock on the date of grant or date the awards are assumed. If RSUs do not have the right to participate in dividends, the fair value is discounted by the dividend yield. Judgment is required in estimating the amount of share-based awards that are expected to be forfeited. We estimate the forfeiture rate based on historical experience. To the extent our actual forfeiture rate is different from our estimate, share-based compensation expense is adjusted accordingly.

Income Taxes.    Our income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service (IRS) and other tax authorities. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While we believe we have appropriate support for the positions taken on our tax returns, we regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known. We are participating in the IRS Compliance Assurance Process program whereby we endeavor to agree with the IRS on the treatment of all issues prior to filing our federal return. A benefit of participation in this program is that post-filing adjustments by the IRS are less likely to occur.

We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax-planning strategies. At September 30, 2012, net deferred tax assets were $1.7 billion, which included a valuation allowance of $142 million. If we are unable to generate sufficient future taxable income in certain tax jurisdictions, or if there is a material change in the time period within which the underlying temporary differences become taxable or deductible, we could be required to increase the valuation allowance against our deferred tax assets which could result in an increase in our effective tax rate and an adverse impact on operating results.

We can only use net operating losses to offset taxable income of certain legal entities in certain tax jurisdictions. At September 30, 2012, we had unused federal, state and foreign net operating losses of $154 million, $591 million and $41 million, respectively. Based upon our assessments of projected future taxable income and losses and historical losses incurred by these entities, we expect that the future taxable income of the entities in these tax jurisdictions will not be sufficient to utilize the net operating losses we have incurred through fiscal 2012. Therefore, we have provided a $27 million valuation allowance for these net operating losses. Significant judgment is required to forecast the timing and amount of future taxable income in certain jurisdictions. Adjustments to our valuation allowance based on changes to our forecast of taxable income are reflected in the period the change is made.

During fiscal 2012, we established our QCT segment’s non-United States headquarters in Singapore. We obtained tax incentives in Singapore, including a tax exemption for the first five years provided that we meet specified employment and incentive criteria in Singapore. The location of QCT’s headquarters in Singapore will not result in any change in foreign tax during the first five years, as compared to tax that would be owed under the previous structure of QCT’s non-United States operations. Our Singapore tax rate is expected to increase in fiscal 2017 and again in fiscal 2027 as a result of expiration of these incentives.

We consider the operating earnings of certain non-United States subsidiaries to be indefinitely invested outside the United States based on estimates that future domestic cash generation will be sufficient to meet future domestic cash needs. We have not recorded a deferred tax liability of approximately $5.8 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $16.4 billion of undistributed earnings of foreign subsidiaries indefinitely invested outside the United States. Should we decide to repatriate the foreign earnings, we would have to adjust the income tax provision in the period we determined that the earnings will no longer be indefinitely invested outside the United States.

Litigation.    We are currently involved in certain legal proceedings, and we intend to continue to vigorously defend ourselves. However, the unfavorable resolution of one or more of these proceedings could have a material adverse effect on our business, results of operations, financial condition or cash flows. We estimate the range of liability related to pending litigation where the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the claim. As additional information becomes available, we assess the potential liability related to our pending litigation and revise our estimates. Revisions in our estimates of the potential liability could materially impact our results of operations.

Results of Operations

Revenues (in millions)

	Year Ended
	September 30, 2012	September 25, 2011	September 26, 2010	2012 vs. 2011 Change	2011 vs. 2010 Change
Equipment and services	$12,465	$9,223	$6,971	$3,242	$2,252
Licensing	6,656	5,734	4,011	922	1,723

	$19,121	$14,957	$10,982	$4,164	$3,975

The increases in equipment and services revenues in fiscal 2012 and 2011 were primarily due to increases in QCT revenues of $3.25 billion and $2.18 billion, respectively. The increases in licensing revenues in fiscal 2012 and 2011 were primarily due to increases in QTL revenues of $905 million and $1.76 billion, respectively.

QCT and QTL segment revenues related to the products of two companies comprised 38% of total consolidated revenues in fiscal 2012; QCT and QTL segment revenues from two customers/licensees comprised 26% and 25% in fiscal 2011 and 2010, respectively.

Revenues from customers in China, South Korea and Taiwan comprised 42%, 22% and 14%, respectively, of total consolidated revenues for fiscal 2012, as compared to 32%, 19%, and 17%, respectively, for fiscal 2011, and 29%, 27% and 12%, for fiscal 2010. We distinguish revenues from external customers by geographic areas based on the location to which our products, software or services are delivered or, for QTL’s licensing and royalty revenues, the invoiced addresses of our licensees.

Operating Expenses (in millions)

	Year Ended
	September 30, 2012	September 25, 2011	September 26, 2010	2012 vs. 2011 Change	2011 vs. 2010 Change
Cost of equipment and services (E&S) revenues	$7,096	$4,877	$3,301	$2,219	$1,576
Cost as % of E&S revenues	57%	53%	47%

The decreases in margin percentage in fiscal 2012 and 2011 were primarily attributable to decreases in QCT gross margin percentage, and in fiscal 2011, the gross margin percentage was also adversely affected by $137 million in charges from the recognition of the step-up of inventories to fair value and amortization of intangible assets related to the acquisition of Atheros in fiscal 2011. Our margin percentage may fluctuate in future periods depending on the mix of products sold and services provided, competitive pricing, new product introduction costs and other factors.

	Year Ended
	September 30, 2012	September 25, 2011	September 26, 2010	2012 vs. 2011 Change	2011 vs. 2010 Change
Research and development	$3,915	$2,995	$2,451	$920	$544
% of revenues	20%	20%	22%
Selling, general, and administrative	2,324	1,945	1,503	379	442
% of revenues	12%	13%	14%
Other	104	114	—	(10)	114

The dollar increases in research and development expenses in fiscal 2012 and 2011 were primarily attributable to increases of $741 million and $403 million, respectively, in costs related to the development of CDMA-based 3G, OFDMA-based 4G LTE and other technologies for integrated circuit and related software products and to expand our intellectual property portfolio and increases of $149 million and $104 million, respectively, in share-based compensation. Remaining dollar increases were related to development of our display technologies, other new product initiatives and our services businesses.

The dollar increase in selling, general and administrative expenses in fiscal 2012 was primarily attributable to a $96 million increase in employee-related expenses, a $77 million increase in costs related to litigation and other legal matters, a $65 million increase in share-based compensation, a $54 million long-lived asset impairment charge related to our QMT division, a $45 million increase in selling and marketing expenses and a $28 million increase in patent-related expenses, partially offset by a $55 million decrease in charitable contributions (primarily related to the establishment and initial funding of the Qualcomm Charitable Foundation in fiscal 2011). The dollar increase in selling, general and administrative expenses in fiscal 2011 was primarily attributable to a $142 million increase in employee-related expenses, an $86 million increase in share-based compensation, a $66 million increase in depreciation and amortization expense (primarily attributable to the acquisition of Atheros), the effect of a $62 million gain on the sale of our Australia spectrum license recorded in fiscal 2010 and a $44 million increase in charitable contributions (primarily related to the establishment and initial funding of the Qualcomm Charitable Foundation in fiscal 2011).

Other operating expenses in fiscal 2012 were comprised of an $81 million charge related to a payment made to the Indian government concurrent with the issuance of the BWA spectrum license and $23 million in goodwill impairment charges related to our Firethorn division. Other operating expenses in fiscal 2011 were comprised of a $114 million goodwill impairment charge related to our Firethorn division.

Net Investment Income (in millions)

	Year Ended
	September 30, 2012	September 25, 2011	September 26, 2010	2012 vs. 2011 Change	2011 vs. 2010 Change
Interest and dividend income:
Corporate and other segments	$590	$480	$522	$110	$(42)
QSI	19	20	8	(1)	12
Interest expense	(90)	(114)	(43)	24	(71)
Net realized gains on investments:
Corporate and other segments	327	335	379	(8)	(44)
QSI	42	2	26	40	(24)
Net impairment losses on investments:
Corporate and other segments	(49)	(39)	(110)	(10)	71
QSI	(34)	(13)	(15)	(21)	2
Gains (losses) on derivative instruments	84	(3)	3	87	(6)
Equity in losses of investees	(9)	(7)	(4)	(2)	(3)

	$880	$661	$766	$219	$(105)

The increase in interest and dividend income in fiscal 2012 on cash and marketable securities held by corporate and other segments was a result of higher average cash and marketable securities balances and higher interest rates earned on those investments. Interest expense in fiscal 2012 and 2011 was primarily attributable to loans and debentures related to the BWA spectrum won in the India auction in June 2010. The decrease in interest expense in fiscal 2012 resulted primarily from the fact that we did not capitalize interest during fiscal 2011, compared to $29 million of interest capitalized during fiscal 2012. The increase in gains on derivative instruments in fiscal 2012 primarily resulted from changes in the fair value of put options sold in connection with our stock repurchase program which have expired. The decrease in net impairment losses on investments in fiscal 2011 was due to an overall increase in marketable securities values compared to fiscal 2010.

Income Tax Expense (in millions)

	Year Ended
	September 30, 2012	September 25, 2011	September 26, 2010	2012 vs. 2011 Change	2011 vs. 2010 Change
Income tax expense	$1,279	$1,132	$973	$147	$159
Effective tax rate	19%	20%	22%	(1)%	(2)%

The following table summarizes the primary factors that caused our annual effective tax rates to be less than the United States federal statutory rate:

	Year Ended
	September 30, 2012	September 25, 2011	September 26, 2010
Expected income tax provision at federal statutory tax rate	35%	35%	35%
State income tax provision, net of federal benefit	—	5%	5%
Benefits from foreign income taxed at other than U.S. rates	(16)%	(19)%	(20)%
Benefits related to the research and development tax credit	(1)%	(3)%	(1)%
Change in valuation allowance	1%	1%	(1)%
Tax expense related to the valuation of deferred tax assets to reflect changes in California law	—	1%	4%

Effective tax rate	19%	20%	22%

The effective tax rate for fiscal 2012 as compared to fiscal 2011 reflected a reduction in our effective state tax rate as a result of California tax legislation previously enacted, partially offset by increased earnings taxed at the United States tax rate. The annual effective tax rate for fiscal 2012 only reflected the United States federal research and development credit generated through December 31, 2011, the date on which the credit expired.

The effective tax rate for fiscal 2011 reflected tax benefits of $44 million related to an agreement reached on a component of our fiscal 2006 through fiscal 2010 state tax returns and $32 million related to fiscal 2010 resulting from the retroactive extension of the United States federal research and development tax credit. The effective tax rate for fiscal 2010 reflected the United States federal research and development credits generated through December 31, 2009, the date on which they expired, and a tax expense of approximately $137 million that arose because certain deferred revenue was taxable in fiscal 2010, but the resulting deferred tax asset is reversing in subsequent years in which our effective state tax rate is lower as a result of California tax legislation previously enacted.

Our Segment Results (in millions)

The following should be read in conjunction with the fiscal 2012, 2011 and 2010 financial results for each reporting segment. See “Notes to Consolidated Financial Statements, Note 8. Segment Information.”

	QCT	QTL	QWI	QSI	Reconciling Items	Total
2012
Revenues	$12,141	$6,327	$633	$—	$20	$19,121
EBT(1)	2,296	5,585	(15)	(170)	(1,134)	6,562
EBT as a % of revenues	19%	88%	(2)%
2011
Revenues	$8,859	$5,422	$656	$—	$20	$14,957
EBT(1)	2,056	4,753	(152)	(132)	(838)	5,687
EBT as a % of revenues	23%	88%	(23)%
2010
Revenues	$6,695	$3,659	$628	$—	$—	$10,982
EBT(1)	1,693	3,020	12	7	(239)	4,493
EBT as a % of revenues	25%	83%	2%

(1)	Earnings (loss) before taxes.

QCT Segment.    Equipment and services revenues, mostly related to sales of MSM and accompanying RF and PM integrated circuits, were $11.91 billion, $8.65 billion and $6.47 billion in fiscal 2012, 2011 and 2010, respectively. The increases in equipment and services revenues in fiscal 2012 and 2011 resulted primarily from increases of $1.71 billion and $1.23 billion, respectively, related to higher unit shipments, increases of $803 million and $391 million, respectively, related to sales of connectivity products (primarily resulting from the acquisition of Atheros in the third quarter of fiscal 2011) and increases of $651 million and $461 million, respectively, related to the net effects of changes in product mix and lower selling prices of such products.(1) Approximately 590 million, 483 million and 399 million MSM integrated circuits were sold during fiscal 2012, 2011 and 2010, respectively (excluding the second MSM for customers who built devices with two MSMs starting in fiscal 2011).

The decreases in EBT as a percentage of revenues in fiscal 2012 and 2011 were primarily due to decreases in gross margin percentage, partially offset by the effects of higher increases in QCT revenues relative to the increases in research and development expenses and selling, general and administrative expenses. QCT gross margin percentage decreased in fiscal 2012 and 2011 as a result of the net effects of lower average selling prices, unfavorable product mix and higher product support costs, partially offset by a decrease in average unit costs. The higher product support costs in fiscal 2012 primarily related to increased expenses incurred to facilitate additional supply of 28 nanometer integrated circuits.

QCT inventories increased by 36% in fiscal 2012 from $714 million to $973 million primarily due to an increase in work-in-process and finished goods related to growth of the business.

(1)	During fiscal 2012, we updated the method we use to quantify the dollar impact of changes in QCT unit shipments as compared to the impact of changes in product mix and changes in product prices. The information presented for the fiscal 2011 increase reflects the updated method.

QTL Segment.    During the second quarter of fiscal 2011, we entered into agreements with two licensees to settle ongoing disputes, including an arbitration proceeding with Panasonic, and recorded $401 million in revenues related to prior quarters. The $1.31 billion and $1.36 billion increases in revenues, excluding the $401 million effect of these settlements, in fiscal 2012 and 2011, respectively, were primarily due to increases in sales of CDMA-based devices by licensees and higher average royalties per unit for CDMA-based devices. The increases in QTL earnings before taxes and operating margin percentage in fiscal 2011 compared to fiscal 2010 were attributable to the 48% increase in licensing revenue relative to a 5% increase in operating expenses.

QWI Segment.    The decrease in QWI revenues in fiscal 2012 was primarily due to a $25 million decrease in QES revenues resulting from lower shipments of mobile information units and lower services revenues. The increase in QWI revenues in fiscal 2011 was primarily due to increases in QGOV and QES revenues of $27 million and $20 million, respectively, partially offset by a $23 million decrease in QIS revenues. The increase in QGOV revenues was primarily attributable to growth in customer funded development contracts, and the increase in QES revenues was primarily attributable to higher shipments of our mobile information units. The decrease in QIS revenues was primarily attributable to a decrease in Brew revenues resulting from lower consumer demand.

QWI operating expenses in fiscal 2012 and 2011 included $23 million and $114 million, respectively, of goodwill impairment charges related to our Firethorn division. The $46 million increase in QWI earnings before taxes in fiscal 2012, excluding the impairment charges, was primarily attributable to a $26 million decrease in Firethorn operating loss (before the impairment charges) and a $25 million decrease in QIS operating loss. The $50 million decrease in QWI earnings before taxes in fiscal 2011, excluding the impairment charge, was primarily attributable to the operating loss of our QIS division.

QSI Segment.    QSI operating expenses for fiscal 2012 included $81 million related to a payment made to the Indian government concurrent with issuance of the BWA spectrum license. The $43 million decrease in QSI loss before taxes from continuing operations in fiscal 2012, excluding this charge, was primarily attributable to a $40 million increase in net realized gains on investments and a $20 million decrease in interest expense as a result of capitalizing interest starting in the third quarter of fiscal 2012 related to the BWA network in India. QSI earnings before taxes from continuing operations for fiscal 2010 included a $62 million gain on the sale of our Australia spectrum license. The remaining $77 million increase in QSI loss before taxes from continuing operations in fiscal 2011 was primarily due to a $72 million increase in interest expense attributable to loans related to the BWA spectrum won in the India auction in June 2010.

Liquidity and Capital Resources

Our principal sources of liquidity are our existing cash, cash equivalents and marketable securities, cash generated from operations and proceeds from the issuance of common stock under our stock option and employee stock purchase plans. Cash, cash equivalents and marketable securities were $26.8 billion at September 30, 2012, an increase of $5.9 billion from September 25, 2011. This increase included $1.9 billion in proceeds from the sale of substantially all of our 700 MHz spectrum and $1.7 billion in proceeds from the issuance of common stock under our equity compensation plans. Our cash, cash equivalents and marketable securities at September 30, 2012 consisted of $9.8 billion held domestically and $17.0 billion held by foreign subsidiaries. Of the amount of cash, cash equivalents and marketable securities held by our foreign subsidiaries at September 30, 2012, $16.4 billion is indefinitely reinvested and would be subject to material tax effects if repatriated. Due to tax and accounting considerations, we derive liquidity for operations primarily from domestic cash flow and investments held domestically. Total cash provided by operating activities increased to $6.0 billion during fiscal 2012, compared to $4.9 billion during fiscal 2011.

During fiscal 2012, we repurchased and retired 23,893,000 shares of common stock for $1.3 billion, before commissions. At September 30, 2012, approximately $2.8 billion remained available for repurchase under our stock repurchase program. Since September 30, 2012, we repurchased and retired 4,132,000 shares of common stock for $240 million. The stock repurchase program has no expiration date. We continue to evaluate repurchases as a means of returning capital to stockholders, subject to our periodic determinations that repurchases are in the best interest of our stockholders.

We paid dividends totaling $1.6 billion, $1.3 billion and $1.2 billion, or $0.93, $0.81 and $0.72 per common share, during fiscal 2012, 2011 and 2010, respectively. On March 6, 2012, we announced an increase in our quarterly dividend from $0.215 to $0.25 per share of common stock. We announced cash dividends totaling $426 million, or $0.25 per share, during the fourth quarter of fiscal 2012, which were paid on September 26, 2012. On October 17, 2012, we announced a cash dividend of $0.25 per share of common stock, payable on

December 21, 2012 to stockholders of record as of December 7, 2012. We intend to continue to use cash dividends as a means of returning capital to stockholders, subject to capital availability and our view that cash dividends are in the best interests of our stockholders.

Accounts receivable increased 47% during fiscal 2012. Days sales outstanding, on a consolidated basis, were 29 days at September 30, 2012, compared to 22 days at September 25, 2011. The increase in accounts receivable and the related days sales outstanding were primarily due to growth of the business and the effects of timing of shipments and customer payments for receivables related to integrated circuits.

We believe our current cash and cash equivalents, marketable securities and our expected cash flow generated from operations will provide us with flexibility and satisfy our working and other capital requirements over the next fiscal year and beyond based on our current business plans.

•

Our research and development expenditures were $3.9 billion and $3.0 billion in fiscal 2012 and 2011, respectively, and we expect to continue to invest heavily in research and development for new technologies, applications and services for voice and data communications, primarily in the wireless industry.

•

Cash outflows for capital expenditures were $1.3 billion and $593 million in fiscal 2012 and 2011, respectively, including approximately $480 million and $225 million, respectively, related to the construction of a new manufacturing facility in Taiwan for our QMT division. We expect to continue to incur capital expenditures in the future to support our business, including research and development activities. Future capital expenditures may be impacted by transactions that are currently not forecasted.

•	Our purchase obligations for fiscal 2013, some of which relate to research and development activities and capital expenditures, totaled $3.1 billion at September 30, 2012.

•

The acquisition of Atheros in fiscal 2011 was more significant than others we have made in the past. We expect to continue making strategic investments and acquisitions, the amounts of which could vary significantly, to open new opportunities for our technologies, obtain development resources, grow our patent portfolio or pursue new business.

•

At September 30, 2012, we have loan and debenture liabilities in the aggregate of $1.1 billion, which were classified as held for sale, related to the BWA spectrum won in India that are denominated in Indian rupees. At September 30, 2012, loans in the aggregate of $545 million are due and payable in full on December 18, 2012, and $519 million in debentures, including accrued interest, are due and payable in full on June 25, 2017. We intend to refinance the loans with long-term loans on or before December 18, 2012. Each holder has the right to demand redemption of its portion of the debentures outstanding on June 25, 2013 subject to sufficient prior written notice. As a result, the debentures were classified as current liabilities. The loans bear interest at rates that are reset quarterly (ranging from 10.00% to 10.50% at September 30, 2012); interest payments are due monthly. The debentures bear interest at an agreed-upon annual rate, which is compounded annually and reset semi-annually beginning on June 25, 2013 (10.25% at September 30, 2012) with interest due upon redemption.

Contractual Obligations / Off-Balance Sheet Arrangements

We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined in S-K 303(a)(4)(ii).

At September 30, 2012, our outstanding contractual obligations included (in millions):

Contractual Obligations

Payments Due By Fiscal Period

	Total	2013	2014-2015	2016-2017	Beyond 2017	No Expiration Date
Purchase obligations(1)	$3,616	$3,053	$521	$32	$10	$—
Loans and debentures(2)	1,064	1,064	—	—	—	—
Operating lease obligations	444	131	170	73	70	—
Capital lease obligations(3)	134	5	9	10	110	—
Equity funding commitments(4)	2	—	—	—	—	2
Other long-term liabilities(5)(6)	52	—	44	5	1	2

Total contractual obligations	$5,312	$4,253	$744	$120	$191	$4

(1)	Total purchase obligations include $3.1 billion in commitments to purchase integrated circuit product inventories.

(2)	Amounts include principal and interest. The loans and debentures are payable in Indian rupees. The majority of the loans ($468 million at September 30, 2012) bear interest at an annual rate based on the highest rate among the bank lenders, which is reset quarterly, plus 0.25% (10.00% at September 30, 2012) with interest payments due monthly. The remaining loan ($77 million at September 30, 2012) bears interest at an annual rate based on the highest rate of the bank that is party to the loan or of the other bank lenders, which is reset quarterly, plus 0.25% (10.50% at September 30, 2012) with interest payments due monthly. All of the loans are due and payable in full on December 18, 2012; we intend to refinance the loans with long-term loans on or before that date. The debentures bear interest at an agreed-upon annual rate, which is compounded annually and reset semi-annually beginning on June 25, 2013 (10.25% at September 30, 2012) with interest due upon redemption. The debentures can be redeemed by us without penalty on certain dates. Additionally, each holder has the right to demand redemption of its portion of the debentures outstanding on June 25, 2013 subject to sufficient prior written notice.

(3)	Amounts represent future minimum lease payments including interest payments. Capital lease obligations are included in other liabilities in the consolidated balance sheet at September 30, 2012.

(4)	These commitments do not have fixed funding dates and are subject to certain conditions. Commitments represent the maximum amounts to be financed or funded under these arrangements; actual financing or funding may be in lesser amounts or not at all.

(5)	Certain long-term liabilities reflected on our balance sheet, such as unearned revenues, are not presented in this table because they do not require cash settlement in the future. Other long-term liabilities as presented in this table include the related current portions.

(6)	Our consolidated balance sheet at September 30, 2012 included an $82 million noncurrent liability for uncertain tax positions, all of which may result in cash payment. The future payments related to uncertain tax positions have not been presented in the table above due to the uncertainty of the amounts and timing of cash settlement with the taxing authorities.

Additional information regarding our financial commitments at September 30, 2012 is provided in the notes to our consolidated financial statements. See “Notes to Consolidated Financial Statements, Note 7. Commitments and Contingencies.”

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board revised the authoritative guidance for comprehensive income to require an entity to present total comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements and eliminated the option to present the components of other comprehensive income as part of the statement of stockholders’ equity. The guidance will be effective for us beginning in the first quarter of fiscal 2013 and will be applied retrospectively. The adoption of the guidance will impact the presentation of the financial statements but will not impact our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk.    We invest a portion of our cash in a number of diversified investment- and non-investment-grade fixed and floating rate securities, consisting of cash equivalents, marketable debt securities, debt funds and derivative instruments, including interest rate swaps. Changes in the general level of United States interest rates can affect the principal values and yields of fixed interest-bearing securities and the fair value of interest rate swaps held in connection with our marketable securities portfolios classified as trading. If interest rates in the general economy were to rise rapidly in a short period of time, our fixed interest-bearing securities could lose value. When the general economy weakens significantly, the credit profile, financial strength and growth prospects of certain issuers of interest-bearing securities held in our investment portfolios may deteriorate, and our interest-bearing securities may lose value either temporarily or other than temporarily. We may implement investment strategies of different types with varying duration and risk/return trade-offs that do not perform well.

The following table provides information about our interest-bearing cash and cash equivalents, marketable securities and loans and debentures that are sensitive to changes in interest rates. The table presents principal cash flows, weighted-average yield at cost and contractual maturity dates. We have assumed that the interest-bearing securities are similar enough within the specified categories to aggregate the securities for presentation purposes. Additionally, the table provides information about our derivative instruments that are sensitive to changes in interest rates. For such securities, the table presents the notional amount, weighted-average yield and contractual maturity.

Interest Rate Sensitivity

Principal or Notional Amount by Expected Maturity

Average Interest Rates

(Dollars in millions)

	2013	2014	2015	2016	2017	Thereafter	No Single Maturity	Total
Fixed interest-bearing securities:
Cash and cash equivalents	$793	$—	$—	$—	$—	$—	$—	$793
Interest rate	0.3%
Trading securities	$232	$391	$43	$46	$49	$136	$568	$1,465
Interest rate	0.6%	3.2%	3.2%	5.8%	4.0%	2.7%	3.1%
Other marketable securities	$1,314	$1,283	$1,979	$893	$1,041	$2,611	$3,064	$12,185
Interest rate	1.2%	2.3%	1.8%	3.4%	2.9%	6.3%	1.5%
Time deposits	$47	$—	$—	$—	$—	$—	$—	$47
Interest rate	1.6%
Interest rate swaps (receive)	$—	$—	$—	$—	$20	$20	$—	$40
Interest rate					1.8%	4.8%
Interest rate swaps (pay)	$—	$—	$—	$—	$—	$17	$—	$17
Interest rate						2.1%
Floating interest-bearing securities:
Cash and cash equivalents	$1,925	$—	$—	$—	$—	$—	$—	$1,925
Interest rate	0.2%
Trading securities	$—	$10	$—	$—	$—	$2	$72	$84
Interest rate		1.7%				6.4%	2.3%
Other marketable securities	$626	$1,345	$200	$193	$428	$1,164	$2,127	$6,083
Interest rate	1.2%	1.5%	3.7%	4.3%	5.5%	6.3%	5.6%
Interest rate swaps (receive)	$—	$—	$—	$—	$—	$17	$—	$17
Interest rate						0.4%
Interest rate swaps (pay)	$—	$—	$—	$—	$20	$20	$—	$40
Interest rate					1.3%	3.3%
Loans and debentures(1)	$1,064	$—	$—	$—	$—	$—	$—	$1,064
Interest rate	10.2%

(1)	Denominated in Indian rupees.

Cash and cash equivalents and marketable securities are recorded at fair value. The loans and debentures approximate fair value. The debentures can be redeemed by us without penalty on certain dates. Additionally, each holder has the right to demand redemption of its portion of the debentures outstanding on June 25, 2013 subject to sufficient prior written notice.

Equity Price Risk.    We hold a diversified marketable securities portfolio that includes equity securities and fund shares that are subject to equity price risk. We have made investments in marketable equity securities of companies of varying size, style, industry and geography, and changes in investment allocations may affect the price volatility of our investments. A 10% decrease in the market price of our marketable equity securities and fund shares at September 30, 2012 would cause a decrease in the carrying amounts of these securities of $321 million. At September 30, 2012, gross unrealized losses of our marketable equity securities and fund shares were $14 million. Although we consider these unrealized losses to be temporary, there is a risk that we may incur net other-than-temporary impairment charges or realized losses on the values of these securities if they do not recover in value within a reasonable period.

Foreign Exchange Risk.    We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative financial instruments, including foreign currency forward and option contracts with financial counterparties. We utilize such derivative financial instruments for hedging or risk management purposes rather than for speculation purposes. Counterparties to our derivative contracts are all major institutions. In the event of the financial insolvency or distress of a counterparty to our derivative financial instruments, we may be unable to settle transactions if the counterparty does not provide us with sufficient collateral to secure its net settlement obligations to us, which could have a negative impact on our results.

At September 30, 2012, we had a net asset of $1 million related to foreign currency option contracts that were designated as hedges of foreign currency risk on royalties earned from certain licensees on their sales of CDMA-based devices. If our forecasted royalty revenues were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would not incur a loss. See “Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies” for a description of our foreign currency accounting policies.

At September 30, 2012, we had a net asset of $4 million related to foreign currency forward contracts that were designated as hedges of foreign currency risk on intercompany payments of operating expenditures relating to a wholly-owned foreign subsidiary. If our forecasted operating expenditures were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in each of our hedged foreign currencies, we would not incur a loss.

At September 30, 2012, we had a net liability that was negligible related to foreign currency forwards, futures, options and swaps that were not designated as hedging instruments related to our marketable securities portfolios classified as trading. If the foreign exchange rates relevant to these contracts were to change unfavorably by 10% and we do not have an offset foreign currency exposure relating to debt instruments held in our marketable securities portfolios classified as trading, we would incur a loss of $2 million.

At September 30, 2012, we had floating-rate bank loans and debentures in the aggregate of $1.1 billion, which are payable in full in Indian rupees in December 2012 and June 2017, respectively. The loans and debentures are payable in the functional currency of our consolidated subsidiaries that are party to the loans and debentures; however, we are subject to foreign currency translation risk, which may impact our liability for principal repayment and interest expense that we will record in the future. If the foreign currency exchange rate were to change unfavorably by 20%, we would incur additional principal of $262 million and interest cost of $12 million through the remainder of the contractual terms of the loans and debentures.

Financial instruments held by consolidated subsidiaries that are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations and may affect reported earnings. As a global concern, we face exposure to adverse movements in foreign currency exchange rates. We may hedge currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and certain anticipated nonfunctional currency transactions. As a result, we could experience unanticipated gains or losses on anticipated foreign currency cash flows, as well as economic loss with respect to the recoverability of investments. While we may hedge certain transactions with non-United States customers, declines in currency values in certain regions may, if not reversed, adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies.

Our analysis methods used to assess and mitigate the risks discussed above should not be considered projections of future risks.

Controls and Procedures

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such terms are defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). Based on this evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by our Annual Report on Form 10-K.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of September 30, 2012.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the consolidated financial statements included in our Annual Report on Form 10-K, has also audited the effectiveness of our internal control over financial reporting as of September 30, 2012, as stated in its report which appears on page A-26.

Inherent Limitations over Internal Controls

Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

i.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

ii.	provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

iii.	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations, including the possibility of human error and circumvention by collusion or overriding of controls. Accordingly, even an effective internal control system may not prevent or detect material misstatements on a timely basis. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the fourth quarter of fiscal 2012 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of QUALCOMM Incorporated:

In our opinion, the accompanying consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of QUALCOMM Incorporated and its subsidiaries at September 30, 2012 and September 25, 2011 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

San Diego, California

November 7, 2012

QUALCOMM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

	September 30, 2012	September 25, 2011
ASSETS
Current assets:
Cash and cash equivalents	$3,807	$5,462
Marketable securities	8,567	6,190
Accounts receivable, net	1,459	993
Inventories	1,030	765
Deferred tax assets	309	537
Other current assets	473	346

Total current assets	15,645	14,293
Marketable securities	14,463	9,261
Deferred tax assets	1,412	1,703
Assets held for sale (Note 2)	1,109	746
Property, plant and equipment, net	2,851	2,414
Goodwill	3,917	3,432
Other intangible assets, net	2,938	3,099
Other assets	677	1,474

Total assets	$43,012	$36,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,298	$969
Payroll and other benefits related liabilities	664	644
Unearned revenues	545	610
Loans and debentures	—	994
Liabilities held for sale (Note 2)	1,072	—
Other current liabilities	1,723	2,072

Total current liabilities	5,302	5,289
Unearned revenues	3,739	3,541
Other liabilities	426	620

Total liabilities	9,467	9,450

Commitments and contingencies (Note 7)
Stockholders’ equity:
Qualcomm stockholders’ equity:
Preferred stock, $0.0001 par value; issuable in series; 8 shares authorized; none outstanding	—	—
Common stock, $0.0001 par value; 6,000 shares authorized; 1,706 and 1,681 shares issued and outstanding, respectively	—	—
Paid-in capital	11,956	10,394
Retained earnings	20,701	16,204
Accumulated other comprehensive income	866	353

Total Qualcomm stockholders’ equity	33,523	26,951
Noncontrolling interests (Note 2)	22	21

Total stockholders’ equity	33,545	26,972

Total liabilities and stockholders’ equity	$43,012	$36,422

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Year Ended
	September 30, 2012	September 25, 2011	September 26, 2010
Revenues:
Equipment and services	$12,465	$9,223	$6,971
Licensing	6,656	5,734	4,011

Total revenues	19,121	14,957	10,982

Operating expenses:
Cost of equipment and services revenues	7,096	4,877	3,301
Research and development	3,915	2,995	2,451
Selling, general and administrative	2,324	1,945	1,503
Other (Note 2)	104	114	—

Total operating expenses	13,439	9,931	7,255

Operating income	5,682	5,026	3,727
Investment income, net (Note 3)	880	661	766

Income from continuing operations before income taxes	6,562	5,687	4,493
Income tax expense	(1,279)	(1,132)	(973)

Income from continuing operations	5,283	4,555	3,520
Discontinued operations, net of income taxes (Note 9)	776	(313)	(273)

Net income	6,059	4,242	3,247
Net loss attributable to noncontrolling interests (Note 2)	50	18	—

Net income attributable to Qualcomm	$6,109	$4,260	$3,247

Basic earnings (loss) per share attributable to Qualcomm:
Continuing operations	$3.14	$2.76	$2.15
Discontinued operations	0.45	(0.19)	(0.17)

Net income	$3.59	$2.57	$1.98

Diluted earnings (loss) per share attributable to Qualcomm:
Continuing operations	$3.06	$2.70	$2.12
Discontinued operations	0.45	(0.18)	(0.16)

Net income	$3.51	$2.52	$1.96

Shares used in per share calculations:
Basic	1,700	1,658	1,643

Diluted	1,741	1,691	1,658

Dividends per share announced	$0.93	$0.81	$0.72

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended
	September 30, 2012	September 25, 2011	September 26, 2010
Operating Activities:
Net income	$6,059	$4,242	$3,247
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	897	1,061	666
Gain on sale of wireless spectrum	(1,179)	—	—
Goodwill impairment	23	114	—
Revenues related to non-monetary exchanges	(122)	(123)	(130)
Income tax provision in excess of (less than) income tax payments	395	(1,204)	116
Non-cash portion of share-based compensation expense	1,035	824	612
Incremental tax benefit from stock options exercised	(168)	(183)	(45)
Net realized gains on marketable securities and other investments	(369)	(337)	(405)
Net impairment losses on marketable securities and other investments	83	52	125
(Gains) losses on derivative instruments	(84)	3	(3)
Other items, net	93	9	(61)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(456)	(140)	(18)
Inventories	(252)	(62)	(80)
Other assets	(240)	(70)	(60)
Trade accounts payable	371	(26)	148
Payroll, benefits and other liabilities	(341)	572	(229)
Unearned revenues	253	168	193

Net cash provided by operating activities	5,998	4,900	4,076

Investing Activities:
Capital expenditures	(1,284)	(593)	(426)
Advance payment on spectrum	—	—	(1,064)
Purchases of available-for-sale securities	(15,511)	(10,948)	(8,973)
Proceeds from sale of available-for-sale securities	9,858	10,661	10,440
Purchases of trading securities	(4,009)	—	—
Proceeds from sale of trading securities	3,060	—	—
Purchases of other marketable securities	—	—	(850)
Proceeds from sale of wireless spectrum	1,925	—	—
Acquisitions and other investments, net of cash acquired	(833)	(3,624)	(94)
Other items, net	(83)	15	128

Net cash used by investing activities	(6,877)	(4,489)	(839)

Financing Activities:
Borrowings under loans and debentures	710	1,555	1,064
Repayments of loans	(591)	(1,555)	—
Proceeds from issuance of common stock	1,714	2,647	689
Proceeds from issuance of subsidiary shares to noncontrolling interests (Note 2)	86	62	—
Incremental tax benefit from stock options exercised	168	183	45
Repurchase and retirement of common stock	(1,313)	(142)	(3,016)
Dividends paid	(1,583)	(1,346)	(1,177)
Other items, net	52	114	(10)

Net cash (used) provided by financing activities	(757)	1,518	(2,405)

Effect of exchange rate changes on cash	(19)	(14)	(2)

Net (decrease) increase in cash and cash equivalents	(1,655)	1,915	830
Cash and cash equivalents at beginning of year	5,462	3,547	2,717

Cash and cash equivalents at end of year	$3,807	$5,462	$3,547

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In millions)

	Common Stock Shares	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Qualcomm Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance at September 27, 2009	1,669	$8,493	$11,235	$588	$20,316	$—	$20,316

Components of comprehensive income, net of tax:
Net income	—	—	3,247	—	3,247	—	3,247
Other comprehensive income (Note 1)	—	—	—	109	109	—	109

Total comprehensive income					3,356	—	3,356

Common stock issued under employee benefit plans and the related tax benefits	23	770	—	—	770	—	770
Repurchase and retirement of common stock	(80)	(3,016)	—	—	(3,016)	—	(3,016)
Share-based compensation	—	604	—	—	604	—	604
Dividends	—	—	(1,177)	—	(1,177)	—	(1,177)
Other	—	5	—	—	5	—	5

Balance at September 26, 2010	1,612	6,856	13,305	697	20,858	—	20,858

Components of comprehensive income, net of tax:
Net income (loss)(1)	—	—	4,260	—	4,260	(18)	4,242
Other comprehensive loss (Note 1)	—	—	—	(344)	(344)	(3)	(347)

Total comprehensive income					3,916	(21)	3,895

Common stock issued under employee benefit plans and the related tax benefits	72	2,720	—	—	2,720	—	2,720
Repurchase and retirement of common stock	(3)	(142)	—	—	(142)	—	(142)
Share-based compensation	—	848	—	—	848	—	848
Dividends	—	—	(1,361)	—	(1,361)	—	(1,361)
Value of stock awards assumed in acquisition	—	106	—	—	106	—	106
Issuance of subsidiary shares to noncontrolling interests (Note 2)	—	14	—	—	14	42	56
Other	—	(8)	—	—	(8)	—	(8)

Balance at September 25, 2011	1,681	10,394	16,204	353	26,951	21	26,972

Components of comprehensive income, net of tax:
Net income (loss) (1)	—	—	6,109	—	6,109	(50)	6,059
Other comprehensive income (Note 1)	—	—	—	511	511	4	515

Total comprehensive income					6,620	(46)	6,574

Common stock issued under employee benefit plans and the related tax benefits, net of shares withheld for tax	49	1,772	—	—	1,772	—	1,772
Repurchase and retirement of common stock	(24)	(1,313)	—	—	(1,313)	—	(1,313)
Share-based compensation	—	1,062	—	—	1,062	—	1,062
Dividends	—	—	(1,612)	—	(1,612)	—	(1,612)
Issuance of subsidiary shares to noncontrolling interests (Note 2)	—	44	—	2	46	40	86
Other	—	(3)	—	—	(3)	7	4

Balance at September 30, 2012	1,706	$11,956	$20,701	$866	$33,523	$22	$33,545

(1)	Income (loss) from discontinued operations, net of income taxes (Note 9), was attributable to Qualcomm.

See accompanying notes.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.     The Company and Its Significant Accounting Policies

The Company.    QUALCOMM Incorporated, a Delaware corporation, and its subsidiaries (collectively the Company or Qualcomm), develop, design, manufacture and market digital telecommunications products and services. The Company is a leading developer and supplier of integrated circuits and system software based on Code Division Multiple Access (CDMA), Orthogonal Frequency Division Multiple Access (OFDMA) and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products to device and infrastructure manufacturers. The Company grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, and receives fixed license fees (payable in one or more installments) as well as ongoing royalties based on sales by licensees of wireless telecommunications equipment products incorporating its patented technologies. The Company sells equipment, software and services to transportation and other companies to wirelessly connect their assets and workforce. The Company provides software products and services for content enablement across a wide variety of platforms and devices for the wireless industry. The Company also makes strategic investments to support the global adoption of its technologies and services.

Principles of Consolidation.    The Company’s consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries. In addition, the Company consolidates its investments in certain immaterial less than majority-owned variable interest entities as the Company is the primary beneficiary. The ownership of the other interest holders of consolidated subsidiaries and the variable interest entities is presented separately in the consolidated balance sheets and statements of operations. All significant intercompany accounts and transactions have been eliminated. Certain of the Company’s consolidated subsidiaries are included in the consolidated financial statements one month in arrears to facilitate the timely inclusion of such entities in the Company’s consolidated financial statements.

Financial Statement Preparation.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company’s consolidated financial statements and the accompanying notes. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

Fiscal Year.    The Company operates and reports using a 52-53 week fiscal year ending on the last Sunday in September. The fiscal year ended September 30, 2012 included 53 weeks. The fiscal years ended September 25, 2011 and September 26, 2010 included 52 weeks.

Cash Equivalents.    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are comprised of money market funds, commercial paper, government agencies’ securities and certain time deposits. The carrying amounts approximate fair value due to the short maturities of these instruments.

Marketable Securities.    The appropriate classification of marketable securities is determined at the time of purchase and reevaluated at each balance sheet date. Marketable securities include trading securities, available-for-sale securities, securities for which the Company has elected the fair value option and certain time deposits. The Company classifies portfolios of debt securities that utilize derivative instruments to acquire or reduce foreign exchange and/or equity, prepayment and credit risk as trading. The Company classifies marketable securities as current or noncurrent based on the nature of the securities and their availability for use in current operations. Marketable securities are stated at fair value. The net unrealized gains or losses on available-for-sale securities are recorded as a component of accumulated other comprehensive income (loss), net of income tax. The unrealized gains or losses on trading securities and securities for which the Company has

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

elected the fair value option are recognized in net investment income. The realized gains and losses on marketable securities are determined using the specific identification method.

At each balance sheet date, the Company assesses available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other than temporary. The Company considers factors including: the significance of the decline in value compared to the cost basis; underlying factors contributing to a decline in the prices of securities in a single asset class; how long the market value of the security has been less than its cost basis; the security’s relative performance versus its peers, sector or asset class; expected market volatility, the market and economy in general; analyst recommendations and price targets; views of external investment managers; news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates.

If the debt security’s market value is below amortized cost and the Company either intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to net investment income for the entire amount of the impairment. For the remaining debt securities, if an other-than-temporary impairment exists, the Company separates the other-than-temporary impairment into the portion of the loss related to credit factors, or the credit loss portion, and the portion of the loss that is not related to credit factors, or the noncredit loss portion. The credit loss portion is the difference between the amortized cost of the security and the Company’s best estimate of the present value of the cash flows expected to be collected from the debt security. The noncredit loss portion is the residual amount of the other-than-temporary impairment. The credit loss portion is recorded as a charge to net investment income, and the noncredit loss portion is recorded as a component of other accumulated comprehensive income.

When calculating the present value of expected cash flows to determine the credit loss portion of the other-than-temporary impairment, the Company estimates the amount and timing of projected cash flows, the probability of default and the timing and amount of recoveries on a security-by-security basis. These calculations use inputs primarily based on observable market data, such as credit default swap spreads, historical default and recovery statistics, rating agency data, credit ratings and other data relevant to analyzing the collectibility of the security. The amortized cost basis of a debt security is adjusted for any credit loss portion of the impairment recorded to earnings. The difference between the new cost basis and cash flows expected to be collected is accreted to net investment income over the remaining expected life of the security.

Securities that are accounted for as equity securities include investments in common stock, equity mutual and exchange-traded funds and debt funds. For equity securities, the Company considers the loss relative to the expected volatility and the likelihood of recovery over a reasonable period of time. If events and circumstances indicate that a decline in the value of an equity security has occurred and is other than temporary, the Company records a charge to net investment income for the difference between fair value and cost at the balance sheet date. Additionally, if the Company has either the intent to sell the security or does not have both the intent and the ability to hold the equity security until its anticipated recovery, the Company records a charge to net investment income for the difference between fair value and cost at the balance sheet date.

Securities Lending.    The Company may engage in transactions in which certain fixed-income and equity securities are loaned to selected broker-dealers. At September 30, 2012 and September 25, 2011, loaned securities of $98 million and $44 million, respectively, were included in marketable securities on the balance sheet. Cash collateral is held and invested by one or more securities lending agents on behalf of the Company. The Company monitors the fair value of securities loaned and the collateral received and obtains additional collateral as necessary. Collateral of $100 million and $46 million at September 30, 2012 and September 25, 2011, respectively, was recorded in cash equivalents with a corresponding amount in other current liabilities.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivatives.    The Company’s primary objectives for holding derivative instruments are to manage foreign exchange risk for certain foreign currency revenue and operating expenditure transactions and as part of its stock repurchase program. To a lesser extent, the Company also holds derivative instruments in its investment portfolios to manage overall portfolio risk by acquiring or reducing foreign exchange, interest rate and/or equity, prepayment and credit risk.

Foreign Currency Hedges:    The Company manages its exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative instruments, including foreign currency forward and option contracts with financial counterparties. We utilize such derivative financial instruments for hedging or risk management purposes rather than for speculation purposes. Counterparties to the Company’s derivative instruments are all major institutions. The derivative instruments mature between one month and 2.1666666667 years. Derivative instruments are recorded at fair value and are included in other current assets, noncurrent assets, other accrued liabilities or other noncurrent liabilities based on their maturity date. Gains and losses arising from the effective portion of foreign currency forward and option contracts that are designated as cash flow hedging instruments are recorded as a component of accumulated other comprehensive income as gains and losses on derivative instruments, net of income taxes. The hedging gains and losses in accumulated other comprehensive income are subsequently reclassified to revenues or operating expenses, as applicable, in the consolidated statement of income in the same period in which the underlying transactions affect the Company’s earnings. Gains and losses arising from the ineffective portion of foreign currency forward and option contracts are recorded in net investment income as gains and losses on derivative instruments. The cash flows associated with derivative instruments designated as cash flow or net investment hedging instruments are classified as cash flows from operating activities in the consolidated statements of cash flows, which is the same category as the hedged transaction. The cash flows associated with the ineffective portion of derivatives are classified as cash flows from investing activities in the consolidated statements of cash flows.

The aggregate fair value of the Company’s foreign currency option and forward contracts used to hedge foreign currency risk recorded in total assets was $11 million and $17 million at September 30, 2012 and September 25, 2011, respectively, and the fair value recorded in total liabilities was $6 million and $42 million at September 30, 2012 and September 25, 2011, respectively, all of which were designated as cash flow hedging instruments.

At September 25, 2011, the fair value of the Company’s foreign currency forward contract used to hedge the Company’s investment in a wholly-owned subsidiary in Australia recorded in total assets was $7 million. The forward contract was designated as a net investment hedging instrument. There were no such outstanding derivative instruments at September 30, 2012. Gains and losses arising from changes in fair value of the net investment hedge were recorded to selling, general and administrative expenses.

Stock Repurchase Program:    In connection with the Company’s stock repurchase program, the Company may sell put options that require it to repurchase shares of its common stock at fixed prices. These put options subject the Company to equity price risk. Changes in the fair value of these put options are recorded in net investment income as gains and losses on derivative instruments. The cash flows associated with the put options are classified as cash flows from investing activities in the consolidated statements of cash flows. There were three put options outstanding at September 25, 2011, with an aggregate fair value of $80 million, recorded in total liabilities. At September 30, 2012, no put options were outstanding.

Other:    The Company also utilizes currency forwards, futures, options and swaps that are not designated as hedging instruments to acquire or reduce foreign exchange exposure, interest rate and/or equity, prepayment and credit risks in its marketable securities investment portfolios classified as trading. The derivative instruments mature over various periods up to 29 years. Gains and losses arising from changes in the fair values of such contracts are recorded in net investment income as gains and losses on derivative instruments. The cash flows

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

associated with such derivative instruments are classified as cash flows from investing activities in the consolidated statements of cash flows. At September 30, 2012, the fair value of these derivative instruments recorded in total assets was $5 million and in total liabilities was $5 million. At September 25, 2011, no such derivative instruments were outstanding.

The Company also holds warrants to purchase shares of stock of other companies as part of its strategic investments initiative, for which the fair values were not significant at September 30, 2012 or September 25, 2011.

Volume of Derivative Activity:    Total gross notional amounts for outstanding foreign currency derivative instruments and derivative instruments utilized in connection with the Company’s marketable securities portfolios classified as trading (recorded at fair value) were as follows (in millions):

	September 30, 2012	September 25, 2011
Options	$1,093	$1,425
Currency forwards	468	91
Swaps	190	—
Other	119	—

	$1,870	$1,516

The gross notional amounts for outstanding foreign currency derivative instruments and derivative instruments utilized in connection with the Company’s marketable securities portfolios classified as trading presented by currency (recorded at fair value) were as follows (in millions):

	September 30, 2012	September 25, 2011
Japanese yen	$687	$1,425
United States dollar	375	—
Euro	312	—
Australian dollar	126	91
Indian rupee	119	—
British pound sterling	110	—
Canadian dollar	105	—
Other	36	—

	$1,870	$1,516

Allowances for Doubtful Accounts.    The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The Company considers the following factors when determining if collection of required payments is reasonably assured: customer credit-worthiness, past transaction history with the customer, current economic industry trends, changes in customer payment terms, and bank credit-worthiness for letters of credit. If the Company has no previous experience with the customer, the Company typically obtains reports from various credit organizations to ensure that the customer has a history of paying its creditors. The Company may also request financial information, including financial statements or other documents to ensure that the customer has the means of making payment. If these factors do not indicate collection is reasonably assured, revenue is deferred until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of the Company’s customers was to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories.    Inventories are valued at the lower of cost or market (replacement cost, not to exceed net realizable value) using the first-in, first-out method. Recoverability of inventories is assessed based on review of committed purchase orders from customers, as well as purchase commitment projections provided by customers, among other things.

Property, Plant and Equipment.    Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives. Beginning in May 2012, interest expense related to the broadband wireless access (BWA) spectrum and related construction of the network infrastructure assets in India is being capitalized to construction in progress within property, plant and equipment. Capitalized interest is added to the cost of the underlying asset. The Company does not expect to amortize the BWA spectrum and related network infrastructure assets because they are classified as held for sale (Note 2). Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded. Buildings and building improvements on owned land are depreciated over 30 years and 15 years, respectively. Leasehold improvements and buildings on leased land are amortized over the shorter of their estimated useful lives or the remaining term of the related lease, not to exceed 15 and 20 years, respectively. Other property, plant and equipment have useful lives ranging from 2 to 25 years. Direct external and internal costs of developing software for internal use are capitalized subsequent to the preliminary stage of development. Leased property meeting certain capital lease criteria is capitalized, and the net present value of the related lease payments is recorded as a liability. Amortization of assets under capital lease is recorded using the straight-line method over the shorter of the estimated useful lives or the lease terms. Maintenance, repairs and minor renewals or betterments are charged to expense as incurred.

Goodwill and Other Intangible Assets.    Goodwill represents the excess of purchase price over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. For intangible assets purchased in a business combination or received in a non-monetary exchange, the estimated fair values of the assets received (or, for non-monetary exchanges, the estimated fair values of the assets transferred if more clearly evident) are used to establish the cost bases (except for non-monetary exchanges in which neither of the values of the assets received or the assets transferred in non-monetary exchanges are determinable within reasonable limits). Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value.

Weighted-average amortization periods for finite-lived intangible assets, by class, were as follows (in years):

	September 30, 2012	September 25, 2011
Wireless spectrum	5	5
Marketing-related	9	9
Technology-based	11	11
Customer-related	6	3
Total finite-lived intangible assets	11	11

Impairment of Goodwill and Other Long-Lived Assets.    Goodwill and other indefinite-lived intangible assets are tested annually for impairment in the fourth fiscal quarter and in interim periods if certain events occur indicating that the carrying amounts may be impaired. Beginning in fiscal 2012, the Company elected to perform a qualitative assessment to test one of its reporting unit’s goodwill and certain of its indefinite-lived intangible assets for impairment. Using the qualitative assessment, if the Company determines that the fair value of a reporting unit or indefinite-lived intangible asset is more likely than not (i.e., a likelihood of more than 50%) less

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

than its carrying amount, a quantitative impairment test will be performed. If necessary, goodwill is quantitatively assessed for impairment using a two-step approach. First, the Company compares the estimated fair value of the reporting unit in which the goodwill resides to its carrying value. The second step, if necessary, measures the amount of such impairment by comparing the implied fair value of goodwill to its carrying value. Other indefinite-lived intangible assets are quantitatively assessed for impairment, if necessary, by comparing their estimated fair values to their carrying values. If the carrying value exceeds the fair value, the difference is recorded as an impairment.

Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the estimated fair value of the asset or asset group. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amounts or their estimated fair values less costs to sell and are not depreciated.

Revenue Recognition.    The Company derives revenues principally from sales of integrated circuit products, licensing of its intellectual property and software, and sales of messaging, software hosting, software development software and other services and related hardware. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of the Company’s deliverables and obligations.

For arrangements with multiple deliverables, the Company uses vendor-specific objective evidence (VSOE) when available to allocate the selling price to each deliverable. The Company determines VSOE of selling price based on its normal pricing and discounting practices for the specific product or service when sold separately. When VSOE of selling price cannot be established, the Company first attempts to establish the selling price based on third-party evidence (TPE). If TPE is not available, the Company estimates the selling price of the product or service as if it were sold on a standalone basis.

Revenues from sales of the Company’s products are recognized at the time of shipment, or when title and risk of loss pass to the customer and other criteria for revenue recognition are met, if later. Revenues from providing services, including software hosting services, are recognized when earned. Revenues from providing services were less than 10% of total revenues for all fiscal years presented.

The Company licenses or otherwise provides rights to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensees typically pay a fixed license fee in one or more installments and royalties based on their sales of products incorporating or using the Company’s licensed intellectual property. License fees are recognized over the estimated period of benefit of the license to the licensee, typically 5 to 15 years. The Company earns royalties on such licensed products sold worldwide by its licensees at the time that the licensees’ sales occur. The Company’s licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. The Company recognizes royalty revenues based on royalties reported by licensees during the quarter and when other revenue recognition criteria are met.

The Company provides both perpetual and renewable time-based software licenses. Revenues from software license fees are recognized when revenue recognition criteria are met and, if applicable, when VSOE of fair value exists to allocate the total arrangement fee to elements of multiple-element software arrangements, including post-contract customer support. Post-contract support is recognized ratably over the term of the related contract.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

When contracts contain multiple elements wherein the only undelivered element is post-contract customer support and VSOE of fair value of post-contract customer support does not exist, revenue from the entire arrangement is recognized ratably over the support period. The amount or timing of the Company’s software licensing revenues may differ as a result of changes in these judgments or estimates.

The Company records reductions to revenues for customer incentive arrangements, including volume-related and other pricing rebates and cost reimbursements for marketing and other activities involving certain of the Company’s products and technologies. The Company recognizes the maximum potential liability at the later of the date at which the Company records the related revenues or the date at which the Company offers the incentive or, if payment is contingent, when the contingency is resolved. In certain arrangements, the liabilities are based on customer forecasts. The Company reverses accruals for unclaimed incentive amounts to revenues when the unclaimed amounts are no longer subject to payment.

Unearned revenues consist primarily of license fees for intellectual property and software products, hardware product sales with continuing performance obligations and billings on uncompleted contracts.

Concentrations.    A significant portion of the Company’s revenues is concentrated with a small number of customers/licensees of the Company’s QCT and QTL segments. Revenues related to the products of two companies comprised 20% and 18% of total consolidated revenues in fiscal 2012. Revenues from two companies each comprised 13% of total consolidated revenues in fiscal 2011, and revenues from two companies comprised 15% and 10% of total consolidated revenues in fiscal 2010. Aggregate accounts receivable from three customers comprised 48% of gross accounts receivable at September 30, 2012. Aggregate accounts receivable from two customers comprised 34% of gross accounts receivable at September 25, 2011.

Shipping and Handling Costs.    Costs incurred for shipping and handling are included in cost of equipment and services revenues at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as revenue.

Share-Based Compensation.    Share-based compensation expense for equity-classified awards, principally related to stock options and restricted stock units (RSUs), is measured at the grant date, or at the acquisition date for awards assumed in business combinations, based on the estimated fair value of the award and is recognized over the employee’s requisite service period.

The fair values of employee stock options granted are estimated using the lattice binomial option-pricing model, and the fair values of employee stock options assumed in business combinations are estimated using the Black-Scholes option-pricing model. The weighted-average estimated fair values of employee stock options granted during fiscal 2012, 2011 and 2010 were $14.70, $13.17 and $12.40 per share, respectively. The following table presents the weighted-average assumptions (annualized) used to estimate the fair values of employee stock options granted or assumed in the periods presented:

	2012	2011	2010
Volatility	31.5%	30.8%	33.8%
Risk-free interest rate	1.0%	2.1%	2.5%
Dividend yield	1.5%	1.5%	1.5%
Post-vest forfeiture rate	9.0%	9.8%	9.8%
Suboptimal exercise factor	1.7	1.8	1.8

The Company uses the implied volatility of market-traded options in the Company’s stock to determine the expected volatility. The term structure of volatility is used for approximately two years, and the Company uses the implied volatility of the option with the longest time to maturity for periods beyond two years. The risk-free interest rate is based on observed interest rates appropriate for the terms of the Company’s employee stock options. The Company does not target a specific dividend yield for its dividend payments but is required to

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assume a dividend yield as an input to the binomial model. The dividend yield is based on the Company’s history and expectation of future dividend payouts and may be subject to substantial change in the future. The post-vest forfeiture rate and suboptimal exercise factor are based on the Company’s historical option cancellation and employee exercise information, respectively.

The expected life of employee stock options is a derived output of the lattice binomial model and is impacted by all of the underlying assumptions used by the Company. The weighted-average expected life of employee stock options granted, as derived from the binomial model, was 5.3 years, 5.6 years and 5.5 years during fiscal 2012, 2011 and 2010, respectively.

The fair values of RSUs are estimated based on the fair market values of the underlying stock on the dates of grant or dates the RSUs are assumed. If RSUs do not have the right to participate in dividends, the fair values are discounted by the dividend yield. The weighted-average estimated fair values of employee RSUs granted during fiscal 2012, 2011 and 2010 were $58.57, $50.14 and $35.61 per share, respectively. For the majority of RSUs, shares are issued on the vesting dates net of the amount of shares needed to satisfy statutory tax withholding requirements to be paid by the Company on behalf of the employees. As a result, the actual number of shares issued will be fewer than the actual number of RSUs outstanding.

Share-based compensation expense is adjusted to exclude amounts related to share-based awards that are expected to be forfeited. The annual pre-vest forfeiture rate for stock options and RSUs granted in fiscal 2012, 2011 and 2010 was estimated to be approximately 3% based on historical experience.

Total estimated share-based compensation expense, related to all of the Company’s share-based awards, was comprised as follows (in millions):

	2012	2011	2010
Cost of equipment and services revenues	$75	$67	$41
Research and development	546	397	293
Selling, general and administrative	414	349	263

Continuing operations	1,035	813	597
Related income tax benefit	(225)	(194)	(166)

Continuing operations, net of income taxes	810	619	431

Discontinued operations	1	8	17
Related income tax benefit	—	(3)	(6)

Discontinued operations, net of income taxes	1	5	11

	$811	$624	$442

The Company recorded $270 million, $165 million and $119 million in share-based compensation expense during fiscal 2012, 2011 and 2010, respectively, related to share-based awards granted during those periods. The remaining share-based compensation expense was primarily related to stock awards granted in earlier periods and stock awards assumed. In addition, for fiscal 2012, 2011 and 2010, $168 million, $183 million and $45 million, respectively, were reclassified to reduce net cash provided by operating activities with an offsetting increase in net cash (used) provided by financing activities in the consolidated statements of cash flows to reflect the incremental tax benefits from stock options exercised and restricted stock units vested in those periods. The amount of compensation cost capitalized related to share-based awards was negligible for all periods presented.

Litigation.    The Company is currently involved in certain legal proceedings. The Company records its best estimate of a loss related to pending litigation when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, the

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company records the minimum estimated liability related to the claim. As additional information becomes available, the Company assesses the potential liability related to the Company’s pending litigation and revises its estimates. The Company’s legal costs associated with defending itself are recorded to expense as incurred.

Foreign Currency.    Certain foreign subsidiaries use a local currency as the functional currency. Resulting translation gains or losses are recognized as a component of accumulated other comprehensive income. Where the United States dollar is the functional currency, resulting translation gains or losses are recognized in the consolidated statements of operations. Transaction gains or losses related to balances denominated in a currency other than the functional currency are recognized in the consolidated statements of operations. Net foreign currency transaction losses included in the Company’s consolidated statements of operations were $7 million, $8 million and $6 million for fiscal 2012, 2011 and 2010, respectively.

Income Taxes.    The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company includes interest and penalties related to income taxes, including unrecognized tax benefits, within the income tax provision.

The Company’s income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.

The Company recognizes windfall tax benefits associated with share-based awards directly to stockholders’ equity only when realized. A windfall tax benefit occurs when the actual tax benefit realized by the Company upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that the Company had recorded. When assessing whether a tax benefit relating to share-based compensation has been realized, the Company follows the tax law ordering method, under which current year share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.

Earnings Per Common Share.    Basic earnings per common share is computed by dividing net income attributable to Qualcomm by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per common share is computed by dividing net income attributable to Qualcomm by the combination of dilutive common share equivalents, comprised of shares issuable under the Company’s share-based compensation plans and shares subject to written put options, and the weighted-average number of common shares outstanding during the reporting period. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which are calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of an award, if any, the amount of compensation cost, if any, for future service that the Company has not yet recognized, and the estimated tax benefits that would be recorded in paid-in capital, if any, when an award is settled are assumed to

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

be used to repurchase shares in the current period. The incremental dilutive common share equivalents, calculated using the treasury stock method, for fiscal 2012, 2011 and 2010 were 40,978,000, 32,908,000 and 15,652,000, respectively.

Employee stock options to purchase 1,590,000, 20,224,000 and 149,007,000 shares of common stock during fiscal 2012, 2011 and 2010, respectively, were outstanding but not included in the computation of diluted earnings per common share because the effect would be anti-dilutive. Put options outstanding during fiscal 2012 and 2011 were not included in the earnings per common share computation because the put options’ exercise prices were less than the average market price of the common stock while they were outstanding, and therefore, the effect on diluted earnings per common share would be anti-dilutive (Note 5). In addition, 1,947,000, 1,963,000 and 235,000 shares of other common stock equivalents outstanding in fiscal 2012, 2011 and 2010, respectively, were not included in the computation of diluted earnings per common share because the effect would be anti-dilutive.

Comprehensive Income.    Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities and derivative instruments. The Company presents comprehensive income in its consolidated statements of stockholders’ equity. The reclassification adjustment for net realized gains results from the recognition of the net realized gains in the statements of operations when marketable securities are sold or derivative instruments are settled. The reclassification adjustment for other-than-temporary losses on marketable securities included in net income results from the recognition of the unrealized losses in the statements of operations when they are no longer viewed as temporary. The portion of other-than-temporary impairment losses related to noncredit factors and subsequent changes in fair value included in comprehensive income is shown separately from other unrealized gains or losses on marketable securities.

Components of accumulated other comprehensive income in Qualcomm stockholders’ equity consisted of the following (in millions):

	September 30, 2012	September 25, 2011
Noncredit other-than-temporary impairment losses and subsequent changes in fair value related to certain available-for-sale debt securities, net of income taxes	$29	$27
Net unrealized gains on other available-for-sale securities, net of income taxes	942	427
Net unrealized gains (losses) on derivative instruments, net of income taxes	2	(15)
Foreign currency translation	(107)	(86)

	$866	$353

At September 30, 2012, accumulated other comprehensive income included $7 million of other-than-temporary losses on marketable debt securities related to factors other than credit, net of income taxes.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Comprehensive income attributable to Qualcomm consisted of the following (in millions):

	2012	2011	2010
Net income	$6,059	$4,242	$3,247

Other comprehensive income:
Noncredit other-than-temporary impairment losses and subsequent changes in fair value related to certain available-for-sale debt securities, net of income taxes of $1, $10 and ($5), respectively	4	(19)	21
Net unrealized gains (losses) on other available-for-sale securities and derivative instruments, net of income taxes of $357, $80 and $74, respectively	652	(145)	392
Reclassification of net realized gains on available-for-sale securities and derivative instruments included in net income, net of income taxes of $93, $112 and ($12), respectively	(169)	(199)	(380)
Reclassification of other-than-temporary losses on available-for-sale securities included in net income, net of income taxes of $26, $14 and ($5), respectively	47	25	116
Foreign currency translation	(19)	(9)	(40)

Total other comprehensive income (loss)	515	(347)	109

Total comprehensive income	6,574	3,895	3,356
Comprehensive loss attributable to noncontrolling interests	46	21	—

Comprehensive income attributable to Qualcomm	$6,620	$3,916	$3,356

Recent Accounting Pronouncements.    In June 2011, the Financial Accounting Standards Board revised the authoritative guidance for comprehensive income to require an entity to present total comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements and eliminated the option to present the components of other comprehensive income as part of the statement of stockholders’ equity. The guidance will be effective for the Company beginning in the first quarter of fiscal 2013 and will be applied retrospectively. The adoption of the guidance will impact the presentation of the financial statements but will not impact the Company’s financial position, results of operations or cash flows.

Note 2.    Composition of Certain Financial Statement Items

Accounts Receivable (in millions)

	September 30, 2012	September 25, 2011
Trade, net of allowances for doubtful accounts of $1 and $2, respectively	$1,418	$951
Long-term contracts	32	32
Other	9	10

	$1,459	$993

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories (in millions)

	September 30, 2012	September 25, 2011
Raw materials	$19	$15
Work-in-process	531	384
Finished goods	480	366

	$1,030	$765

Property, Plant and Equipment (in millions)

	September 30, 2012	September 25, 2011
Land	$203	$203
Buildings and improvements	1,392	1,427
Computer equipment and software	1,409	1,267
Machinery and equipment	1,828	1,798
Furniture and office equipment	80	75
Leasehold improvements	237	263
Construction in progress	774	394

	5,923	5,427
Less accumulated depreciation and amortization	(3,072)	(3,013)

	$2,851	$2,414

Depreciation and amortization expense related to property, plant and equipment for fiscal 2012, 2011 and 2010 was $427 million, $704 million and $437 million, respectively. Interest capitalized in connection with the construction of the wireless network in India totaled $29 million in fiscal 2012. The Company did not capitalize any interest to property, plant and equipment during fiscal 2011 and 2010. The gross book values of property under capital leases included in buildings and improvements were $64 million and $175 million at September 30, 2012 and September 25, 2011, respectively. These capital leases principally related to base station towers and buildings. Amortization of assets recorded under capital leases is included in depreciation expense. Capital lease additions were negligible during fiscal 2012, and $1 million and $40 million during 2011 and 2010, respectively.

At September 30, 2012 and September 25, 2011, buildings and improvements and leasehold improvements with aggregate net book value of $13 million and $19 million, respectively, including accumulated depreciation and amortization of $2 million and $8 million, respectively, were leased to third parties or held for lease to third parties. Future minimum rental income on facilities leased to others is expected to be $1 million in fiscal 2013 and negligible thereafter.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill and Other Intangible Assets.    The Company’s reportable segment assets do not include goodwill. The Company allocates goodwill to its reporting units for annual impairment testing purposes. Goodwill was allocable to reporting units included in the Company’s reportable and nonreportable segments, as described in Note 8, as follows (in millions):

	September 30, 2012	September 25, 2011
QCT	$2,816	$2,456
QTL	707	681
QWI	128	158
QSI	—	1
Nonreportable segments	266	136

	$3,917	$3,432

During the third quarter of fiscal 2012, the Company updated the business plan and related internal forecasts for its QMT division to reflect a focus on licensing its next generation interferometric modulator (IMOD) display technology while directly commercializing only certain IMOD products. As a result, the Company performed an interim goodwill impairment test of the QMT division, which was determined to be a reporting unit for purposes of the goodwill impairment test, and concluded that the fair value of the QMT reporting unit was greater than its carrying value. In connection with the annual goodwill impairment test in the fourth quarter of fiscal 2012, the Company performed a qualitative assessment and determined that there was no impairment of the QMT goodwill. The Company also assessed the recoverability of QMT’s other long-lived assets during the third quarter of fiscal 2012 and concluded that the carrying values of the asset groups were recoverable. However, during the fourth quarter of fiscal 2012, the Company revised its plans with respect to certain equipment comprising an asset group and recorded an impairment charge of $54 million in selling, general and administrative expenses. At September 30, 2012, the carrying values of the QMT division’s goodwill and long-lived asset groups were $136 million and $927 million, respectively. During fiscal 2012 and 2011, the Company recorded impairment charges of $23 million and $114 million, respectively, in other operating expenses to write down goodwill related to its Firethorn division. At September 30, 2012 and September 25, 2011, $17 million and $40 million of goodwill remained, respectively, for the Firethorn division.

The components of other intangible assets, net were as follows (in millions):

	September 30, 2012		September 25, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Wireless spectrum	$20	$(3)	$20	$(2)
Marketing-related	79	(28)	72	(18)
Technology-based	3,960	(1,158)	3,767	(802)
Customer-related	101	(33)	132	(70)

	$4,160	$(1,222)	$3,991	$(892)

All of these intangible assets are subject to amortization, other than certain wireless spectrum and acquired in-process research and development with carrying values of $16 million and $81 million at September 30, 2012, respectively. Amortization expense related to these intangible assets for fiscal 2012, 2011 and 2010 was $473 million, $357 million and $227 million, respectively. Amortization expense related to these intangible assets and acquired in-process research and development, beginning upon the expected completion of the underlying projects, is expected to be $487 million, $476 million, $434 million, $322 million and $209 million for fiscal 2013 to 2017, respectively, and $993 million thereafter.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Current Liabilities (in millions)

	September 30, 2012	September 25, 2011
Customer incentives and other customer-related liabilities	$1,107	$1,180
Payable for unsettled securities trades	120	298
Other	496	594

	$1,723	$2,072

Assets and Liabilities Held for Sale and Related Noncontrolling Interests.    At September 30, 2012, assets and liabilities held for sale of $1.1 billion each were comprised of the assets and liabilities of the Company’s subsidiaries in India that were established to operate a wireless network on the BWA spectrum (BWA subsidiaries). At September 25, 2011, assets held for sale of $746 million related to the 700 MHz spectrum that was sold during fiscal 2012 as part of discontinued operations (Note 9).

During the second quarter of fiscal 2011, the BWA subsidiaries issued noncontrolling interests to two third-party Indian investors for $62 million, such that the Company held a 74% interest in each of those subsidiaries, the maximum interest permitted under applicable Indian Foreign Direct Investment regulations. During the third quarter of fiscal 2012, the BWA subsidiaries issued noncontrolling interests to Bharti Airtel Limited (Bharti), an Indian wireless network operator, for $86 million. As a result, the Company’s ownership interest in each of those subsidiaries was reduced from 74% to 51%. In addition, Bharti purchased the outstanding shares of those subsidiaries that were held by the two third-party Indian investors. This change in the Company’s ownership interest did not result in a change in control, and as a result, the Company’s consolidated financial statements continue to include the assets, liabilities and operating results of those subsidiaries. The Company’s agreement with Bharti provides that Bharti’s ownership interest will increase over time to 100% if certain conditions are met. Starting in the fourth quarter of fiscal 2012, the assets and liabilities of the BWA subsidiaries were presented as held for sale as the Company believes it is probable that it will deconsolidate the BWA subsidiaries within one year of the balance sheet date. The assets held for sale were classified as a component of noncurrent assets because, upon deconsolidation, the Company will retain noncontrolling interests in the BWA subsidiaries that will be classified as long-term based on the expectation that Bharti will assume complete ownership of those entities by the end of calendar 2014.

At September 30, 2012, assets and liabilities held for sale consisted primarily of wireless spectrum and network-related assets and loans and debentures (Note 7), respectively. Concurrent with the payment of $81 million to the India Government’s Department of Telecommunications (DoT) in March 2012, which was recorded as a charge to other operating expenses, the DoT assigned an 18.5-year license to operate a wireless network on the spectrum to one of the BWA subsidiaries, and the DoT allocated the BWA spectrum to that subsidiary in May 2012. The 18.5-year term of the spectrum license issued by the DoT had been the subject of dispute between the DoT and the Company, but on October 17, 2012, the Telecom Disputes Settlement and Appellate Tribunal (TDSAT) ruled in the Company’s favor, increasing the license term to 20 years.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.    Investment Income

Investment income, net was comprised as follows (in millions):

	2012	2011	2010
Interest and dividend income	$609	$500	$530
Interest expense	(90)	(114)	(43)
Net realized gains on marketable securities	342	335	401
Net realized gains on other investments	27	2	4
Impairment losses on marketable securities	(71)	(39)	(111)
Impairment losses on other investments	(12)	(13)	(14)
Gains (losses) on derivative instruments	84	(3)	3
Equity in losses of investees	(9)	(7)	(4)

	$880	$661	$766

Impairment losses on marketable securities related to the noncredit portion of losses on debt securities recognized in other comprehensive income were negligible for fiscal 2012, 2011 and 2010.

Note 4.    Income Taxes

The components of the income tax provision were as follows (in millions):

	2012	2011	2010
Current provision:
Federal	$140	$179	$1,514
State	1	57	242
Foreign	934	670	389

	1,075	906	2,145

Deferred provision (benefit):
Federal	208	170	(1,139)
State	(16)	62	(26)
Foreign	12	(6)	(7)

	204	226	(1,172)

	$1,279	$1,132	$973

The foreign component of the income tax provision consists primarily of foreign withholding taxes on royalty income included in United States earnings.

The components of income from continuing operations before income taxes by United States and foreign jurisdictions were as follows (in millions):

	2012	2011	2010
United States	$3,525	$2,984	$2,195
Foreign	3,037	2,703	2,298

	$6,562	$5,687	$4,493

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a reconciliation of the expected statutory federal income tax provision to the Company’s actual income tax provision for continuing operations (in millions):

	2012	2011	2010
Expected income tax provision at federal statutory tax rate	$2,297	$1,991	$1,573
State income tax provision, net of federal benefit	24	283	226
Foreign income taxed at other than U.S. rates	(1,045)	(1,074)	(897)
Tax audit impacts, net	(11)	1	3
Tax credits	(36)	(151)	(55)
Valuation allowance	55	42	(40)
Revaluation of deferred taxes	—	69	152
Other	(5)	(29)	11

	$1,279	$1,132	$973

The revaluation of deferred taxes represents the impact of paying current taxes at a higher state effective tax rate than the effective tax rate that will be in effect when the resulting deferred tax asset or liability is scheduled to reverse. The Company has not recorded a deferred tax liability of approximately $5.8 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $16.4 billion of undistributed earnings of certain non-United States subsidiaries indefinitely invested outside the United States. Should the Company decide to repatriate the foreign earnings, the Company would have to adjust the income tax provision in the period management determined that the earnings will no longer be indefinitely invested outside the United States.

The Company files income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. Tax audit impacts, net reflects adjustments to the Company’s prior year estimates of uncertain tax positions as a result of various federal, state and foreign tax audits. The Company is currently a participant in the Internal Revenue Service (IRS) Compliance Assurance Process, whereby the IRS and the Company endeavor to agree on the treatment of all tax issues prior to the tax return being filed. The IRS completed its examination of the Company’s tax return for fiscal 2010 and issued a full acceptance letter during the third quarter of fiscal 2011, resulting in no change to the income tax provision. The Company is no longer subject to United States federal income tax examinations for years prior to fiscal 2011. In the fourth quarter of fiscal 2012, the California Franchise Tax Board completed its audit of fiscal 2005 through fiscal 2008, resulting in a decrease to the tax provision of $10 million. The Company is subject to examination by the California Franchise Tax Board for fiscal years after 2008. The Company is also subject to income taxes in other taxing jurisdictions in the United States and around the world, many of which are open to tax examinations for periods after fiscal 2000.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company had deferred tax assets and deferred tax liabilities as follows (in millions):

	September 30, 2012	September 25, 2011
Unearned revenues	$1,340	$1,269
Share-based compensation	623	592
Unrealized losses on marketable securities	232	309
Accrued liabilities, reserves and other	131	205
Capital loss carryover	105	40
Capitalized start-up and organizational costs	78	91
Unused net operating losses	50	97
Tax credits	11	145
Unrealized losses on other investments	—	28
Other	91	30

Total gross deferred assets	2,661	2,806
Valuation allowance	(142)	(98)

Total net deferred assets	2,519	2,708

Unrealized gains on marketable securities	(552)	(206)
Purchased intangible assets	(132)	(174)
Property, plant and equipment	(115)	(85)
Other	(7)	(7)

Total deferred liabilities	(806)	(472)

Net deferred assets	$1,713	$2,236

Reported as:
Current deferred tax assets	$309	$537
Non-current deferred tax assets	1,412	1,703
Current deferred tax liabilities(1)	(1)	(2)
Non-current deferred tax liabilities(1)	(7)	(2)

	$1,713	$2,236

(1)	Current deferred tax liabilities and non-current deferred tax liabilities were included in other current liabilities and other liabilities, respectively, in the consolidated balance sheets.

At September 30, 2012, the Company had unused federal net operating loss carryforwards of $154 million expiring from 2021 through 2030, unused state net operating loss carryforwards of $591 million expiring from 2013 through 2032, and unused foreign net operating loss carryforwards of $41 million, which expire from 2014 through 2021. At September 30, 2012, the Company had unused tax credits of $25 million in foreign jurisdictions, which begin to expire in 2013. The Company does not expect its federal net operating loss carryforwards and its state income tax credits to expire unused.

The Company believes, more likely than not, that it will have sufficient taxable income after deductions related to share-based awards to utilize the majority of its deferred tax assets. At September 30, 2012, the

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company has provided a valuation allowance on certain foreign deferred tax assets, state net operating losses and net capital losses of $114 million, $16 million and $12 million, respectively. The valuation allowances reflect the uncertainties surrounding the Company’s ability to generate sufficient future taxable income in certain foreign and state tax jurisdictions to utilize its net operating losses and the Company’s ability to generate sufficient capital gains to utilize all capital losses.

A summary of the changes in the amount of unrecognized tax benefits for fiscal 2012, 2011 and 2010 follows (in millions):

	2012	2011	2010
Beginning balance of unrecognized tax benefits	$96	$353	$84
Additions based on prior year tax positions	—	64	223
Reductions for prior year tax positions and lapse in statute of limitations	(18)	(10)	(58)
Additions for current year tax positions	10	12	165
Settlements with taxing authorities	(2)	(323)	(61)

Ending balance of unrecognized tax benefits	$86	$96	$353

The Company does not expect any unrecognized tax benefits recorded at September 30, 2012 to result in cash payment in fiscal 2013. Unrecognized tax benefits at September 30, 2012 included $86 million for tax positions that, if recognized, would impact the effective tax rate. The unrecognized tax benefits differ from the amount that would affect the Company’s effective tax rate primarily because the unrecognized tax benefits were included on a gross basis and did not reflect secondary impacts such as the federal deduction for state taxes, adjustments to deferred tax assets and the valuation allowance that might be required if the Company’s tax positions are sustained. The decrease in unrecognized tax benefits in fiscal 2012 was primarily due to settlement of the Company’s California tax examination for fiscal 2005 through fiscal 2008, which is partially offset by an increase in unrecognized tax benefits generated in the current year. The Company does not believe that it is reasonably possible that the total amounts of unrecognized tax benefits at September 30, 2012 will significantly increase or decrease in fiscal 2013. Interest expense related to uncertain tax positions was negligible in fiscal 2012, 2011 and 2010. The amount of accrued interest and penalties was negligible at September 30, 2012 and September 25, 2011.

Cash amounts paid for income taxes, net of refunds received, were $1.3 billion, $2.1 billion and $671 million for fiscal 2012, 2011 and 2010, respectively.

During fiscal 2012, the Company established its QCT segment’s non-United States headquarters in Singapore. The Company has obtained tax incentives in Singapore, which are effective through March 2027, that result in a tax exemption for the first five years provided that the Company meets specified employment and investment criteria in Singapore. The Company’s Singapore tax rate will increase in fiscal 2017 and again in fiscal 2027 as a result of expiration of these incentives. The location of QCT’s headquarters in Singapore did not result in any change in foreign tax in fiscal 2012. Had the Company established QCT’s non-United States headquarters in Singapore without these tax incentives, the Company’s income tax expense would have been higher by $193 million in fiscal 2012, reducing both basic and diluted net income per share attributable to Qualcomm by $0.11.

Note 5.    Capital Stock

Preferred Stock.    The Company has 8,000,000 shares of preferred stock authorized for issuance in one or more series, at a par value of $0.0001 per share. In conjunction with the distribution of preferred share purchase rights, 4,000,000 shares of preferred stock are designated as Series A Junior Participating Preferred Stock, and

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

such shares are reserved for issuance upon exercise of the preferred share purchase rights. At September 30, 2012 and September 25, 2011, no shares of preferred stock were outstanding.

Preferred Share Purchase Rights Agreement.    The Company has a Preferred Share Purchase Rights Agreement (Rights Agreement) to protect stockholders’ interests in the event of a proposed takeover of the Company. Under the original Rights Agreement, adopted on September 26, 1995, the Company declared a dividend of one preferred share purchase right (a Right) for each share of the Company’s common stock outstanding. Pursuant to the Rights Agreement, as amended and restated on December 7, 2006, each Right entitles the registered holder to purchase from the Company a one one-thousandth share of Series A Junior Participating Preferred Stock, $0.0001 par value per share, subject to adjustment for subsequent stock splits, at a purchase price of $180. The Rights are exercisable only if a person or group (an Acquiring Person) acquires beneficial ownership of 20% or more of the Company’s outstanding shares of common stock without approval of the Board of Directors. Upon exercise, holders, other than an Acquiring Person, will have the right, subject to termination, to receive the Company’s common stock or other securities, cash or other assets having a market value, as defined, equal to twice such purchase price. The Rights, which expire on September 25, 2015, are redeemable in whole, but not in part, at the Company’s option prior to the time such Rights are triggered for a price of $0.001 per Right.

Stock Repurchase Program.    On March 6, 2012, the Company announced that it had been authorized to repurchase up to $4.0 billion of the Company’s common stock. The stock repurchase program has no expiration date. The $4.0 billion stock repurchase program replaced a $3.0 billion stock repurchase program, of which $948 million remained authorized for repurchase, net of put options outstanding. Any shares repurchased are retired, and the amount paid in excess of par value is recorded to paid-in capital. During fiscal 2012, 2011 and 2010, the Company repurchased and retired 23,893,000, 2,878,000 and 79,789,000 shares of common stock, respectively, for $1.3 billion, $142 million and $3.0 billion, respectively, before commissions. At September 30, 2012, approximately $2.8 billion remained authorized for repurchase under the Company’s stock repurchase program. Since September 30, 2012, the Company repurchased 4,132,000 shares of common stock for $240 million.

In connection with the Company’s stock repurchase program, the Company sold three put options on its own stock during fiscal 2011, of which all expired unexercised during fiscal 2012. The fair values of the put options of $80 million at September 25, 2011 were recorded in other current liabilities. During fiscal 2012 and 2011, the Company recognized gains of $80 million and losses of $5 million, respectively, in net investment income due to changes in the fair values of the put options. No put options were outstanding during fiscal 2010.

Dividends.    The Company announced increases in its quarterly dividend per share of common stock from $0.17 to $0.19 on March 1, 2010, from $0.19 to $0.215 on March 8, 2011, and from $0.215 to $0.25 on March 6, 2012. Dividends charged to retained earnings in fiscal 2012, 2011 and 2010 were as follows (in millions, except per share data):

	2012		2011		2010
	Per Share	Total	Per Share	Total	Per Share	Total
First quarter	$0.215	$368	$0.190	$314	$0.170	$284
Second quarter	0.215	377	0.190	319	0.170	279
Third quarter	0.250	429	0.215	360	0.190	309
Fourth quarter	0.250	438	0.215	368	0.190	305

	$0.930	$1,612	$0.810	$1,361	$0.720	$1,177

On October 17, 2012, the Company announced a cash dividend of $0.25 per share of common stock, payable on December 21, 2012 to stockholders of record as of December 7, 2012, which will be reflected in the consolidated financial statements in the first quarter of fiscal 2013.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6.	Employee Benefit Plans

Employee Savings and Retirement Plan.    The Company has a 401(k) plan that allows eligible employees to contribute up to 100% of their eligible compensation, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contribution expense was $60 million, $52 million and $46 million in fiscal 2012, 2011 and 2010, respectively.

Equity Compensation Plans.    The 2006 Long-Term Incentive Plan (the 2006 Plan) was adopted during the second quarter of fiscal 2006 and replaced the 2001 Stock Option Plan and the 2001 Non-Employee Directors’ Stock Option Plan and their predecessor plans (the Prior Plans). The 2006 Plan provides for the grant of incentive and non-qualified stock options, restricted stock units, stock appreciation rights, restricted stock, performance stock units and other share-based awards and is the source of shares issued under the Executive Retirement Matching Contribution Plan (ERMCP). The shares authorized under the 2006 Plan were approximately 483,284,000 at September 30, 2012. The share reserve remaining under the 2006 Plan was approximately 231,218,000 at September 30, 2012. Shares subject to any outstanding option under a Prior Plan that is terminated or cancelled (but not an option under a Prior Plan that expires) following the date that the 2006 Plan was approved by stockholders, and shares that are subject to an award under the ERMCP and are returned to the Company because they fail to vest, will again become available for grant under the 2006 Plan. The Board of Directors of the Company may amend or terminate the 2006 Plan at any time. Certain amendments, including an increase in the share reserve, require stockholder approval.

During fiscal 2011, the Company assumed a total of 9,564,000 outstanding stock awards under various stock-based incentive plans (the Assumed Plans) as a result of the acquisition of Atheros (Note 10). The Assumed Plans provided for the grant of incentive stock options, non-qualified stock options, restricted stock units and other stock-based awards. The Company can continue to grant stock awards under one of the Assumed Plans, the Atheros Communications, Inc. 2004 Stock Incentive Plan, as amended, (the Atheros Plan) to certain employees. The share reserve under the Atheros Plan was 7,084,000 at September 30, 2012. All other remaining shares available under Assumed Plans were terminated on the date of the acquisition, and no additional shares may be granted under those plans.

Net share-based awards, after forfeitures and cancellations, granted during fiscal 2012, 2011 and 2010 represented 0.9%, 0.7% and 1.2% of outstanding shares as of the beginning of each fiscal year, respectively. Total share-based awards granted during fiscal 2012, 2011 and 2010 represented 1.0%, 0.9% and 1.9%, respectively, of outstanding shares as of the end of each fiscal year.

Stock Options:    The Board of Directors may grant options to selected employees, directors and consultants to the Company to purchase shares of the Company’s common stock at an exercise price not less than the fair market value of the stock at the date of grant. Generally, options vest over periods not exceeding five years and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are exercisable for up to 10 years from the grant date. A summary of stock option transactions for all equity compensation plans follows:

	Number of Shares	Weighted- Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)		(Years)	(In billions)
Options outstanding at September 25, 2011	149,252	$39.10
Options granted	381	57.01
Options cancelled/forfeited/expired	(1,395)	40.19
Options exercised	(41,637)	37.02

Options outstanding at September 30, 2012	106,601	$39.96	4.90	$2.4

Exercisable at September 30, 2012	84,592	$39.73	4.47	$1.9

At September 30, 2012, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was $274 million, which is expected to be recognized over a weighted-average period of 1.3 years. The total intrinsic value of stock options exercised during fiscal 2012, 2011 and 2010 was $1.0 billion, $1.1 billion and $208 million, respectively. The Company recorded cash received from the exercise of stock options of $1.5 billion, $2.5 billion and $565 million and related tax benefits of $438 million, $421 million and $80 million during fiscal 2012, 2011 and 2010, respectively. Upon option exercise, the Company issues new shares of stock.

Restricted Stock Units:    RSUs are share awards that entitle the holder to receive shares of the Company’s common stock upon vesting. The RSUs generally include dividend-equivalent rights and generally vest over periods not exceeding three years from the date of grant. A summary of RSU transactions for all equity compensation plans follows:

	Number of Shares	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value
	(In thousands)		(In billions)
RSUs outstanding at September 25, 2011	22,752	$48.69
RSUs granted	17,315	58.67
RSUs cancelled/forfeited	(957)	51.30
RSUs vested	(6,188)	50.21

RSUs outstanding at September 30, 2012	32,922	$53.22	$2.1

At September 30, 2012, total unrecognized estimated compensation expense related to non-vested RSUs granted prior to that date was $1.2 billion, which is expected to be recognized over a weighted-average period of 1.8 years. The total vest-date fair value of RSUs that vested during fiscal 2012, 2011 and 2010 was $352 million, $43 million and $1 million, respectively. For the majority of RSUs, shares are issued on the vesting dates net of the amount of shares needed to satisfy statutory tax withholding requirements to be paid by the Company on behalf of the employees. The total shares withheld were approximately 1,965,000 and 243,000 in fiscal 2012 and 2011, respectively, and were based on the value of the RSUs on their vesting dates as determined by the Company’s closing stock price. Total payments for the employees’ tax obligations to the taxing authorities were $131 million and $14 million in fiscal 2012 and 2011, respectively.

Employee Stock Purchase Plan.    The Company has an employee stock purchase plan for eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

last day of each offering period, which is generally six months. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. The employee stock purchase plan includes a non-423(b) plan. The shares authorized under the employee stock purchase plan were approximately 46,709,000 at September 30, 2012. The shares reserved for future issuance were approximately 14,757,000 at September 30, 2012. During fiscal 2012, 2011 and 2010, approximately 3,654,000, 3,778,000 and 3,782,000 shares, respectively, were issued under the plan at an average price of $48.31, $36.82 and $32.81 per share, respectively. At September 30, 2012, total unrecognized estimated compensation expense related to non-vested purchase rights granted prior to that date was $18 million. The Company recorded cash received from the exercise of purchase rights of $177 million, $139 million and $124 million during fiscal 2012, 2011 and 2010, respectively.

Note 7.	Commitments and Contingencies

Legal Proceedings.    Tessera, Inc. v. QUALCOMM Incorporated: On April 17, 2007, Tessera filed a patent infringement lawsuit in the United States District Court for the Eastern District of Texas and a complaint with the United States International Trade Commission (ITC) pursuant to Section 337 of the Tariff Act of 1930 against the Company and other companies, alleging infringement of two patents. The district court action was stayed pending resolution of the ITC proceeding, including all appeals. On May 20, 2009, the ITC issued a limited exclusion order and a cease and desist order, both of which were terminated when the patents expired on September 24, 2010. During the period of the exclusion order, the Company shifted supply of accused chips for customers who manufacture products that may be imported to the United States to a licensed supplier of Tessera, and the Company continued to supply those customers without interruption. The appeals court affirmed the ITC’s orders, and on November 28, 2011, the United States Supreme Court denied the Company’s petition for review. On January 18, 2012, pursuant to the parties’ stipulation, the district court in the Eastern District of Texas lifted the stay and ordered that the case be moved to the United States District Court for the Northern District of California. On March 1, 2012, that court consolidated the case with an earlier-filed lawsuit filed by Tessera against multiple parties, including some of the Company’s semiconductor chip package suppliers. Trial is scheduled for April 7, 2014. Tessera may continue to seek alleged past damages in the district court, but it cannot obtain injunctive relief due to the expiration of the patents.

MicroUnity Systems Engineering, Inc. v. QUALCOMM Incorporated et al.:    MicroUnity filed a total of three patent infringement complaints, on March 16, 2010, June 3, 2010 and January 27, 2011, against the Company and a number of other technology companies, including Texas Instruments, Samsung, Apple, Nokia, Google and HTC, in the United States District Court for the Eastern District of Texas. MicroUnity currently alleges that certain of the Company’s Snapdragon products infringe 10 of its patents and seeks unspecified damages and injunctive and other relief. The court consolidated the actions in May 2011. Trial is scheduled for June 3, 2013.

MOSAID Technologies Incorporated v. Dell, Inc. et al.:    On March 16, 2011, MOSAID filed a complaint against Atheros Communications, Inc., which the Company acquired in May 2011 and was renamed Qualcomm Atheros, Inc. (Qualcomm Atheros), and 32 other entities in the United States District Court for the Eastern District of Texas alleging that certain of Atheros’ WiFi products infringe six MOSAID patents. MOSAID seeks unspecified damages and injunctive and other relief. The case is in the discovery phase. On March 28, 2012, Qualcomm Atheros and the other defendants filed a motion to transfer the case to the Northern District of California. A decision on that motion is pending. A claim construction hearing is scheduled for April 16, 2013, and trial is scheduled for January 8, 2014.

ParkerVision, Inc. v. QUALCOMM Incorporated:    On July 20, 2011, ParkerVision filed a complaint against the Company in the United States District Court for the Middle District of Florida alleging that certain of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

our products infringe seven of its patents alleged to cover direct-conversion (or Zero-IF/ZIF) receivers. The complaint seeks unspecified damages and injunctive and other relief. On February 28, 2012, ParkerVision filed an amended complaint dropping two patents from the case and adding one new patent. The parties have motions pending challenging the sufficiency of certain claims in the opposing party’s pleadings. The parties also have motions pending addressing discovery disputes. A claim construction hearing was held on August 10, 2012, but the court has not yet issued a claim construction order. Discovery is scheduled to close on November 30, 2012, and trial is scheduled to begin on August 5, 2013.

Icera Complaint to the European Commission:    On June 7, 2010, the European Commission (the Commission) notified and provided the Company with a redacted copy of a complaint filed with the Commission by Icera, Inc. alleging that the Company has engaged in anticompetitive activity. The Company was asked by the Commission to submit a preliminary response to the portions of the complaint disclosed to it, and the Company submitted its response in July 2010. On October 19, 2011, the Commission notified the Company that it should provide to the Commission additional documents and information. On January 16, 2012, the Company provided additional documents and information in response to that request. The Company continues to cooperate fully with the Commission’s preliminary investigation.

Korea Fair Trade Commission (KFTC) Complaint:    On January 4, 2010, the KFTC issued a written decision finding that the Company had violated South Korean law by offering certain discounts and rebates for purchases of its CDMA chips and for including in certain agreements language requiring the continued payment of royalties after all licensed patents have expired. The KFTC levied a fine, which the Company paid in the second quarter of fiscal 2010. The Company is appealing that decision in the Korean courts.

Japan Fair Trade Commission (JFTC) Complaint:    The JFTC received unspecified complaints alleging that the Company’s business practices are, in some way, a violation of Japanese law. On September 29, 2009, the JFTC issued a cease and desist order concluding that the Company’s Japanese licensees were forced to cross-license patents to the Company on a royalty-free basis and were forced to accept a provision under which they agreed not to assert their essential patents against the Company’s other licensees who made a similar commitment in their license agreements with the Company. The cease and desist order seeks to require the Company to modify its existing license agreements with Japanese companies to eliminate these provisions while preserving the license of the Company’s patents to those companies. The Company disagrees with the conclusions that it forced its Japanese licensees to agree to any provision in the parties’ agreements and that those provisions violate the Japanese Antimonopoly Act. The Company has invoked its right under Japanese law to an administrative hearing before the JFTC. In February 2010, the Tokyo High Court granted the Company’s motion and issued a stay of the cease and desist order pending the administrative hearing before the JFTC. The JFTC has held hearings on 15 different dates, with another hearing scheduled for December 20, 2012 and additional hearing dates yet to be scheduled.

Securities and Exchange Commission (SEC) Formal Order of Private Investigation and Department of Justice (DOJ) Investigation:    On September 8, 2010, the Company was notified by the SEC’s Los Angeles Regional office of a formal order of private investigation. The Company understands that the investigation arose from a “whistleblower’s” allegations made in December 2009 to the audit committee of the Company’s Board of Directors and to the SEC. In 2010, the audit committee completed an internal review of the allegations with the assistance of independent counsel and independent forensic accountants. This internal review into the whistleblower’s allegations and related accounting practices did not identify any errors in the Company’s financial statements. On January 27, 2012, the Company learned that the U.S. Attorney’s Office for the Southern District of California/DOJ (DOJ) had begun a preliminary investigation regarding the Company’s compliance with the Foreign Corrupt Practices Act (FCPA).The Company believes that FCPA compliance had also become a focus of the SEC investigation. The audit committee has commenced an internal review into the Company’s compliance with the FCPA with the assistance of independent counsel and independent forensic accountants.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has discovered, and as a part of its ongoing cooperation with these investigations has informed the SEC and the DOJ of, instances in which special hiring consideration, gifts or other benefits (collectively, benefits) were provided to several individuals associated with Chinese state-owned companies or agencies. Based on the facts currently known, the Company believes the aggregate monetary value of the benefits in question to be less than $250,000, excluding employment compensation. The Company is continuing to investigate the circumstances relating to providing these benefits and is attempting to identify whether any other benefits were provided.

The Company is continuing to cooperate with the SEC and the DOJ, but is unable to predict the outcome of their investigations.

Other:    The Company has been named, along with many other manufacturers of wireless phones, wireless operators and industry-related organizations, as a defendant in three lawsuits pending in Washington D.C. superior court, seeking monetary damages arising out of its sale of cellular phones.

The Company will continue to vigorously defend itself in the foregoing actions. However, litigation and investigations are inherently uncertain. Accordingly, the Company cannot predict the outcome of these matters. The Company has not recorded any accrual at September 30, 2012 for contingent losses associated with these matters based on its belief that losses, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time. Nonetheless, the unfavorable resolution of one or more of these matters could have a material adverse affect on the Company’s business, results of operations, financial condition or cash flows. The Company is engaged in numerous other legal actions not described above arising in the ordinary course of its business and, while there can be no assurance, believes that the ultimate outcome of these actions will not have a material adverse effect on its business, results of operations, financial condition or cash flows.

Loans and Debentures.    The Company’s BWA subsidiaries have loan and debenture liabilities in connection with the India BWA spectrum won in India in June 2010 and payment of $81 million to the DoT in March 2012. At September 30, 2012, the aggregate carrying value of the loans and debentures, including accrued interest on the debentures, of $1.1 billion, was classified as a component of liabilities held for sale (Note 2). At September 25, 2011, loans were $994 million. At September 30, 2012 and September 25, 2011, the loans and debentures liabilities approximated fair value (a Level 2 measurement). Cash paid for interest on the loans was $88 million, $94 million and $15 million for fiscal 2012, 2011 and 2010, respectively.

The BWA subsidiaries’ loan agreements with multiple lenders are denominated in Indian rupees. The majority of the loans ($468 million at September 30, 2012) bear interest at an annual rate based on the highest rate among the bank lenders, which is reset quarterly, plus 0.25% (10.00% at September 30, 2012) with interest payments due monthly. The remaining loan ($77 million at September 30, 2012) bears interest at an annual rate based on the highest rate of the bank that is party to the loan or of the other bank lenders, which is reset quarterly, plus 0.25% (10.50% at September 30, 2012) with interest payments due monthly. All of the loans can be prepaid without penalty on certain dates and are guaranteed by QUALCOMM Incorporated and one of its wholly-owned subsidiaries. All of the loans are due and payable in full on December 18, 2012. The Company intends to refinance the loans with long-term loans on or before that date. The loan agreements contain standard covenants, which, among other things, limit actions by the subsidiaries that are party to the loan agreements, including the incurrence of loans and equity investments, disposition of assets, mergers and consolidations and other matters customarily restricted in such agreements. The loan agreements also define certain events of default, including, among other things, if certain government authorizations are revoked, terminated, withdrawn, suspended, modified or withheld.

On May 29, 2012, the same BWA subsidiaries issued redeemable, unlisted, unsecured, non-convertible debentures (the debentures) to multiple purchasers, the proceeds of which were used primarily to prepay a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

portion of the loans described in the previous paragraph. The debentures are denominated in Indian rupees and bear interest at an agreed-upon annual rate, which is compounded annually and reset semi-annually beginning on June 25, 2013 (10.25% at September 30, 2012) with interest due upon redemption. All of the debentures ($519 million, including accrued interest, at September 30, 2012) are due and payable in full on June 25, 2017. The debentures can be redeemed by the Company without penalty on certain dates. Additionally, each holder has the right to demand redemption of its portion of the debentures outstanding on June 25, 2013 subject to sufficient prior written notice. As a result, the debentures were classified as current liabilities. The holders are indemnified by QUALCOMM Incorporated and one of its wholly-owned subsidiaries.

Indemnifications.    With the exception of the practices of its Qualcomm Atheros subsidiary, the Company generally does not indemnify its customers and licensees for losses sustained from infringement of third-party intellectual property rights. However, the Company is contingently liable under certain product sales, services, license and other agreements to indemnify certain customers against certain types of liability and/or damages arising from qualifying claims of patent infringement by products or services sold or provided by the Company. The Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments made by the Company. Under Qualcomm Atheros’ indemnification agreements, software license agreements and product sale agreements (including its standard software license agreements and standard terms and conditions of semiconductor sales), Qualcomm Atheros agrees, subject to restrictions and after certain conditions are met, to indemnify and defend its licensees and customers against third-party claims asserting infringement of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the licensees or customers. Through September 30, 2012, Qualcomm Atheros has received a number of claims from its direct and indirect customers and other third parties for indemnification under such agreements with respect to alleged infringement of third-party intellectual property rights by its products.

These indemnification arrangements are not initially measured and recognized at fair value because they are deemed to be similar to product warranties in that they relate to claims and/or other actions that could impair the ability of the Company’s direct or indirect customers to use the Company’s products or services. Accordingly, the Company records liabilities resulting from the arrangements when they are probable and can be reasonably estimated. Reimbursements under indemnification arrangements have not been material to the Company’s consolidated financial statements. The Company has not recorded any accrual for contingent liabilities at September 30, 2012 associated with these indemnification arrangements, other than insignificant amounts, based on the Company’s belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time.

Purchase Obligations.    The Company has agreements with suppliers and other parties to purchase inventory, other goods and services and long-lived assets. Noncancelable obligations under these agreements at September 30, 2012 for each of the subsequent five years from fiscal 2013 through 2017 were approximately $3.1 billion, $402 million, $119 million, $27 million and $5 million, respectively, and $10 million thereafter. Of these amounts, for fiscal 2013 through 2015, commitments to purchase integrated circuit product inventories comprised $2.7 billion, $347 million and $79 million, respectively.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leases.    The future minimum lease payments for all capital leases and operating leases at September 30, 2012 were as follows (in millions):

	Capital Leases	Operating Leases	Total
2013	$4	$131	$135
2014	5	113	118
2015	5	58	63
2016	5	41	46
2017	5	32	37
Thereafter	110	69	179

Total minimum lease payments	134	$444	$578

Deduct: Amounts representing interest	74

Present value of minimum lease payments	60
Deduct: Current portion of capital lease obligations	—

Long-term portion of capital lease obligations	$60

The Company leases certain of its land, facilities and equipment under noncancelable operating leases, with terms ranging from less than one year to 35 years and with provisions in certain leases for cost-of-living increases. Rental expense for fiscal 2012, 2011 and 2010 was $87 million, $87 million and $85 million, respectively. The Company leases certain property under operating and capital lease agreements associated with its discontinued operations (Note 9), primarily related to site leases that have an initial term of five to seven years with renewal options of up to five additional renewal periods. In determining the capital lease classification for the site leases upon commencement of each lease, the Company included all renewal options. As a result of its restructuring plan, the Company does not intend to renew its existing site capital leases. At September 30, 2012, the Company had $55 million of site capital lease assets (which are included in buildings and improvements in property, plant and equipment) and $60 million of capital lease obligations (which are included in other liabilities) that pertain to optional renewal periods for these site leases. The Company expects to write off these amounts at the end of the current contractual lease terms. Any early terminations may impact the amounts that are written off.

Note 8.    Segment Information

The Company is organized on the basis of products and services. The Company aggregates four of its divisions into the QWI segment and three of its divisions into the QSI segment. Reportable segments are as follows:

•

QCT Segment — develops and supplies integrated circuits and system software based on CDMA, OFDMA and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products.

•

QTL Segment — grants licenses or otherwise provides rights to use portions of the Company’s intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing CDMA2000, WCDMA, CDMA TDD (including TD-SCDMA), GSM/GPRS/EDGE and/or OFDMA standards and their derivatives, and QTL collects license fees as well as royalties based on sales by licensees of products incorporating or using the Company’s intellectual property.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	QWI Segment — comprised of:

•

QES Division — provides fleet management, satellite- and terrestrial-based two-way wireless information and position reporting and other services, software and hardware to transportation and logistics companies;

•	QIS Division — provides content enablement services for the wireless industry and push-to-talk and other software products and services for wireless network operators;

•	QGOV Division — provides development and other services and related products involving wireless communications technologies to government agencies and their contractors; and

•	Firethorn Division — builds and manages software applications that enable certain mobile commerce services.

•

QSI Segment — comprised of the Company’s Qualcomm Ventures, Structured Finance & Strategic Investments and FLO TV divisions. QSI makes strategic investments that the Company believes will open new opportunities for its technologies, support the design and introduction of new products or services for voice and data communications or possess unique capabilities or technology. Many of these strategic investments are in early-stage companies. QSI also holds wireless spectrum. The results of QSI’s FLO TV business are presented as discontinued operations (Note 9) and are therefore not included in QSI’s revenues or loss before income taxes.

The Company evaluates the performance of its segments based on earnings (loss) before income taxes (EBT) from continuing operations. Segment EBT includes the allocation of certain corporate expenses to the segments, including depreciation and amortization expense related to unallocated corporate assets. Certain income and charges are not allocated to segments in the Company’s management reports because they are not considered in evaluating the segments’ operating performance. Unallocated income and charges include certain net investment income; share-based compensation; and certain research and development expenses and other selling and marketing expenses that were deemed to be not directly related to the businesses of the segments. Additionally, starting with acquisitions in the third quarter of fiscal 2011, unallocated charges include recognition of the step-up of inventories to fair value, amortization of certain intangible assets and certain other acquisition-related charges. Such charges related to acquisitions that were completed prior to the third quarter of fiscal 2011 are allocated to the respective segments. The table below presents revenues and EBT for reportable segments (in millions):

	QCT	QTL	QWI	QSI	Reconciling Items	Total
2012
Revenues	$12,141	$6,327	$633	$—	$20	$19,121
EBT	2,296	5,585	(15)	(170)	(1,134)	6,562
Total assets	2,278	63	129	1,424	39,118	43,012
2011
Revenues	$8,859	$5,422	$656	$—	$20	$14,957
EBT	2,056	4,753	(152)	(132)	(838)	5,687
Total assets	1,569	36	136	2,386	32,295	36,422
2010
Revenues	$6,695	$3,659	$628	$—	$—	$10,982
EBT	1,693	3,020	12	7	(239)	4,493
Total assets	1,085	28	129	2,745	26,585	30,572

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Segment assets are comprised of accounts receivable and inventories for all reportable segments other than QSI. QSI segment assets include certain marketable securities, notes receivable, wireless spectrum, other investments and all assets of QSI’s consolidated subsidiaries. QSI segment assets included $1.1 billion in assets held for sale (Note 2) at September 30, 2012. QSI segment assets related to the discontinued FLO TV business totaled $59 million, $913 million and $1.3 billion at September 30, 2012, September 25, 2011 and September 26, 2010, respectively. QSI assets at September 30, 2012, September 25, 2011 and September 26, 2010 also included $11 million, $20 million and $20 million, respectively, related to investments in equity method investees. Reconciling items for total assets included $1.2 billion, $806 million and $384 million at September 30, 2012, September 25, 2011 and September 26, 2010, respectively, of goodwill and other assets related to the Company’s QMT division, a nonreportable segment developing display technology for mobile devices and other applications. Total segment assets also differ from total assets on a consolidated basis as a result of unallocated corporate assets primarily comprised of certain cash, cash equivalents, marketable securities, property, plant and equipment, deferred tax assets, other intangible assets and assets of nonreportable segments. The net book values of long-lived assets located outside of the United States were $1.1 billion, $629 million and $221 million at September 30, 2012, September 25, 2011 and September 26, 2010, respectively. The net book values of long-lived assets located in the United States were $1.8 billion, $1.8 billion and $2.2 billion at September 30, 2012, September 25, 2011 and September 26, 2010, respectively.

Revenues from each of the Company’s divisions aggregated into the QWI reportable segment were as follows (in millions):

	2012	2011	2010
QES	$371	$395	$376
QIS	151	150	173
QGOV	109	100	74
Firethorn	2	11	7
Eliminations	—	—	(2)

	$633	$656	$628

Other reconciling items were comprised as follows (in millions):

	2012	2011	2010
Revenues
Nonreportable segments	$24	$23	$10
Intersegment eliminations	(4)	(3)	(10)

	$20	$20	$—

EBT
Unallocated cost of equipment and services revenues	$(300)	$(210)	$(42)
Unallocated research and development expenses	(702)	(553)	(401)
Unallocated selling, general and administrative expenses	(549)	(506)	(336)
Unallocated investment income, net	928	756	767
Nonreportable segments	(511)	(324)	(224)
Intersegment eliminations	—	(1)	(3)

	$(1,134)	$(838)	$(239)

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciling items for fiscal 2012 included $225 million and $43 million of unallocated cost of equipment and services revenue and unallocated selling, general and administrative expenses, respectively, related to the step-up of inventories to fair value, the amortization of intangible assets and other charges resulting from acquisitions. Reconciling items for fiscal 2011 included $143 million, $59 million and $6 million of unallocated cost of equipment and services revenue, unallocated selling, general and administrative expenses and unallocated research and development expenses, respectively, related to the step-up of inventories to fair value and amortization of intangible assets resulting from acquisitions. Other nonreportable segments’ losses before taxes during fiscal 2012, 2011 and 2010 were primarily attributable to the Company’s QMT division.

Specified items included in segment EBT were as follows (in millions):

	QCT	QTL	QWI	QSI
2012
Revenues from external customers	$12,137	$6,327	$633	$—
Intersegment revenues	4	—	—	—
Interest income	2	5	—	19
Interest expense	2	—	—	79
2011
Revenues from external customers	$8,856	$5,422	$656	$—
Intersegment revenues	3	—	—	—
Interest income	1	1	—	20
Interest expense	1	—	—	99
2010
Revenues from external customers	$6,686	$3,659	$628	$—
Intersegment revenues	9	—	—	—
Interest income	1	2	2	8
Interest expense	1	—	(4)	27

Intersegment revenues are based on prevailing market rates for substantially similar products and services or an approximation thereof, but the purchasing segment may record the cost of revenues at the selling segment’s original cost. In that event, the elimination of the selling segment’s gross margin is included with other intersegment eliminations in reconciling items. Effectively all equity in earnings (losses) of investees was recorded in QSI in fiscal 2012, 2011 and 2010.

The Company distinguishes revenues from external customers by geographic areas based on the location to which its products, software or services are delivered or, for QTL licensing revenues, the invoiced addresses of its licensees. Sales information by geographic area was as follows (in millions):

	2012	2011	2010
China	$7,971	$4,744	$3,194
South Korea	4,203	2,887	2,913
Taiwan	2,648	2,550	1,360
United States	967	897	555
Other foreign	3,332	3,879	2,960

	$19,121	$14,957	$10,982

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9.    Discontinued Operations

On March 27, 2011, the FLO TV business and network were shut down. On December 27, 2011, the Company completed the sale of substantially all of its 700 MHz spectrum for $1.9 billion, and as a result, the Company recognized a gain in discontinued operations of $1.2 billion during fiscal 2012. All remaining assets have been considered disposed of since March 27, 2011, the date on which the assets ceased to be used. Since the shut down of the FLO TV business and network, the Company has been working to sell the remaining assets and exit contracts. Accordingly, the results of operations of the FLO TV business are presented as discontinued operations. Income (loss) from discontinued operations includes share-based compensation and excludes certain general corporate expenses allocated to the FLO TV business during the periods presented.

Summarized results from discontinued operations were as follows (in millions):

	Year Ended
	September 30, 2012	September 25, 2011	September 26, 2010
Revenues	$—	$5	$9

Income (loss) from discontinued operations	1,203	(507)	(459)
Income tax (expense) benefit	(427)	194	186

Discontinued operations, net of income taxes	$776	$(313)	$(273)

At September 30, 2012, total assets and liabilities of the discontinued operations in the consolidated balance sheet were $59 million and $75 million, respectively, consisting primarily of capital lease assets and liabilities of $55 million and $60 million, respectively. The Company has a significant number of site leases, and the Company has corresponding capital lease assets, capital lease liabilities (Note 7) and asset retirement obligations.

Note 10.    Acquisitions

During fiscal 2012, the Company acquired eight businesses for total cash consideration of $774 million. Technology-based intangible assets recognized in the amount of $164 million are being amortized on a straight-line basis over a weighted-average useful life of six years. The Company recorded $62 million related to 10 in-process research and development (IPR&D) projects, which are expected to be completed within three years from the acquisition date. The acquired IPR&D will not be amortized until completion, and upon completion, IPR&D projects will be amortized over their useful lives, which are expected to range between four to nine years. Goodwill recognized in these transactions, of which $71 million is expected to be deductible for tax purposes, was assigned to the Company’s reportable segments as follows (in millions):

QCT	$366
QTL	22
Nonreportable segments	131

$519

On May 24, 2011, the Company acquired Atheros Communications, Inc. (Atheros) for total cash consideration of $3.1 billion (net of $233 million of cash acquired) and the exchange of vested and earned unvested share-based awards with an estimated fair value of $106 million. The primary objective of the acquisition is to help accelerate the expansion of the Company’s technologies and platforms to new businesses

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

beyond cellular, including home, enterprise and carrier networking. Atheros was integrated into the QCT segment. The allocation of the purchase price to the assets acquired and liabilities assumed based on their fair values was as follows (in millions):

Current assets	$926
Amortizable intangible assets:
Technology-based intangible assets	692
Marketing-related intangible assets	50
Customer-related intangible assets	114
In-process research and development (IPR&D)	150
Goodwill	1,772
Other assets	78

Total assets	3,782
Liabilities	(313)

$3,469

Goodwill recognized in the Atheros acquisition is not deductible for tax purposes and was allocated to the QCT segment for annual impairment testing purposes. Goodwill largely consists of expected revenue synergies resulting from the combination of product portfolios, cost synergies related to reduction in headcount growth and lower manufacturing costs, assembled workforce and access to additional sales and distribution channels. The intangible assets acquired are being amortized on a straight-line basis over weighted-average useful lives of four years, six years and three years for technology-based, marketing-related and customer-related intangible assets, respectively. At September 30, 2012, the remaining IPR&D of $27 million consisted of five projects and are expected to be completed over the next year. Upon completion, each IPR&D project will be amortized over its useful life; useful lives for IPR&D are expected to range between four to five years. The Company’s results of operations for fiscal 2011 included the operating results of Atheros since the date of acquisition, the amounts of which were not material.

The following table presents unaudited pro forma financial information for fiscal 2011 and 2010 that combines the results of operations of Qualcomm and Atheros as though the companies had been combined as of the beginning of fiscal 2010. This unaudited pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place as of the beginning of fiscal 2010. The unaudited pro forma results presented include amortization charges for acquired intangible assets, eliminations of intercompany transactions, adjustments for the increased fair value of acquired inventory, adjustments for incremental stock-based compensation expense related to the unearned portion of Atheros stock options and restricted stock units assumed and adjustments for depreciation expense for property, plant and equipment and related tax effects.

	2011	2010
	(In millions)
Revenues	$15,583	$11,867
Net income attributable to Qualcomm	4,304	3,013

During fiscal 2011, the Company acquired nine other businesses for total cash consideration of $466 million. Technology-based intangible assets recognized in the amount of $150 million are being amortized on a straight-line basis over a weighted-average useful life of five years. Goodwill of $276 million was recognized in these transactions, of which $234 million is expected to be deductible for tax purposes.

During fiscal 2010, the Company acquired six businesses for total cash consideration of $50 million. Technology-based intangible assets recognized in the amount of $32 million are being amortized on a straight-line basis over a weighted-average useful life of 11 years.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11.    Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

•	Level 1 includes financial instruments for which quoted market prices for identical instruments are available in active markets.

•	Level 2 includes financial instruments for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument.

•	Level 3 includes financial instruments for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including the Company’s own assumptions.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis at September 30, 2012 (in millions):

	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents(1)	$819	$1,899	$—	$2,718

Time deposits	—	47	—	47

Marketable securities
U.S. Treasury securities and government-related securities	812	592	—	1,404
Corporate bonds and notes	—	12,583	—	12,583
Mortgage- and asset-backed securities	—	1,315	203	1,518
Auction rate securities	—	—	118	118
Common and preferred stock	1,222	865	—	2,087
Equity funds	1,126	—	—	1,126
Debt funds	1,958	2,236	—	4,194

Total marketable securities	5,118	17,591	321	23,030

Derivative instruments	—	18	—	18
Other investments	197	—	—	197

Total assets measured at fair value	$6,134	$19,555	$321	$26,010

Liabilities
Derivative instruments	$—	$11	$—	$11
Other liabilities	197	—	—	197

Total liabilities measured at fair value	$197	$11	$—	$208

(1)	Includes cash equivalents that were classified as held for sale at September 30, 2012.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash Equivalents, Time Deposits and Marketable Securities.    The Company considers all highly liquid investments, including repurchase agreements, with original maturities of three months or less to be cash equivalents. Cash equivalents are comprised of money market funds, certificates of deposit, commercial paper, government agencies’ securities and repurchase agreements fully collateralized by government agencies’ securities. Time deposits with original maturities of greater than three months are recorded at fair value in other assets.

With the exception of auction rate securities, the Company obtains pricing information from quoted market prices, pricing vendors or quotes from brokers/dealers. The Company conducts reviews of its primary pricing vendors to determine whether the inputs used in the vendor’s pricing processes are deemed to be observable.

The fair value of U.S. Treasury securities and government-related securities, corporate bonds and notes and common and preferred stock are generally determined using standard observable inputs, including reported trades, quoted market prices, matrix pricing, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets and/or benchmark securities.

The fair value of debt and equity funds is reported at published net asset values. The Company assesses the daily frequency and size of transactions at published net asset values and/or the fund’s underlying holdings to determine whether fair value is based on observable or unobservable inputs.

The fair value of highly rated mortgage- and asset-backed securities is derived from the use of matrix pricing (prices for similar securities) or, in some cases, cash flow pricing models with observable inputs such as contractual terms, maturity, credit rating and/or securitization structure to determine the timing and amount of future cash flows. Certain mortgage- and asset-backed securities, principally those rated below AAA, may require the use of significant unobservable inputs to estimate fair value, such as default likelihood, recovery rates and prepayment speed.

The fair value of auction rate securities is estimated by the Company using a discounted cash flow model that incorporates transaction details such as contractual terms, maturity and timing and amount of future cash flows, as well as assumptions related to liquidity, default likelihood and recovery, the future state of the auction rate market and credit valuation adjustments of market participants. Though certain of the securities held by the Company are pools of student loans guaranteed by the U.S. government, prepayment speeds and illiquidity discounts are considered significant unobservable inputs. These additional inputs are generally unobservable, and therefore, auction rate securities are included in Level 3.

Derivative Instruments.    Derivative instruments include foreign currency option and forward contracts to manage foreign exchange risk for certain foreign currency transactions and certain balances denominated in a foreign currency; option, forward and swap contracts to acquire or reduce foreign exchange risk and/or equity, prepayment and credit risks for portfolios of marketable securities classified as trading; warrants to purchase common stock of other companies at fixed prices; and written put options to repurchase shares of the Company’s common stock at fixed prices. Derivative instruments that are traded on an exchange are valued using quoted market prices and are included in Level 1. Derivative instruments that are not traded on an exchange are valued using conventional calculations/models that are primarily based on observable inputs, such as foreign currency exchange rates, the Company’s stock price, volatilities and interest rates, and therefore, such derivative instruments are included in Level 2.

Other Investments and Other Liabilities.    Other investments and other liabilities included in Level 1 are comprised of the Company’s deferred compensation plan liability and related assets, which are invested in mutual funds. Other liabilities included in Level 3 were comprised of put rights held by third parties representing

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interests in certain of the Company’s subsidiaries. These put rights were terminated during the third quarter of fiscal 2012 and were previously valued with a conventional option pricing model using significant unobservable inputs.

Activity between Levels of the Fair Value Hierarchy.    There were no significant transfers between Level 1 and Level 2 during fiscal 2012 or 2011. When a determination is made to classify an asset or liability within Level 3, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. The following table includes the activity for marketable securities and other liabilities classified within Level 3 of the valuation hierarchy (in millions):

	2012			2011
	Auction Rate Securities	Other Marketable Securities	Other Liabilities	Auction Rate Securities	Other Marketable Securities	Other Liabilities
Beginning balance of Level 3	$124	$27	$7	$126	$18	$—
Total realized and unrealized gains or losses:
Included in investment income, net	—	5	(7)	—	2	(1)
Included in other comprehensive income	—	7	—	2	(1)	—
Purchases	—	149	—	4	6	—
Issuances	—	—	—	—	—	8
Settlements	(6)	(28)	—	(8)	(6)	—
Transfers into Level 3	—	43	—	—	8	—

Ending balance of Level 3	$118	$203	$—	$124	$27	$7

The Company recognizes transfers into and out of levels within the fair value hierarchy at the end of the fiscal month in which the actual event or change in circumstances that caused the transfer occurs. Transfers into Level 3 in fiscal 2012 and 2011 primarily consisted of debt securities with significant inputs that became unobservable as a result of an increased likelihood of a shortfall in contractual cash flows or a significant downgrade in credit ratings.

Nonrecurring Fair Value Measurements.    The Company measures certain assets at fair value on a nonrecurring basis. These assets include cost and equity method investments when they are deemed to be other-than-temporarily impaired, assets acquired and liabilities assumed in an acquisition or in a nonmonetary exchange, and property, plant and equipment and intangible assets that are written down to fair value when they are held for sale or determined to be impaired. During fiscal 2012 and 2011, goodwill related to the Company’s Firethorn division was written down to implied fair value resulting in impairment charges of $23 million and $114 million, respectively. The impairment charges were recorded in other operating expenses. At September 30, 2012, the carrying value of the Firethorn division’s goodwill was $17 million. During fiscal 2012, certain equipment related to the Company’s QMT division was written down to its implied fair value of $26 million, resulting in an impairment charge of $54 million (Note 2). The estimation of fair values and cash flows used in these fair value measurements required the use of significant unobservable inputs, and as a result, the fair value measurements were classified as Level 3. During fiscal 2012, 2011 and 2010, the Company did not have any other significant assets or liabilities that were measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.    Marketable Securities

Marketable securities were comprised as follows (in millions):

	Current		Noncurrent
	September 30, 2012	September 25, 2011	September 30, 2012	September 25, 2011
Trading:
U.S. Treasury securities and government-related securities	$196	$—	$254	$—
Corporate bonds and notes	283	—	176	—
Mortgage- and asset-backed securities	—	—	120	—

Total trading	479	—	550	—

Available-for-sale:
U.S. Treasury securities and government-related securities	$362	$516	$592	$6
Corporate bonds and notes	4,554	3,665	7,570	4,900
Mortgage- and asset-backed securities	1,157	606	241	99
Auction rate securities	—	—	118	124
Common and preferred stock	57	76	2,030	1,713
Equity funds	—	—	1,126	845
Debt funds	1,958	1,327	1,716	1,098

Total available-for-sale	8,088	6,190	13,393	8,785

Fair value option:
Debt fund	—	—	520	476

Total marketable securities	$8,567	$6,190	$14,463	$9,261

The Company holds an investment in a debt fund for which the Company elected the fair value option because the Company is able to redeem its shares at net asset value, which is determined daily. The investment would have otherwise been recorded using the equity method. The debt fund has no single maturity date. At September 30, 2012, the Company had an effective ownership interest in the debt fund of 22%. Increases in fair value associated with this investment of $45 million and $9 million were recognized in net investment income in fiscal 2012 and 2011, respectively.

Net gains recognized on debt securities classified as trading still held at September 30, 2012 were $22 million for fiscal 2012. The Company did not hold any securities classified as trading during fiscal 2011.

At September 30, 2012, the contractual maturities of available-for-sale debt securities were as follows (in millions):

Years to Maturity				No Single Maturity Date	Total
Less Than One Year	One to Five Years	Five to Ten Years	Greater Than Ten Years
$ 535	$ 7,633	$ 3,573	$ 1,336	$ 5,191	$ 18,268

Debt securities with no single maturity date included debt funds, corporate bonds and notes, mortgage- and asset-backed securities and auction rate securities.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recorded realized gains and losses on sales of available-for-sale securities as follows (in millions):

Fiscal Year	Gross Realized Gains	Gross Realized Losses	Net Realized Gains
2012	$296	$(25)	$271
2011	356	(30)	326
2010	415	(31)	384

Available-for-sale securities were comprised as follows (in millions):

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
September 30, 2012
Equity securities	$2,599	$628	$(14)	$3,213
Debt securities (including debt funds)	17,714	573	(19)	18,268

	$20,313	$1,201	$(33)	$21,481

September 25, 2011
Equity securities	$2,426	$278	$(70)	$2,634
Debt securities (including debt funds)	12,179	294	(132)	12,341

	$14,605	$572	$(202)	$14,975

The following table shows the gross unrealized losses and fair values of the Company’s investments in individual securities that are classified as available-for-sale and have been in a continuous unrealized loss position deemed to be temporary for less than 12 months and for more than 12 months, aggregated by investment category (in millions):

	September 30, 2012
	Less than 12 months		More than 12 months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds and notes	$723	$(8)	$256	$(9)
Mortgage- and asset-backed securities	143	(1)	7	—
Auction rate securities	—	—	115	(1)
Common and preferred stock	105	(5)	9	—
Equity funds	64	(4)	36	(5)

	$1,035	$(18)	$423	$(15)

	September 25, 2011
	Less than 12 months		More than 12 months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds and notes	$3,576	$(125)	$59	$(3)
Auction rate securities	3	—	121	(2)
Common and preferred stock	495	(43)	4	—
Equity funds	255	(27)	—	—
Debt funds	153	(2)	1	—

	$4,482	$(197)	$185	$(5)

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At September 30, 2012, the Company concluded that the unrealized losses on its available-for-sale securities were temporary. Further, for common and preferred stock and for equity and debt funds with unrealized losses, the Company has the ability and the intent to hold such securities until they recover, which is expected to be within a reasonable period of time. For debt securities with unrealized losses, the Company does not have the intent to sell, nor is it more likely than not that the Company will be required to sell, such securities before recovery or maturity.

The following table shows the activity for the credit loss portion of other-than-temporary impairments on debt securities held by the Company (in millions):

	2012	2011	2010
Beginning balance of credit losses	$46	$109	$170
Reductions in credit losses related to securities the Company intends to sell	(1)	(40)	—
Credit losses recognized on securities previously not impaired	5	2	1
Additional credit losses recognized on securities previously impaired	2	—	1
Reductions in credit losses related to securities sold	(21)	(20)	(39)
Accretion of credit losses due to an increase in cash flows expected to be collected	—	(5)	(24)

Ending balance of credit losses	$31	$46	$109

Note 13.    Summarized Quarterly Data (Unaudited)

The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below presents quarterly data for fiscal 2012 and 2011 (in millions, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2012
Revenues(1)	$4,681	$4,943	$4,626	$4,871
Operating income(1)	1,551	1,514	1,382	1,235
Income from continuing operations(1)	1,400	1,438	1,206	1,240
Discontinued operations, net of tax(1)	(5)	761	(3)	23
Net income(1)	1,395	2,199	1,203	1,263
Net income attributable to Qualcomm(1)	1,401	2,230	1,207	1,271
Basic earnings per share attributable to Qualcomm(2):
Continuing operations	$0.83	$0.86	$0.70	$0.73
Discontinued Operations	$—	$0.45	$—	$0.02
Net income	$0.83	$1.31	$0.70	$0.75
Diluted earnings per share attributable to Qualcomm(2):
Continuing operations	$0.81	$0.84	$0.69	$0.72
Discontinued Operations	$—	$0.44	$—	$0.01
Net income	$0.81	$1.28	$0.69	$0.73
2011
Revenues(1)	$3,348	$3,870	$3,623	$4,117
Operating income(1)	1,247	1,430	1,113	1,238
Income from continuing operations(1)	1,252	1,264	985	1,055
Discontinued operations, net of tax(1)	(82)	(269)	44	(6)
Net income(1)	1,170	995	1,029	1,049
Net income attributable to Qualcomm(1)	1,170	999	1,035	1,056
Basic earnings (loss) per share attributable to Qualcomm(2):
Continuing operations	$0.77	$0.76	$0.59	$0.63
Discontinued operations	$(0.05)	$(0.16)	$0.03	$—
Net income	$0.72	$0.60	$0.62	$0.63
Diluted earnings (loss) per share attributable to Qualcomm(2):
Continuing operations	$0.76	$0.75	$0.58	$0.62
Discontinued operations	$(0.05)	$(0.16)	$0.03	$—
Net income	$0.71	$0.59	$0.61	$0.62

(1)	Amounts are rounded to millions each quarter. Therefore, the sum of the quarterly amounts may not equal the annual amounts reported.

(2)	Earnings per share attributable to Qualcomm are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly earnings per share amounts may not equal the annual amounts reported.

APPENDIX 2

Corporate Directory

EXECUTIVE OFFICERS

Dr. Paul E. Jacobs

Chairman of the Board and

Chief Executive Officer

Steven R. Altman

Vice Chairman

Derek K. Aberle

Executive Vice President and Group President

Cristiano R. Amon

Executive Vice President, Qualcomm

Technologies, Inc. and Co-President,

Qualcomm Mobile & Computing

Andrew M. Gilbert

Executive Vice President, European

Innovation Development, Qualcomm Europe, Inc.

Matthew S. Grob

Executive Vice President, Qualcomm

Technologies, Inc. and Chief Technology Officer

Margaret L. “Peggy” Johnson

Executive Vice President, Qualcomm

Technologies, Inc. and President,

Global Market Development

William E. Keitel

Executive Vice President and

Chief Financial Officer

James P. Lederer

Executive Vice President, Qualcomm

Technologies, Inc. and General

Manager, QCT

Steven M. Mollenkopf

President and Chief Operating Officer

Dr. Venkata S.M. “Murthy” Renduchintala

Executive Vice President, Qualcomm

Technologies, Inc. and Co-President,

Qualcomm Mobile & Computing

Donald J. Rosenberg

Executive Vice President, General Counsel and Corporate Secretary

Dr. Daniel L. Sullivan

Executive Vice President, Human Resources

Dr. James H. Thompson

Executive Vice President, Engineering, Qualcomm Technologies, Inc.

BOARD OF DIRECTORS

Barbara T. Alexander

Member: Audit and Compensation Committees

Title: Independent Consultant

Stephen M. Bennett

Chair: Compensation Committee

Title: Chairman, Chief Executive Officer and President, Symantec Corporation

Sir Donald G. Cruickshank

Member: Audit and Finance Committees

Title: Chairman, Audioboo Ltd.

Raymond V. Dittamore

Chair: Audit Committee

Title: Retired Audit Partner, Ernst & Young LLP

Dr. Susan Hockfield

Title: President Emerita and Professor of Neuroscience, Massachusetts Institute of Technology

Thomas W. Horton

Title: Chairman, Chief Executive Officer and President, AMR Corporation

Dr. Paul E. Jacobs

Title: Chairman of the Board and Chief Executive Officer, Qualcomm Incorporated

Dr. Robert E. Kahn

Member: Finance Committee

Title: Chairman, Chief Executive Officer and President, Corporation for National Research Initiatives

Sherry Lansing

Chair: Governance Committee

Title: Founder and Chair, The Sherry Lansing Foundation

Duane A. Nelles

Chair: Finance Committee

Title: Self-Employed, Personal Investment Business

Dr. Francisco Ros

Member: Governance Committee

Title: Founder and President, First International Partners, S.L.

General Brent Scowcroft

Member: Governance Committee

Title: President, The Scowcroft Group

Marc I. Stern

Member: Compensation Committee

Title: Vice Chairman, The TCW

Group, Inc. and Chairman, Société Générale’s Global Investment Management and Services North America Unit

DIRECTORS EMERITI

Adelia A. Coffman

Co-Founder and Director Emeritus

Dr. Irwin Mark Jacobs

Founding Chairman and CEO Emeritus

As of January 2013.

B-1

APPENDIX 3

Reconciliation of Adjusted Non-GAAP Results to GAAP Results

(In millions)

	Adjusted Non-GAAP Results	Adjustments (1)	Non-GAAP	Share-Based Compensation	Acquisition- Related Items (2)	QSI	GAAP
Fiscal 2012
Revenues	$19,121	$—	$19,121	$—	$—	$—	$19,121
Operating income (loss)	7,100	—	7,100	(1,035)	(267)	(116)	5,682

Fiscal 2011
Revenues	$14,320	$637	$14,957	$—	$—	$—	$14,957
Operating income (loss)	5,819	265	6,084	(813)	(208)	(37)	5,026

Fiscal 2010
Revenues	$10,982	$—	$10,982	$—	$—	$—	$10,982
Operating income (loss)	4,316	—	4,316	(597)	(3)	11	3,727

(1)	For fiscal 2011, the Compensation Committee adjusted Non-GAAP revenues and Non-GAAP operating income to exclude (1) certain revenues resulting from agreements with two licensees to settle ongoing disputes; (2) revenues and operating income related to Atheros Communications, Inc., which was renamed Qualcomm Atheros, Inc. (Atheros), that were included in Qualcomm’s Non-GAAP results since the date Atheros was acquired in May 2011; and (3) charitable contributions resulting from the establishment of the Qualcomm Charitable Foundation.

(2)	In addition to our historical practice of excluding acquired in-process research and development expenses from Non-GAAP results, we began excluding recognition of the step-up of inventories to fair value and amortization of certain intangible assets starting with acquisitions completed in the third quarter of fiscal 2011.

C-1

APPENDIX 4

QUALCOMM Incorporated

2006 Long-Term Incentive Plan

i

(continued)

ii

(continued)

iii

QUALCOMM Incorporated

2006 Long-Term Incentive Plan

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The QUALCOMM Incorporated 2006 Long-Term Incentive Plan (the “Plan”) was adopted December 5, 2005, and approved by the stockholders of the Company on March 7, 2006. The Plan is a restatement of the Company’s 2001 Stock Option Plan. The Plan is also a successor to the Company’s 1991 Stock Option Plan and the Company’s 2001 Non-Employee Directors’ Stock Option Plan and its predecessor plan (the “Prior Plans”) and the source of shares for the Company’s Executive Retirement Matching Contribution Plan (“ERMCP”). This amendment and restatement of the Plan is adopted December 2, 2012, subject to approval by the stockholders of the Company at the 2013 Annual Meeting.

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Participating Company Group, by motivating such persons to contribute to the growth and profitability of the Participating Company Group, by aligning their interests with interests of the Company’s stockholders, and by rewarding such persons for their services by tying a significant portion of their total compensation package to the success of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Shares, Performance Units, Restricted Stock Units, Deferred Compensation Awards and other Stock-Based Awards as described below. The Plan is also a source for the issuance of shares pursuant to the ERMCP.

1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, Awards shall not be granted later than March 7, 2018. The Company intends that the Plan comply with Section 409A of the Code (including any amendments to or replacements of such section), and the Plan shall be so construed.

2.	DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b) “Award” means any Option, SAR, Restricted Stock Award, Performance Share, Performance Unit, Restricted Stock Unit or Deferred Compensation Award or other Stock-Based Award granted under the Plan or an award of shares pursuant to the ERMCP.

(c) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(d) “Board” means the Board of Directors of the Company.

(e) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 2.1(z)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. The Board shall determine in its discretion whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related. Notwithstanding the preceding sentence, a Change in Control shall not include a Spinoff Transaction.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(g) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers. The Committee shall have the exclusive authority to administer the Plan and shall have all of the powers granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(h) “Company” means QUALCOMM Incorporated, a Delaware corporation, or any Successor.

(i) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company.

(j) “Deferred Compensation Award” means an Award of Stock Units granted to a Participant pursuant to Section 11 of the Plan.

(k) “Director” means a member of the Board or of the board of directors of any Participating Company.

(l) “Disability” means the Participant has been determined by the long-term disability insurer of the Participating Company Group as eligible for disability benefits under the long-term disability plan of the Participating Company Group or the Participant has been determined eligible for Supplemental Security Income benefits by the Social Security Administration of the United States of America; provided, however that with respect to Nonemployee Director Awards, “Disability” means the Participant has been determined eligible for Supplemental Security Income benefits by the Social Security Administration of the United States of America and also means the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the duties of the Participant’s position with the Participating Company Group because of sickness or other physical or mental incapacity.

(m) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(n) “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee as permitted under this Section 2.1(p), if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on such national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable, and, if there is no such closing price on the day of determination, the Fair Market Value of a share of Stock under this Section 2.1(p)(i) shall be the closing price of a share of Stock on the next trading day following the day of determination.

(ii) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days; provided, however, that, for purposes of determining the exercise price of Options (under Section 6.1) or SARs (under Section 7.2), the Fair Market Value shall not be less than the Fair Market Value determined under Section 2.1(p)(i). The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan.

(iii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(q) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(r) “Insider” means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(s) “Non-Control Affiliate” means any entity in which any Participating Company has an ownership interest and which the Committee shall designate as a Non-Control Affiliate.

(t) “Nonemployee Director” means a Director who is not an Employee.

(u) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.

(v) “Normal Retirement Age” means the date on which a Participant has attained the age of sixty (60) years and has completed ten years of continuous Service; provided, however, that with respect to Nonemployee Director Awards, “Normal Retirement Age” means the date on which a Participant has attained the age of seventy (70) years and has completed nine years of continuous Service.

(w) “Officer” means any person designated by the Board as an officer of the Company.

(x) “Option” means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(y) “Option Expiration Date” means the date of expiration of the Option’s term as set forth in the Award Agreement.

(z) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(aa) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(bb) “Participant” means any eligible person who has been granted one or more Awards.

(cc) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(dd) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(ee) “Performance Award” means an Award of Performance Shares or Performance Units.

(ff) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(gg) “Performance Goal” means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.

(hh) “Performance Period” means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.

(ii) “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

(jj) “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

(kk) “Restricted Stock Award” means an Award of Restricted Stock.

(ll) “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 or Section 11 of the Plan, respectively, to receive a share of Stock on a date determined in accordance with the provisions of Section 10 or Section 11, as applicable, and the Participant’s Award Agreement.

(mm) “Restriction Period” means the period established in accordance with Section 8.4 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(nn) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(oo) “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment in any combination of shares of Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

(pp) “Section 162(m)” means Section 162(m) of the Code.

(qq) “Securities Act” means the Securities Act of 1933, as amended.

(rr) “Service” means

(i) a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, only to such extent as may be provided by the Company’s leave policy, a Participant’s Service with the Participating Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other leave of absence approved by the Company. Notwithstanding the foregoing, a leave of absence shall be treated as Service for purposes of vesting only to such extent as may be provided by the Company’s leave policy. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company; except, and only for purposes of this Plan, if the entity for which Participant performs Service is a Subsidiary Corporation and ceases to be a Participating Company as a result of the distribution of the voting stock of such Subsidiary Corporation to the shareholders of the Company, Service shall not be deemed to have terminated as a result of such distribution. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(ii) Notwithstanding any other provision of this Section, a Participant’s Service shall not be deemed to have terminated merely because the Participating Company for which the Participant renders Service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, nor shall Service be deemed to have terminated upon resumption of Service from the Spinoff Company to a Participating Company. For all purposes under this Plan, and only for purposes of this Plan, a Participant’s Service shall include Service, whether in the capacity of an Employee, Director or a Consultant, for the Spinoff Company provided a Participant was employed by the Participating Company Group immediately prior to the Spinoff Transaction.

In the event that the Participating Company for which Participant renders Service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, the Company shall have the authority to impose any restrictions, including but not limited to, with respect to the method of payment of the exercise price of the Options held by such individuals, if the Company determines that such restrictions are necessary to comply with applicable local laws.

Further, notwithstanding the foregoing, if the Participant resides outside the United States and the Participating Company for which the individual renders Service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, the Company may consider such individual to have terminated his or her Service if it determines that there are material adverse tax, securities law or other regulatory consequences to the Participant, the Company or the former Participating Company as a result of the Spinoff Transaction. In this circumstance, the Company will, in its discretion, (i) equitably adjust the Participant’s Option to ensure that he or she maintains equivalent Option rights over the shares of common stock of the Spinoff Company for which he or she is employed following the Spinoff Transaction, or (ii) determine that the Participant’s Options shall fully vest and be fully exercisable and shall terminate if not exercised prior to such Spinoff Transaction or (iii) take any other action that, in its discretion, does not impair the rights of such Participant with respect to the Option.

(ss) “Spinoff Company” means a Participating Company which ceases to be such as a result of a Spinoff Transaction.

(tt) “Spinoff Transaction” means a transaction in which the voting stock of an entity in the Participating Company Group is distributed to the shareholders of a parent corporation as defined by Section 424(e) of the Code, of such entity.

(uu) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.

(vv) “Stock-Based Awards” means any Award that is valued in whole or in part by reference to, or is otherwise based on, the Stock, including dividends on the Stock, but not limited to those Awards described in Sections 6 through 11 of the Plan.

(ww) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(xx) “Successor” means a corporation into or with which the Company is merged or consolidated or which acquires all or substantially all of the assets of the Company and which is designated by the Board as a Successor for purposes of the Plan.

(yy) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(zz) “Vesting Conditions” mean those conditions established in accordance with Section 8.4 or Section 10.2 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4 Committee Complying with Section 162(m). While the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

3.5 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;

(b) to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.2) as the replaced Option and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee;

(j) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;

(k) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and

(l) to delegate to any proper Officer the authority to grant, amend, modify, extend, cancel or renew one or more Awards, without further approval of the Committee, to any person eligible pursuant to Section 5, other than a person who, at the time of such grant, is an Insider; provided, however, that (i) the exercise price per share of each such Option shall be equal to the Fair Market Value per share of the Stock on the effective date of grant, and (ii) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

3.7 Arbitration. Any dispute or claim concerning any Awards granted (or not granted) pursuant to this Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in San Diego, California. By accepting an Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

3.8 Repricing Prohibited. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefore of new Options or SARs having a lower exercise price or (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof. This paragraph shall not be construed to apply to the issuance or assumption of an Award in a transaction to which Code section 424(a) applies, within the meaning of Section 424 of the Code.

4.	SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 573,284,432 and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. The share reserve, determined at any time, shall be reduced by the number of shares subject to Prior Plan Options and shares issued under the ERMCP. Any shares of Stock subject to Prior Plan Option shall again be available for issuance under the Plan only if the Prior Plan Option is terminated or cancelled but not if it expires. Any shares of Stock that are subject to Awards of Options or SARs without a related Dividend Equivalent shall be counted against the limit as one (1) share for every one (1) share granted. Any shares of Stock that are subject to Awards (other than Options or SARs without a related Dividend Equivalent) granted on or after March 8, 2011, shall be counted against this limit as two (2) shares for every one (1) share granted. If an outstanding Award, excluding Prior Plan Options, for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase, and shares issued under the ERMCP, are forfeited to the Company, the shares of Stock allocable to the terminated portion of such Award or such forfeited shares of Stock shall again be available for issuance under the Plan. Any shares of Stock that again become available for issuance pursuant to this Section 4.1 shall be added back as one (1) share if such shares were subject to Options without a Dividend Equivalent or SARs granted under the Plan or under a Prior Plan and, with respect to any shares, as two (2) shares if such shares were subject to Awards (other than Options without a Dividend Equivalent or SARs) granted under the Plan or a Prior Plan and again become available pursuant to this Section 4.1 on or after March 8, 2011. Notwithstanding anything to the contrary contained herein: (i) shares of Stock tendered in payment of an Option shall not be added to the aggregate plan limit described above; (ii) shares of Stock withheld by the Company to satisfy any tax withholding obligation shall not be added to the aggregate plan limit described above; (iii) shares of Stock that are repurchased by the Company with Option proceeds shall not be added to the aggregate plan limit described above; and (iv) all shares of Stock covered by an SAR, to the extent that it is exercised and settled in shares of Stock, and whether or not shares of Stock are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan.

4.2 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, and in connection with the ERMCP, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number. The Committee in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5.	ELIGIBILITY AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are offered to be granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.

5.2 Participation. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Incentive Stock Option Limitations.

(a) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

(b) Fair Market Value Limitation. To the extent that Options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such Options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

5.4 Award Limits.

(a) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed 226,239,821 shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Section 4.2 and further subject to the limitation set forth in Section 5.4(b) below.

(b) Limits on Full Value Awards. Except for shares granted under the Executive Retirement Matching Contribution Plan, any Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards or Stock-Based Awards based on the full value of shares of Stock (“Full Value Awards”), which vest on the basis of the Participant’s continued Service, shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Full Value Awards which vest upon the Participant’s attainment of Performance Goals shall provide for a Performance Period of at least twelve (12) months. There shall be no acceleration of vesting of such Full Value Awards at a rate more rapid than annual pro rata vesting over a three (3) year period, except in connection with death, Disability, retirement at or after Normal Retirement Age or a Change in Control. Notwithstanding any contrary provision of the Plan, a maximum of five percent (5%) of the shares authorized for issuance under the Plan may be issued as Awards without regard to the limitations of this Section 5.4(b).

(c) Section 162(m) Award Limits. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).

(i) Options and SARs. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than 3,000,000 shares of Stock reserved for issuance under the Plan.

(ii) Restricted Stock and Restricted Stock Unit Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than 1,000,000 shares of Stock reserved for issuance under the Plan.

(iii) Performance Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted (1) Performance Shares which could result in such Employee receiving more than 1,000,000 shares of Stock reserved for issuance under the Plan for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Performance Units which could result in such Employee receiving more than $8,000,000 for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Award for the same Performance Period.

6.	TERMS AND CONDITIONS OF OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2 Exercisability and Term of Options.

(a) Option Vesting and Exercisability. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option offered or be granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions, or the terms of the Plan.

(b) Participant Responsibility for Exercise of Option. Each Participant is responsible for taking any and all actions as may be required to exercise any Option in a timely manner, and for properly executing any documents as may be required for the exercise of an Option in accordance with such rules and procedures as may be established from time to time. By signing an Option Agreement each Participant acknowledges that information regarding the procedures and requirements for the exercise of any Option is available upon such Participant’s request. The Company shall have no duty or obligation to notify any Participant of the expiration date of any Option.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) provided that the Participant is an Employee, and not an Officer or Director (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System) and in the Company’s sole and absolute discretion at the time the Option is exercised, by delivery of the Participant’s promissory note in a form approved by the Company for the aggregate exercise price, provided that, if the Company is incorporated in the State of Delaware, the Participant shall pay in cash that portion of the aggregate exercise price not less than the par value of the shares being acquired, (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s Stock.

(ii) Payment by Promissory Note. No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Committee shall determine. The Committee shall have the authority to permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Committee, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

6.4 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time periods provided in the Award Agreement.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an Option within the applicable time periods is prevented by the provisions of Section 14 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c) Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

7.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option.

(b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR. No SAR shall become fully vested in a period of less than three (3) years from the date of grant, other than in connection with a termination of Service or a Change in Control or the case of an SAR granted to a Nonemployee Director.

7.4 Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

7.5 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only as provided in the Award Agreement.

7.6 Nontransferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the exercise of an SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

8.	TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may or may not require the payment of cash compensation for the Stock. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

8.2 Purchase Price. The purchase price, if any, for shares of Stock issuable under each Restricted Stock Award and the means of payment shall be established by the Committee in its discretion.

8.3 Purchase Period. A Restricted Stock Award requiring the payment of cash consideration shall be exercisable within a period established by the Committee; provided, however, that no Restricted Stock Award granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.

8.4 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in the Award Agreement or as provided in Section 8.7. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder.

8.5 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.4 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.6 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or Disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service in exchange for the payment of the purchase price, if any, paid by the Participant. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.7 Nontransferability of Restricted Stock Award Rights. Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Types of Performance Awards Authorized. Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

9.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share. Each Performance Unit shall have an initial value determined by the Committee. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

9.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. To the extent compliance with the requirements under Section 162(m) with respect to “performance-based compensation” is desired, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

9.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a) Performance Measures. Performance Measures may be one or more of the following, as determined by the Committee: (i) revenues; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) earnings before tax; (vi) earnings before interest, taxes and depreciation and amortization; (vii) net income; (viii) expenses; (ix) the market price of the Stock; (x) earnings per share; (xi) return on stockholder equity; (xii) return on capital; (xiii) return on net assets; (xiv) economic value added; (xv) market share; (xvi) customer service; (xvii) customer satisfaction; (xviii) safety; (xix) total stockholder return; (xx) free cash flow; or (xxi) such other measures as determined by the Committee consistent with this Section 9.4(a).

(b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

9.5 Settlement of Performance Awards.

(a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award that is not intended to constitute “qualified performance based compensation” to a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. With respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee shall have the discretion to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.

(c) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee.

9.6 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5, except that fractional shares shall be paid in cash within thirty (30) days following the date of settlement of the Performance Share Award. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

9.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a) Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 9.5.

(b) Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award.

9.8 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

10.2 Vesting. Restricted Stock Units may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

10.3 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award, except that fractional shares may be settled in cash within thirty (30) days following the date of settlement of the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

10.4 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or Disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

10.5 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

10.6 Nontransferability of Restricted Stock Unit Awards. Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11.	DEFERRED COMPENSATION AWARDS.

11.1 Establishment of Deferred Compensation Award Programs. This Section 11 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, may establish one or more programs pursuant to the Plan under which:

(a) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to reduce such Participant’s compensation otherwise payable in cash (subject to any minimum or maximum reductions imposed by the Committee) and to be granted automatically at such time or times as specified by the Committee one or more Awards of Stock Units with respect to such numbers of shares of Stock as determined in accordance with the rules of the program established by the Committee and having such other terms and conditions as established by the Committee.

(b) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to be granted automatically an Award of Stock Units with respect to such number of shares of Stock and upon such other terms and conditions as established by the Committee in lieu of:

(i) shares of Stock otherwise issuable to such Participant upon the exercise of an Option;

(ii) cash or shares of Stock otherwise issuable to such Participant upon the exercise of an SAR; or

(iii) cash or shares of Stock otherwise issuable to such Participant upon the settlement of a Performance Award or Performance Unit.

11.2 Terms and Conditions of Deferred Compensation Awards. Deferred Compensation Awards granted pursuant to this Section 11 shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No such Deferred Compensation Award or purported Deferred Compensation Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Deferred Compensation Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

(a) Vesting Conditions. Deferred Compensation Awards shall not be subject to any vesting conditions.

(b) Terms and Conditions of Stock Units.

(i) Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, a Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to date on which Stock Units held by such Participant are settled. Such Dividend Equivalents shall be paid by crediting the Participant with additional whole and/or fractional Stock Units as of the date of payment of such cash dividends on Stock. The method of determining the number of additional Stock Units to be so credited shall be specified by the Committee and set forth in the Award Agreement. Such additional Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Stock Units originally subject to the Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Stock Unit Award so that it represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award.

(ii) Settlement of Stock Unit Awards. A Participant electing to receive an Award of Stock Units pursuant to this Section 11 shall specify at the time of such election a settlement date with respect to such Award. The Company shall issue to the Participant as soon as practicable following the earlier of the settlement date elected by the Participant or the date of termination of the Participant’s Service, a number of whole shares of Stock equal to the number of whole Stock Units subject to the Stock Unit Award. Such shares of Stock shall be fully vested, and the Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares. Any fractional Stock Unit subject to the Stock Unit Award shall be settled by the Company by payment in cash of an amount equal to the Fair Market Value as of the payment date of such fractional share.

(iii) Nontransferability of Stock Unit Awards. Prior to their settlement in accordance with the provision of the Plan, no Stock Unit Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

12.	OTHER STOCK-BASED AWARDS.

In addition to the Awards set forth in Sections 6 through 11 above, the Committee, in its sole discretion, may carry out the purpose of this Plan by awarding Stock-Based Awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate.

13.	EFFECT OF CHANGE IN CONTROL ON OPTIONS AND SARS.

13.1 Accelerated Vesting. The Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and SARs and shares acquired upon the exercise of such Options and SARs upon such conditions and to such extent as the Committee shall determine. The previous sentence notwithstanding such acceleration shall not occur to the extent an Option or SAR is assumed or substituted with a substantially similar award in connection with a Change in Control.

13.2 Assumption or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Participant, either assume the Company’s rights and obligations under outstanding Options and SARs or substitute for outstanding Options and SARs substantially equivalent options or stock appreciation rights for the Acquiring Corporation’s stock. Any Options or SARs which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option or SAR prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Award Agreement evidencing such Award except as otherwise provided in such Award Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options or SARs immediately prior to an Ownership Change Event described in Section 2.1(z)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options and SARs shall not terminate unless the Board otherwise provides in its discretion.

13.3 Effect of Change in Control on Awards Other Than Options and SARs. The Committee may, in its discretion, provide in any Award Agreement evidencing any Award other than an Option or SAR that, in the event of a Change in Control, the lapsing of any applicable Vesting Condition, vesting restriction, Restriction Period, Performance Goal or other limitation applicable to the Award or the Stock subject to such Award held by a Participant whose Service has not terminated prior to the Change in Control shall be accelerated and/or waived, effective immediately prior to the consummation of the Change in Control, to such extent as specified in such Award Agreement; provided, however, that such acceleration or waiver shall not occur to the extent an Award is assumed or substituted with a substantially equivalent Award in connection with the Change in Control. Any acceleration, waiver or the lapsing of any restriction that was permissible solely by reason of this Section 13.3 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.

14.	COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15.	TAX WITHHOLDING.

15.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a cashless exercise or net exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

15.2 Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

16.	AMENDMENT OR TERMINATION OF PLAN.

The Board or the Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Board or the Committee. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.

17.	MISCELLANEOUS PROVISIONS.

17.1 Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

17.2 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

17.3 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

17.4 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

17.5 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

17.6 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

17.7 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

17.8 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan. Each Participating Company shall be responsible for making benefit payments pursuant to the Plan on behalf of its Participants or for reimbursing the Company for the cost of such payments, as determined by the Company in its sole discretion. In the event the respective Participating Company fails to make such payment or reimbursement, a Participant’s (or other individual’s) sole recourse shall be against the respective Participating Company, and not against the Company. A Participant’s acceptance of an Award pursuant to the Plan shall constitute agreement with this provision.

QUALCOMM INCORPORATED

5775 MOREHOUSE DRIVE

N-510F

SAN DIEGO, CA 92121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 4, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 4, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY. THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M51044-P32230	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

    QUALCOMM INCORPORATED

The Board of Directors recommends you vote FOR the following proposals: Vote on Directors
1. To elect 11 directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed.

Nominees:	For	Against	Abstain

1a. Barbara T. Alexander	☐	☐	☐

1b. Donald G. Cruickshank	☐	☐	☐

1c. Raymond V. Dittamore	☐	☐	☐

1d. Susan Hockfield	☐	☐	☐

1e. Thomas W. Horton	☐	☐	☐

1f. Paul E. Jacobs	☐	☐	☐

1g. Sherry Lansing	☐	☐	☐

1h. Duane A. Nelles	☐	☐	☐

1i. Francisco Ros	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	For	Against	Abstain

1j. Brent Scowcroft	☐	☐	☐

1k. Marc I. Stern	☐	☐	☐

Vote on Proposals

2. To approve the 2006 Long-Term Incentive Plan, as amended, which includes an increase in the share reserve by 90,000,000 shares.	☐	☐	☐

3. To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 29, 2013.	☐	☐	☐

4. Advisory approval of the Company’s executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be held on March 5, 2013:

The Notice and Proxy Statement is available at www.proxyvote.com.

M51045-P32230

PROXY	QUALCOMM INCORPORATED	PROXY
PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 5, 2013

The undersigned, revoking all prior proxies, hereby appoints Paul E. Jacobs and Donald J. Rosenberg, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of QUALCOMM Incorporated (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 5, 2013 at 9:30 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, the shares will be voted in accordance with the recommendations of the Board of Directors.

YOUR VOTE IS IMPORTANT. If you will not be voting by telephone or the Internet, you are to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage-prepaid if mailed in the United States.

(Continued and to be signed on reverse side.)